As filed with the Securities and Exchange Commission on February 16, 2012

Registration No. 333-179303

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2331986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Zalman

Chairman and Chief Executive Officer

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charlotte M. Rasche Bracewell & Giuliani LLP South Tower Pennzoil Place 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 223-2300 (713) 221-2165 (Fax)	Chet Fenimore Fenimore, Kay, Harrison & Ford, LLP 111 Congress Avenue, Suite 820 Austin, Texas 78701 (512) 583-5900 (512) 583-5940 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated February 16, 2012

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of shareholders of The Bank Arlington, referred to herein as the Bank, to be held on March 22, 2012 at 6:00 p.m. at 4110 S. Bowen Road, Arlington, Texas 76016. At this important meeting, you will be asked to consider and vote on the approval of a reorganization agreement which provides for the merger of the Bank with and into Prosperity Bank, a Texas banking association and wholly owned subsidiary of Prosperity Bancshares, Inc., referred to herein as Prosperity. If the merger is completed, all outstanding shares of Bank stock will be converted into an aggregate of 138,600 shares of Prosperity common stock, subject to adjustment, including the possible addition of a limited amount of cash consideration, under certain circumstances as set forth in the reorganization agreement. Based on 645,659 shares of Bank common stock issued and outstanding as of February 15, 2012, referred to herein as Bank stock, holders of Bank stock will receive 0.2147 shares of Prosperity common stock, subject to adjustment, for each share they own. Based on 47,233,431 shares of Prosperity common stock issued and outstanding as of February 15, 2012, after completion of the merger, we expect that current Prosperity shareholders will own approximately 99.71% of the combined company and shareholders of the Bank will own approximately 0.29% of the combined company.

Prosperity’s common stock is listed on the New York Stock Exchange under the symbol “PB.” Based on the closing price of Prosperity common stock on February 14, 2012 of $40.26, without giving effect to any potential adjustment based on the average closing price of Prosperity common stock pursuant to the reorganization agreement as discussed in more detail in this proxy statement/prospectus, shareholders of the Bank would receive merger consideration with a value of approximately $8.64 for each share of Bank stock they own. We enthusiastically support the merger and recommend that you vote in favor of the reorganization agreement.

We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of at least two-thirds of the outstanding shares of Bank stock approve the reorganization agreement. We are asking our shareholders to consider and vote on this reorganization proposal at a special meeting of shareholders. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to the Bank. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the reorganization agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the reorganization agreement.

This document contains a more complete description of the special meeting and the terms of the reorganization agreement and the merger. We urge you to review this entire document carefully. You may also obtain information about Prosperity from documents that Prosperity has filed with the Securities and Exchange Commission.

Billy W. Allen

President and Chief Executive Officer

The Bank Arlington

An investment in Prosperity common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that Prosperity is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated February 16, 2012

and first mailed to shareholders of the Bank on or about February 21, 2012

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prosperity from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is described on page 81 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III, President and Chief Operating Officer

Telephone (713) 693-9300

To obtain timely delivery of the documents before the special meeting of the Bank, you must request the information by March 15, 2012.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of February 16, 2012. There may be changes in the affairs of the Bank or Prosperity since that date, which are not reflected in this document.

The Bank Arlington

4110 S. Bowen Road

Arlington, Texas 76016

(817) 635-2900

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of The Bank Arlington will be held on March 22, 2012 at 6:00 p.m., local time, at 4110 S. Bowen Road, Arlington, Texas 76016, for the following purposes:

1.	To approve the Agreement and Plan of Reorganization, dated as of January 19, 2012, by and among Prosperity Bancshares, Inc., Prosperity Bank and The Bank Arlington pursuant to which the Bank will merge with and into Prosperity Bank, all on and subject to the terms and conditions contained therein; and

2.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on February 15, 2012 will be entitled to notice of and to vote at the meeting.

Shareholders of the Bank have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Bank stock under applicable provisions of the Texas Business Organizations Code. In order for a shareholder of the Bank to perfect his right to dissent, such shareholder must file a written objection to the merger with the Bank prior to the special meeting, vote against the reorganization agreement and must file a written demand with Prosperity within twenty (20) days after the consummation of the merger for payment of the fair value of the shareholder’s shares of Bank stock. A copy of the applicable statutory provisions of the Texas Business Organizations Code is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of the Bank’s Shareholders.”

By Order of the Board of Directors,

Billy W. Allen

President and Chief Executive Officer

Arlington, Texas

February 16, 2012

The board of directors of the Bank unanimously recommends that you vote FOR the approval of the reorganization agreement.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

-i-

(continued)

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

Q:	What are the Bank shareholders being asked to vote upon?

A:	The shareholders of the Bank are being asked to vote upon a proposal to approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of the Bank with and into Prosperity Bank.

Q:	What will happen in the merger?

A:	In the merger, the Bank will be merged with and into Prosperity Bank, with Prosperity Bank being the surviving entity.

Q:	What form of consideration will Bank shareholders receive as a result of the merger?

A:	If the reorganization agreement is approved by the shareholders of the Bank and the merger is subsequently completed, all outstanding shares of Bank stock will be converted into an aggregate of 138,600 shares of Prosperity common stock, subject to adjustment under certain circumstances as set forth in the reorganization agreement. Based on 645,659 shares of Bank stock issued and outstanding as of February 15, 2012, holders of Bank stock will receive 0.2147 shares of Prosperity common stock, subject to adjustment, for each share they own, plus cash in lieu of any fractional share.

The merger consideration is subject to adjustment, including the possible addition of cash consideration, based on the 10 trading day average closing price of the Prosperity common stock in the manner and under the circumstances set forth in the reorganization agreement. The merger consideration is also subject to decrease in the event the Bank’s equity capital on the closing date of the merger is less than $4,000,000 in the manner and under the circumstances set forth in the reorganization agreement.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the second quarter of 2012, although delays could occur.

Q:	When and where will the Bank shareholders’ meeting be held?

A:	The Bank’s shareholders’ meeting is scheduled to take place at 6:00 p.m., local time, on March 22, 2012 at 4110 S. Bowen Road, Arlington, Texas 76016.

Q:	What vote is required to approve the reorganization agreement?

A:	Each holder of Bank stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter presented at the special meeting and any adjournment or postponement of that meeting.

The holders of at least a majority of the shares of Bank stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. Approval of the reorganization agreement by Bank shareholders requires the affirmative vote of the holders of at least two-thirds of the shares of Bank stock outstanding on
February 15, 2012, the record date.

Q:	How does the board of directors of the Bank recommend that I vote?

A:	Our board of directors has unanimously approved and adopted the reorganization agreement and recommends that the shareholders of the Bank vote FOR approval of the reorganization agreement.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of Bank stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/prospectus, simply indicate on the proxy card applicable to your Bank stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares of Bank stock may be represented at the special meeting.

Q:	What happens if I don’t return a proxy card?

A:	Because approval of the reorganization agreement requires affirmative approval of at least two-thirds of the outstanding shares of Bank stock, the failure to return your proxy card will have the same effect as a vote against the reorganization agreement, unless you attend the special meeting in person and vote for approval of the reorganization agreement.

Q:	May I vote in person?

A:	Yes. Even if you have previously completed and returned your proxy card, you may attend the special meeting and vote your shares in person.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting by attending the special meeting and voting your shares in person or by submitting a new proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the reorganization agreement.

Q:	Do I have any rights to avoid participating in the merger?

A:	Yes. You have the right to vote against the proposal to approve the reorganization agreement, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of the Bank’s Shareholders” beginning on page 62. The appraised fair value of your shares of Bank stock may be more or less than the value of the Prosperity common stock and cash, if any, being paid in the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Computershare Investor Services, Prosperity’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your Bank stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact Billy Allen at The Bank Arlington, 4110 S. Bowen Road, Arlington, Texas 76016, telephone (817) 635-2900.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Prosperity, see “Where You Can Find More Information” on page 81. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

Prosperity, a Texas corporation, is a financial holding company pursuant to the Gramm-Leach-Bliley Act (the “GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Through Prosperity Bank, its wholly owned subsidiary bank, Prosperity conducts a complete range of commercial and personal banking activities. Prosperity currently operates a total of one hundred seventy-five (175) full-service banking centers, with fifty-nine (59) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-one (31) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; thirty-four (34) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area. As of September 30, 2011, on a consolidated basis, Prosperity had total assets of $9.6 billion, total loans of $3.7 billion, total deposits of $7.8 billion and shareholders’ equity of $1.5 billion.

The Bank Arlington

4110 S. Bown Road

Arlington, Texas 76016

(817) 635-2900

The Bank Arlington is a Texas banking association which operates from one banking office located in Arlington, Texas. The Bank was chartered in 2006. As of September 30, 2011, the Bank had total assets of $40.3 million, total loans of $19.7 million, total deposits of $35.9 million and shareholders’ equity of $4.3 million.

Proposed Merger of the Bank into Prosperity Bank

We have attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement. It is the legal document that governs the merger.

We propose a merger whereby the Bank will merge with and into Prosperity Bank. Prosperity Bank will be the surviving entity in the merger. Immediately following completion of the merger, the existing office of the Bank will become a full-service banking center of Prosperity Bank. We expect to complete the merger during second quarter of 2012, although delays could occur.

Terms of the Merger of the Bank into Prosperity Bank (page 36)

Pursuant to the terms of the reorganization agreement, all outstanding shares of Bank stock will be converted into an aggregate of 138,600 shares of Prosperity common stock, subject to adjustment. More specifically, the number of shares of Prosperity common stock comprising the merger consideration will be decreased in the event that the average closing price of Prosperity’s common stock for the 10 consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to herein as the average closing price, exceeds $45.45. In addition, if the average closing price of Prosperity’s common stock (a) falls below $37.19 and Prosperity’s common stock underperforms the KBW Bank Index by more than five percent (5%) during that same measurement period or (b) falls below $28.86, without regard to the performance of the KBW Bank Index, Prosperity may adjust the merger consideration to include a cash payment such that the aggregate value of the 138,600 shares of Prosperity common stock and cash equal at least $5,154,257, in the case of (a) above, or $4,000,000, in the case of (b) above. The merger consideration is also subject to decrease in the event that the Bank’s equity capital on the closing date of the merger is less than $4,000,000, in the manner and under the circumstances set forth in the reorganization agreement.

The market price of Prosperity common stock will fluctuate from the date of this proxy statement/ prospectus to the date of completion of the merger, and these fluctuations could result in a decrease of the exchange ratio or the possible addition of cash consideration. Because of the possibility of a decrease to the exchange ratio or the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on the reorganization agreement.

Material Federal Income Tax Consequences (page 57)

The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended. A U.S. holder generally will not recognize gain or loss upon exchanging its Bank stock for Prosperity common stock, except with respect to cash received in lieu of a fractional share of Prosperity common stock. The amount of gain realized will equal the amount by which the cash, if any, plus the fair market value, at the effective time of the merger, of the Prosperity common stock exceeds the basis in the Bank stock to be surrendered in exchange therefor.

This tax treatment may not apply to every shareholder of the Bank. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Opinion of the Bank’s Financial Advisor (page 40)

Commerce Street Capital, LLC has delivered a written opinion to the board of directors of the Bank that, as of the date of the reorganization agreement, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the holders of Bank stock from a financial point of view. We have attached this opinion to this document as Appendix B. The opinion of Commerce Street is not a recommendation to any Bank shareholder as to how to vote on the proposal to approve the reorganization agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Commerce Street in providing its opinion.

Prosperity Plans to Continue to Pay Quarterly Dividends (page 78)

Following the merger, subject to applicable statutory and regulatory restrictions, Prosperity intends to continue its practice of paying quarterly cash dividends. For the fourth quarter of 2011, Prosperity paid a cash dividend of $0.195 per share.

Ownership of Prosperity After the Merger

Pursuant to the reorganization agreement and assuming no adjustment, Prosperity will issue approximately 138,600 shares of its common stock to Bank shareholders in connection with the merger. Based on this assumption, and 47,233,431 shares of Prosperity common stock outstanding as of February 15, 2012, after the completion of the merger, the former Bank shareholders would own approximately 0.29% of the outstanding shares of Prosperity common stock.

Market Prices of Prosperity Common Stock (page 78)

Shares of Prosperity common stock are quoted on the New York Stock Exchange under the symbol “PB.” On January 18, 2012, the last trading day before the merger was announced, Prosperity common stock closed at $41.97 per share. On February 14, 2012, Prosperity common stock closed at $40.26 per share. The market price of Prosperity common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Prosperity common stock. Shares of the Bank are not traded on any established public trading market.

The Bank Special Shareholders’ Meeting (page 34)

The special meeting of shareholders of the Bank will be held on March 22, 2012, at 6:00 p.m., local time, at 4110 S. Bowen Road, Arlington Texas 76016. At the special meeting, you will be asked:

•	to consider and vote upon a proposal to approve the reorganization agreement that provides for the merger of the Bank with and into Prosperity Bank; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting.

Record Date Set at February 15, 2012; At Least Two-Thirds Shareholder Vote Required to Approve the Reorganization Agreement (page 34)

You may vote at the special meeting of Bank shareholders if you owned Bank stock at the close of business on February 15, 2012. You can cast one vote for each share of Bank stock you owned at that time. As of February 15, 2012, there were 645,659 shares of Bank stock issued and outstanding.

Approval of the reorganization agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank stock entitled to vote. If you fail to vote, it will have the effect of a vote against the reorganization agreement.

You may vote your shares of Bank stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of the Bank, or by voting in person at the special meeting.

The Bank’s Reasons for the Merger and Recommendations of the Bank’s Board of Directors (page 39)

Based on the reasons discussed elsewhere in this document, the board of directors of the Bank believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the reorganization agreement. For a discussion of the circumstances surrounding the merger and the factors considered by the Bank’s board of directors in approving the reorganization agreement, see page 39.

Members of the Bank’s Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page 35)

As of December 31, 2011, the directors and executive officers of the Bank (nine persons) were entitled to vote 131,700 shares of Bank stock, or approximately 20.40% of the outstanding shares of the common stock entitled to vote at the special meeting. Each of these directors and executive officers has executed an agreement to vote his or her shares of Bank stock in favor of approval of the reorganization agreement.

Effective Time of the Merger (page 47)

The merger will become effective at the date and time specified in the articles of merger to be issued by the Texas Department of Banking. If the Bank shareholders approve the reorganization agreement at the special meeting, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the second quarter of 2012, although delays could occur.

We cannot assure you that the necessary shareholder and governmental approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Treatment of Outstanding Options and Warrants (page 47)

Each option and warrant to acquire shares of Bank stock that is outstanding at the effective time of the merger will be cancelled and of no further force or effect. As of December 31, 2011, there were 85,436 options and 55,000 warrants outstanding to acquire shares of Bank stock, each of which has an exercise price that is greater than the estimated per share value of the merger consideration. As such, the Bank does not believe that any options or warrants will be exercised prior to the effective time of the merger. The Bank has agreed that each holder of options or warrants to acquire Bank stock will execute a cancellation and release agreement regarding such options and warrants.

Exchange of Bank Stock Certificates (page 47)

As soon as practicable after the effective time of the merger, you will receive a letter and instructions from Computershare Investor Services, acting in its role as Prosperity’s exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of Bank stock in exchange for stock certificates representing shares of Prosperity common stock and cash, if any. You must carefully review and complete these materials and return them as instructed along with your stock certificates for the Bank stock. Please do not send the Bank or Prosperity any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 50)

The completion of the merger depends on a number of conditions being met. These include, among others:

•	approval of the reorganization agreement by the shareholders of the Bank;

•	accuracy of each party’s representations and warranties as of the closing date of the merger;

•

receipt of all required governmental approvals of the merger in a manner that does not impose any restrictions on the operations of Prosperity Bank before or after the merger, which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transactions contemplated by the reorganization agreement or would, in the reasonable judgment of Prosperity, be so burdensome as to render consummation of the transactions inadvisable;

•	absence of any material adverse change in the assets, properties, business or financial condition of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement;

•	registration of the shares of Prosperity common stock to be issued to shareholders of the Bank with the Securities and Exchange Commission;

•	authorization for listing of the shares of Prosperity common stock to be issued to shareholders of the Bank on the New York Stock Exchange;

•	the Bank’s allowance for loan losses, as of the closing date, is equal to at least $200,000;

•	delivery of the audited financial statements of the Bank as of and for the year ended December 31, 2011 and an unqualified opinion of the Bank’s independent auditors;

•	receipt by Prosperity of an executed release from each holder of an unexpired and unexercised option or warrant to acquire Bank stock; and

•	receipt of the opinions of counsel to each of the Bank and Prosperity to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

Additionally, the completion of the merger depends on the execution of the following agreements, all of which have been executed, but will not become effective until the effective time of the merger:

•	employment and non-competition agreements by certain officers of the Bank with Prosperity Bank;

•	non-competition agreements between each of the directors of the Bank who does not execute an employment agreement and Prosperity Bank; and

•

release agreements by each of the directors and officers (with a title of Senior Vice President or above) of the Bank releasing the Bank and its successors from any and all claims of such directors and officers, subject to certain limited exceptions.

Any condition to the consummation of the merger may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. A party to the reorganization agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by law. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required (page 61)

We cannot complete the merger unless it is approved by the Federal Deposit Insurance Corporation (FDIC) and Texas Department of Banking (TDB). We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them. On January 20, 2012, Prosperity filed an application with the FDIC and TDB to obtain approval of the merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While the Bank and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Modifications or Waiver (page 54)

We may amend the reorganization agreement and each of us may waive our right to require the other party to adhere to any term or condition of the reorganization agreement. However, the merger consideration to be received by the shareholders of the Bank pursuant to the reorganization agreement may not be decreased after the approval of the reorganization agreement without the further approval by Bank shareholders.

Termination of the Reorganization Agreement (page 55)

Prosperity, Prosperity Bank and the Bank can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or the Bank can decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued and such order, decree, ruling or other action is final and non-appealable;

•

the merger has not been completed by July 17, 2012 (unless regulatory approval has not been received, in which case this deadline will be extended to September 15, 2012), or such later date approved in writing by the boards of directors of Prosperity, Prosperity Bank and the Bank, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities;

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or

•	the Bank’s shareholders fail to approve the reorganization agreement.

The Bank may terminate the reorganization agreement, without the consent of Prosperity, if:

•

the average closing price for the Prosperity common stock is (a) less than $37.19 per share and the Prosperity common stock underperforms the KBW Bank Index by more than five percent (5%) during the same measurement period or (b) less than $28.86 without regard to the performance of the KBW Bank Index; provided, however, that Prosperity has the right, but not the obligation, to nullify any exercise by the Bank of this termination right by increasing the merger consideration by paying an amount of cash so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $5,154,257 in the case of (a) above, or $4,000,000, in the case of (b) above; or

•

the board of directors of the Bank receives an unsolicited, bona fide alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided, that, Prosperity shall have the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, Prosperity may terminate the reorganization agreement, without the consent of the Bank, if:

•

any required regulatory approval imposes any condition or requirement which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transactions contemplated by the reorganization agreement or would, in the reasonable judgment of Prosperity, be so burdensome as to render consummation of the transactions inadvisable;

•	the Bank breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	the Bank’s board of directors agrees to accept another acquisition proposal (as defined in the reorganization agreement); or

•

the Bank’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to the Bank shareholders acceptance or approval of any alternative acquisition proposal.

Prosperity also has the right to terminate the reorganization agreement on or prior to April 18, 2012 if the results of any environmental inspections or surveys of the Bank properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on the Bank.

In the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement or as set forth below.

Termination Fee (page 56)

If the reorganization agreement is terminated by:

•	Prosperity because the Bank’s board of directors agrees to accept another acquisition proposal;

•

Prosperity because the Bank’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to the Bank’s shareholders acceptance or approval of any alternative acquisition proposal;

•	Prosperity because the Bank breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity; or

•

the Bank because the Bank’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement, then the Bank will be required to pay Prosperity a termination fee of $250,000.

If either Prosperity or the Bank terminates the reorganization agreement after July 17, 2012 (or September 15, 2012, if regulatory approval has not been obtained by July 17, 2012) and the Bank’s shareholders have not approved the reorganization agreement by such date, or, without regard to timing, if the Bank’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination, the Bank will be required to pay Prosperity up to $100,000 for its expenses related to the proposed transaction.

If Prosperity or the Bank terminates the reorganization agreement because the Bank’s shareholders fail to approve the reorganization agreement and, within twelve (12) months of termination of the reorganization agreement, the Bank enters into an acquisition agreement with a third party, the Bank will be required to pay Prosperity a termination fee of $250,000, in addition to the $100,000 for its expenses related to the proposed transaction previously paid.

Some of the Directors and Officers of the Bank Have Financial Interests in the Merger that Differ from Your Interests (page 54)

Some of the directors and officers of the Bank have interests in the merger that differ from, or are in addition to, their interests as shareholders of the Bank. These interests include:

•

each of Billy Allen, Cathy Allen and Jim Tipton has entered into a one-year employment and non-competition agreement with Prosperity Bank to be effective upon the effective time of the merger whereby each individual is entitled to receive payment of his or her base salary for the remainder of the initial term upon the termination of his employment by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability, and which contain non-competition and non-solicitation obligations for a two-year period beginning as of the effective time of the merger, unless the officer is terminated without cause; and

•	the directors and officers of the Bank will receive continued director and officer liability insurance coverage for a period of four years after completion of the merger.

Comparison of Rights of Shareholders of the Bank and Prosperity (page 65)

The Bank is a Texas banking association and the rights of shareholders of the Bank are governed by Texas law and the Bank’s articles of association and bylaws. Prosperity is a Texas corporation and the rights of Prosperity shareholders are governed by Texas law and Prosperity’s articles of incorporation and bylaws. Upon completion of the merger, shareholders of the Bank will become shareholders of Prosperity and their rights will be governed by Prosperity’s articles of incorporation and bylaws in addition to Texas law. Prosperity’s articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters’ Rights of Appraisal in the Merger (page 62)

As a shareholder of the Bank, under the Texas Finance Code you have the right to dissent from the merger pursuant to the provisions of the Texas Business Organizations Code and have the appraised fair value of your shares of Bank stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash, if any, being paid in the merger. Persons having beneficial interests in Bank stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under the Texas Business Organizations Code to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Texas Business Organizations Code, including giving the required written notice prior to the special meeting at which the vote on the reorganization agreement is taken. These steps are summarized under the caption “—Dissenters’ Rights of the Bank’s Shareholders” on page 62.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of Bank stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “—Material U.S. Federal Income Tax Consequences of the Merger.” If the reorganization agreement is approved by the shareholders of the Bank, holders of Bank stock who make a written objection to the merger prior to the Bank special meeting, vote against the approval of the reorganization agreement and properly make a written demand for payment following notice of the merger will be entitled to receive the appraised fair value of their shares in cash under the Texas Business Organizations Code.

The text of the provisions of the Texas Business Organizations Code pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

Recent Developments

Recently Completed and Pending Acquisitions

Texas Bankers, Inc. Prosperity completed the acquisition of Texas Bankers, Inc. and its wholly-owned subsidiary, Bank of Texas, Austin, Texas, on January 1, 2012. Pursuant to the terms of the agreement, Prosperity issued 314,953 shares of Prosperity common stock for all outstanding shares of Texas Bankers, Inc. common stock. The three (3) Bank of Texas banking offices in the Austin, Texas CMSA consist of a location in Rollingwood, which will be consolidated with Prosperity’s Westlake location and will remain in the old Bank of Texas banking office; one banking center in downtown Austin, which will be consolidated into Prosperity’s downtown Austin location; and another banking center in Thorndale. Prosperity operates thirty-four (34) banking centers in the Central Texas area including Austin and San Antonio. Texas Bankers, Inc. reported total deposits of $70.4 million, total loans of $27.6 million and total assets of $77.0 million as of December 31, 2011.

East Texas Financial Services, Inc. On December 8, 2011, Prosperity entered into an Agreement and Plan of Reorganization with East Texas Financial Services, Inc. (“ETFS”), pursuant to which Prosperity will acquire ETFS and its wholly-owned subsidiary, First Federal Bank Texas. First Federal Bank Texas has three (3) locations in Tyler, Texas, and one (1) location in Gilmer, Texas. Under the terms of the agreement, all outstanding stock of ETFS will be converted into the right to receive an aggregate of 531,000 shares of Prosperity common stock, plus cash in lieu of any fractional share, subject to certain conditions and potential adjustments as described in the agreement. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the stockholders of ETFS. The transaction is expected to close during the second quarter of 2012, although delays could occur.

Unaudited Preliminary Financial Results of Prosperity for the Year Ended December 31, 2011

On January 20, 2012, Prosperity announced unaudited preliminary results for the year ended December 31, 2011. Net income for the year was $141.7 million or $3.01 per diluted common share, an increase of 11.0% compared with net income of $127.7 million for the previous year and an increase of 10.3% compared with diluted earnings per common share of $2.73 for the previous year. For the year ended December 31, 2011, Prosperity’s return on average assets was 1.47% and its return on average common equity was 9.36%. For the year ended December 31, 2011, Prosperity’s net interest income before the provision for credit losses was $326.7 million compared with $318.1 million during the same period in 2010, an increase of 2.7%. The increase was attributable primarily to a 4.4% increase in average earning assets for the same period. Prosperity’s net interest margin on a tax-equivalent basis was 3.98% for the year ended December 31, 2011, compared with 4.04% for the same period in 2010.

At December 31, 2011, Prosperity had total assets of $9.8 billion, total loans of $3.8 billion, total deposits of $8.1 billion and total shareholders’ equity of $1.6 billion. Prosperity’s nonperforming assets totaled $12.1 million or 0.15% of average earning assets at December 31, 2011, compared with $15.8 million or 0.20% of average earning assets at December 31, 2010. The allowance for credit losses was $51.6 million, or 1.37% of total loans, at December 31, 2011, compared with $51.6 million, or 1.48% of total loans, at December 31, 2010.

The following table presents Prosperity’s selected consolidated financial data as of and for the year ended December 31, 2011 and 2010. The preliminary financial data for 2011 set forth below is unaudited and should be read in conjunction with Prosperity’s consolidated financial statements and notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 81.

	As of and for the Year Ended December 31,
	2011	2010(1)
	(unaudited)
	(In thousands, except per share data)
Income Statement Data:
Interest income	$371,908	$384,537
Interest expense	45,240	66,389

Net interest income	326,668	318,148
Provision for credit losses	5,200	13,585

Net interest income after provision for credit losses	321,468	304,563
Noninterest income	56,043	53,833
Noninterest expense	163,745	166,594

Income before taxes	213,766	191,802
Provision for income taxes	72,017	64,094

Net income	$141,749	$127,708

Per Share Data:
Basic earnings per share	$3.03	$2.74
Diluted earnings per share	3.01	2.73
Book value per share	33.41	31.11
Cash dividends declared	0.72	0.64
Dividend payout ratio	23.80%	23.37%
Weighted average shares outstanding (basic) (in thousands)	46,846	46,621
Weighted average shares outstanding (diluted) (in thousands)	47,017	46,832
Shares outstanding at end of period (in thousands)	46,910	46,684

Balance Sheet Data (at period end):
Total assets	$9,822,671	$9,476,572
Securities	4,658,936	4,617,116
Loans	3,765,906	3,485,023
Allowance for credit losses	51,594	51,584
Total goodwill and intangibles	945,533	953,034
Other real estate owned	8,328	11,053
Total deposits	8,060,254	7,454,920
Borrowings and notes payable	12,790	374,433
Junior subordinated debentures	85,055 (2)	92,265
Total shareholders’ equity	1,567,265	1,452,339

Performance Ratios:
Return on average assets	1.47%	1.38%
Return on average common equity	9.36	9.08
Net interest margin (tax equivalent)	3.98	4.04
Efficiency ratio(3)	42.76	44.83

	As of and for the Year Ended December 31,
	2011	2010(1)
	(unaudited)
	(In thousands, except per share data)
Asset Quality Ratios(4):
Nonperforming assets to total loans and other real estate	0.32%	0.45%
Net charge-offs to average loans	0.14	0.41
Allowance for credit losses to total loans	1.37	1.48
Allowance for credit losses to nonperforming loans(5)	1,442.0	1,114.6

Capital Ratios(4):
Leverage ratio	7.89%	6.87%
Average shareholders’ equity to average total assets	15.72	15.16
Tier 1 risk-based capital ratio	15.90	13.64
Total risk-based capital ratio	17.09	14.87

(1)	Prosperity completed the acquisition of three branches of U.S Bank on March 29, 2010 and the acquisition of nineteen branches of First Bank on April 30, 2010.
(2)	Consists of $15.5 million of junior subordinated debentures of Prosperity Statutory Trust II due July 31, 2031, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust IV due December 30, 2033, $10.3 million of junior subordinated debentures of SNB Capital Trust IV due September 25, 2033 (assumed by Prosperity on April 1, 2006), $5.2 million of junior subordinated debentures of TXUI Statutory Trust II due December 19, 2033 (assumed by Prosperity on January 3l, 2007), $16.0 million of junior subordinated debentures of TXUI Statutory Trust III due December 15, 2035 (assumed by Prosperity on January 3l, 2007) and $12.4 million of junior subordinated debentures of TXUI Statutory Trust IV due June 30, 2036 (assumed by Prosperity on January 3l, 2007).
(3)	Calculated by dividing total noninterest expense, excluding credit loss provisions and impairment write-down on securities, by net interest income plus noninterest income, excluding net gains and losses on the sale of securities and assets. Additionally, taxes are not part of this calculation.
(4)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(5)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Unaudited Preliminary Financial Results of The Bank Arlington for the Year Ended December 31, 2011

The net earnings of the Bank for the year ended December 31, 2011 were $197,000 or $0.31 per basic and diluted common share compared with net earnings of $132,000 or $0.20 per basic and diluted common share for the previous year, an increase of $65,000 or 49.24%. The increase was primarily due to a large loan loss recovery in 2011. For the year ended December 31, 2011, the Bank’s return on average assets was 0.49% and its return on average equity was 4.61%. For the year ended December 31, 2011, the Bank’s net interest income before the provision for possible credit losses was $1.32 million compared with $1.54 million for the previous year, a decrease of 14.29%. The decrease was attributable primarily to the mix of earning assets and a decrease in outstanding loans. The Bank’s net interest margin was 3.84% for the year ended December 31, 2011, compared with 3.99% for the same period in 2010.

At December 31, 2011, the Bank had total assets of $37.32 million, total loans of $21.24 million, total deposits of $32.83 million and total shareholders’ equity of $4.43 million. The Bank’s nonperforming assets totaled $903,000 or 2.42% of total assets at December 31, 2011 compared with $1.25 million or 3.04% of total assets at December 31, 2010. The allowance for possible credit losses was $214,000, or 1.01% of total loans, at December 31, 2011, compared with $249,000, or 1.04% of total loans at December 31, 2010.

The following table presents the Bank’s selected preliminary financial data as of and for the year ended December 31, 2011 and 2010.

	As of and for the Year Ended December 31,
	2011	2010
	(unaudited)
	(In thousands, except per share data)
Statements of Operations Data:
Interest income	$1,528	$1,826
Interest expense	207	282

Net interest income	1,321	1,544
Provision for possible credit losses	(142)	7

Net interest income after provision for possible credit losses	1,463	1,537

Noninterest income	171	157
Noninterest expense	1,437	1,562

Earnings before income taxes	197	132
Provision for income tax expense	—	—

Net earnings	$197	$132

Per Share Data:
Basic earnings per share	$0.31	$0.20
Diluted earnings per share	0.31	0.20
Book value per share	6.86	6.51
Weighted average shares outstanding	645,659	645,659
Shares outstanding at end of period	645,659	645,659

Balance Sheet Data (at period end):
Total assets	$37,322	$41,147
Securities	8,441	5,706
Loans	21,239	23,967
Allowance for possible credit losses	214	249
Deposits	32,832	36,876
Shareholders’ equity	4,427	4,206

	As of and for the Year Ended December 31,
	2011	2010
	(unaudited)
	(In thousands, except per share data)

Performance Ratios:
Return on average assets	0.49%	0.36%
Return on average equity	4.61	3.47
Net interest margin	3.84	3.99
Efficiency ratio(1)	98.42	93.35

Asset Quality Ratios(2):
Nonperforming assets to total loans and other real estate	4.15%	5.07%
Net charge-offs to average loans	(0.50)	0.18
Allowance for possible credit losses to period-end loans	1.01	1.04
Allowance for possible credit losses to nonperforming loans(3)	52.32	51.98

Capital Ratios(2):
Leverage ratio	11.21%	10.08%
Average shareholders’ equity to average total assets	10.72	10.43
Tier 1 risk-based capital ratio	19.48	16.77
Total risk-based capital ratio	20.43	17.77

(1)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(2)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended on such dates.
(3)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Selected Historical Consolidated Financial Data of Prosperity

The following table summarizes financial results actually achieved by Prosperity for the periods and as of the dates indicated and should be read in conjunction with Prosperity’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. Historical financial information for Prosperity can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and its Annual Report on Form 10-K for the year ended December 31, 2010. See “Where You Can Find More Information” on page 81 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2011 and 2010 are derived from Prosperity’s unaudited interim consolidated financial statements, which Prosperity’s management believes reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Nine Months Ended September 30,			As of and for the Years Ended December 31,
	2011		2010	2010(1)	2009	2008		2007		2006
	(Unaudited)			(In thousands, except per share data)
Income Statement Data:
Interest income	$282,250		$292,101	$384,537	$409,614	$347,878		$340,608		$231,739
Interest expense	35,669		53,462	66,389	102,513	120,149		140,173		93,594

Net interest income	246,581		238,639	318,148	307,101	227,729		200,435		138,145
Provision for credit losses	4,050		10,685	13,585	28,775	9,867		760		504

Net interest income after provision for credit losses	242,531		227,954	304,563	278,326	217,862		199,675		137,641
Noninterest income	41,978		39,928	53,833	60,097	52,370		52,923		33,982
Noninterest expense	125,360		125,367	166,594	169,700	143,796		126,843		77,669

Income before taxes	159,149		142,515	191,802	168,723	126,436		125,755		93,954
Provision for income taxes	53,806		47,605	64,094	56,844	41,929		41,604		32,229

Net income	$105,343		$94,910	$127,708	$111,879	$84,507	(2)	$84,151	(2)	$61,725

Per Share Data:
Basic earnings per share	$2.25		$2.04	$2.74	$2.42	$1.87	(2)	$1.96	(2)	$1.96
Diluted earnings per share	2.24		2.03	2.73	2.41	1.86	(2)	1.94	(2)	1.94
Book value per share	32.87		30.64	31.11	29.03	27.24		25.51		20.26
Cash dividends declared	0.53		0.47	0.64	0.57	0.51		0.46		0.41
Dividend payout ratio	23.35%		22.84%	23.37%	23.45%	27.66%		24.15%		21.10%
Weighted average shares outstanding (basic) (in thousands)	46,830		46,604	46,621	46,177	45,300		42,928		31,491
Weighted average shares outstanding (diluted) (in thousands)	47,013		46,835	46,832	46,354	45,479		43,310		31,893
Shares outstanding at end of period (in thousands)	46,893		46,653	46,684	46,541	46,080		44,188		32,793

Balance Sheet Data (at period end):
Total assets	$9,567,087		$9,238,502	$9,476,572	$8,850,400	$9,072,364		$6,372,343		$4,586,769
Securities	4,430,530		4,472,639	4,617,116	4,118,290	4,160,401		1,857,606		1,590,303
Loans	3,737,630		3,413,819	3,485,023	3,376,703	3,567,057		3,142,971		2,176,507
Allowance for credit losses	52,513		51,354	51,584	51,863	36,970		32,543		23,990
Total goodwill and intangibles	947,411		954,881	953,034	912,372	912,850		799,978		447,371
Other real estate owned	8,216		11,233	11,053	7,829	4,450		10,207		140
Total deposits	7,798,739		7,491,580	7,454,920	7,258,550	7,303,297		4,966,407		3,725,678
Borrowings and notes payable	13,583		71,686	374,433	98,736	325,412		116,047		73,633
Junior subordinated debentures	85,055	(3)	92,265	92,265	92,265	92,265		112,885		100,519
Total shareholders’ equity	1,541,339		1,429,570	1,452,339	1,351,245	1,255,106		1,127,431		664,411

Average Balance Sheet Data:
Total assets	$9,602,482		$9,271,427	$9,278,380	$8,851,694	$7,025,418		$6,094,064		$4,283,795
Securities	4,635,880		4,497,623	4,508,918	4,052,989	2,409,758		1,849,613		1,612,221
Loans	3,614,590		3,385,337	3,394,502	3,455,761	3,250,447		3,092,797		2,037,379
Allowance for credit losses	51,924		52,354	52,151	42,279	33,004		34,705		22,476
Total goodwill and intangibles	950,233		935,554	940,080	914,384	842,580		759,733		406,920
Deposits	7,701,194		7,559,415	7,532,739	7,212,015	5,471,441		4,727,519		3,449,100
Junior subordinated debentures	87,058		92,265	92,265	92,265	99,998		124,613		92,271
Shareholders’ equity	1,499,384		1,393,262	1,406,159	1,304,749	1,192,293		1,039,955		602,712

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2011	2010	2010(1)	2009	2008		2007		2006
	(Unaudited)		(In thousands, except per share data)
Performance Ratios:
Return on average assets	1.46%	1.36%	1.38%	1.26%	1.20	%(4)	1.38	%(5)	1.44%
Return on average equity	9.37	9.08	9.08	8.57	7.09	(4)	8.09	(5)	10.24
Net interest margin (tax equivalent)	4.03	4.05	4.04	4.08	3.96		4.06		3.80
Efficiency ratio(6)	43.41	47.07	44.83	46.27	46.51		46.19		45.27

Asset Quality Ratios(7):
Nonperforming assets to total loans and other real estate	0.36%	0.60%	0.45%	0.48%	0.40%		0.49%		0.05%
Net charge-offs to average loans	0.09	0.33	0.41	0.40	0.23		0.18		0.04
Allowance for credit losses to total loans	1.40	1.50	1.48	1.54	1.04		1.04		1.10
Allowance for credit losses to nonperforming loans(8)	1,024.6	551.8	1,114.6	616.6	379.7		634.7		2,530.6

Capital Ratios(7):
Leverage ratio	7.70%	6.45%	6.87%	6.47%	5.68%		8.09%		7.76%
Average shareholders’ equity to average total assets	15.61	15.03	15.16	14.74	16.97		17.07		14.07
Tier 1 risk-based capital ratio	15.47	13.23	13.64	12.61	10.27		13.13		13.52
Total risk-based capital ratio	16.69	14.47	14.87	13.86	11.17		14.11		14.55

(1)	Prosperity completed the acquisition of three branches of U.S Bank on March 29, 2010 and the acquisition of nineteen branches of First Bank on April 30, 2010.
(2)	Net income for the year ended December 31, 2008 includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities which resulted in a decrease of basic and diluted earnings per share of $0.20 for the year ended December 31, 2008. Net income for the year ended December 31, 2007 includes a $10.0 million pre-tax, or $6.5 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of basic and diluted earnings per share of $0.15 for the year ended December 31, 2007.
(3)	Consists of $15.5 million of junior subordinated debentures of Prosperity Statutory Trust II due July 31, 2031, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust IV due December 30, 2033, $10.3 million of junior subordinated debentures of SNB Capital Trust IV due September 25, 2033 (assumed by Prosperity on April 1, 2006), $5.2 million of junior subordinated debentures of TXUI Statutory Trust II due December 19, 2033 (assumed by Prosperity on January 3l, 2007), $16.0 million of junior subordinated debentures of TXUI Statutory Trust III due December 15, 2035 (assumed by Prosperity on January 3l, 2007) and $12.4 million of junior subordinated debentures of TXUI Statutory Trust IV due June 30, 2036 (assumed by Prosperity on January 3l, 2007).
(4)	Includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 13 basis points and a decrease of return on average equity of 76 basis points for the year ended December 31, 2008.
(5)	Includes a $10.0 million pre-tax, or $6.5 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 11 basis points and a decrease of return on average equity of 63 basis points for the year ended December 31, 2007.
(6)	Calculated by dividing total noninterest expense, excluding credit loss provisions and impairment write-down on securities, by net interest income plus noninterest income, excluding net gains and losses on the sale of securities and assets. Additionally, taxes are not part of this calculation.
(7)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(8)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Selected Historical Financial Data of The Bank Arlington

The following table sets forth selected historical financial data of the Bank. The selected historical financial data as of and for each of the five years ended December 31, 2010 is derived from the Bank’s audited financial statements. The selected historical financial data as of September 30, 2011 and 2010 and for the nine-month periods then ended are derived from the Bank’s unaudited interim financial statements, which the Bank’s management believes reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. You should not assume that the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006(1)
	(Unaudited)		(In thousands, except per share data)
Statements of Operations Data:
Interest income	$1,148	$1,377	$1,826	$1,703	$1,809	$1,576	$181
Interest expense	161	221	282	353	657	630	22

Net interest income	987	1,156	1,544	1,350	1,152	946	159
Provision for possible credit losses	(150)	7	7	208	680	92	26

Net interest income after provision for possible credit losses	1,137	1,149	1,537	1,142	472	854	133
Noninterest income	119	75	157	184	110	30	1
Noninterest expense	1,095	1,155	1,562	2,101	1,481	1,104	674

Earnings (loss) before income taxes	161	69	132	(775)	(899)	(220)	(540)
Provision for income tax expense	—	—	—	—	—	—	—

Net earnings (loss)	$161	$69	$132	$(775)	$(899)	$(220)	$(540)

Per Share Data:
Basic earnings (loss) per share	$0.25	$0.11	$0.20	$(1.20)	$(1.39)	$(0.34)	$(0.84)
Diluted earnings (loss) per share	0.25	0.11	0.20	(1.20)	(1.39)	(0.34)	(0.84)
Book value per share	6.73	6.47	6.51	6.33	7.53	8.66	8.86
Weighted average shares outstanding	645,659	645,659	645,659	645,659	645,659	645,659	645,659
Shares outstanding at end of period	645,659	645,659	645,659	645,659	645,659	645,659	645,659

Balance Sheet Data (at period end):
Total assets	$40,326	$43,352	$41,147	$37,394	$34,634	$29,262	$10,635
Securities	6,744	4,697	5,706	3,639	3,774	3,278	1,991
Loans	19,677	24,422	23,967	24,589	23,844	19,784	5,801
Allowance for possible credit losses	206	249	249	285	612	118	26
Deposits	35,861	39,058	36,876	33,245	29,435	22,451	4,887
Shareholders’ equity	4,348	4,176	4,206	4,087	4,859	5,592	5,723

Average Balance Sheet Data:
Total assets	$40,307	$39,198	$39,753	$34,943	$32,623	$21,407	$2,792
Securities	5,845	4,282	4,846	3,681	3,323	2,817	491
Loans	21,620	25,173	24,996	22,499	22,419	12,530	810
Deposits	35,962	34,978	35,507	30,297	27,159	15,729	772
Shareholders’ equity	4,254	4,127	4,147	4,537	5,360	5,610	2,016

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006(1)
	(Unaudited)		(In thousands, except per share data)
Performance Ratios:
Return on average assets	0.53%	0.23%	0.36%	(2.22)%	(2.99)%	(1.03)%	(26.24)%
Return on average equity	5.05	2.23	3.47	(17.07)	(18.23)	(3.93)	(36.34)
Net interest margin	3.38	4.40	3.99	4.13	2.95	4.56	6.06
Efficiency ratio(2)	101.25	95.65	93.35	150.27	117.82	113.18	540.56

Asset Quality Ratios(3):
Nonperforming assets to total loans and other real estate	4.51%	4.50%	5.07%	5.69%	12.35%	—	—
Net charge-offs to average loans	(0.49)	0.17	0.18	2.38	0.83	—	—
Allowance for possible credit losses to period-end loans	1.05	1.02	1.04	1.16	2.57	0.60%	0.45%
Allowance for possible credit losses to nonperforming loans(4)	50.24	51.88	51.98	66.43	20.79	—	—

Capital Ratios(3):
Leverage ratio	10.82%	10.10%	10.08%	10.53%	13.29%	19.73%	66.57%
Average shareholders’ equity to average total assets	10.55	10.53	10.43	12.13	16.43	26.21	72.21
Tier risk-based capital ratio	20.01	15.83	16.77	15.56	18.85	24.83	81.48
Total risk-based capital ratio	20.96	16.79	17.77	16.66	20.12	25.35	81.85

(1)	The Bank commenced business on August 28, 2006.
(2)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(3)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended on such dates.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

COMPARATIVE STOCK PRICES

The following table shows (1) the market values of Prosperity common stock on January 18, 2012, the business day prior to the announcement of the proposed merger, and as of the most recent date practicable preceding the date of this proxy statement/prospectus and (2) the equivalent pro forma value of a share of the Bank stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding the Bank stock is not provided because there is no active market for the Bank stock. Based on 645,659 shares of the Bank stock issued and outstanding as of February 15, 2012, holders of the Bank stock will receive 0.2147 shares of Prosperity common stock, subject to adjustment under certain circumstances as provided in the reorganization agreement, for each share they own.

The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger, and these fluctuations could result in a decrease of the exchange ratio or the possible addition of cash consideration. Because of the possibility of a decrease of the exchange ratio or the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on the reorganization agreement. We urge you to obtain the current market price of the Prosperity common stock before you vote.

	Prosperity Common Stock(1)	Equivalent Pro Forma Per Share of the Bank Common Stock(2)
January 18, 2012	$41.97	$9.01
February 14, 2012	40.26	8.64

(1)	Represents the closing price of Prosperity common stock on the New York Stock Exchange.
(2)	Equivalent pro forma market value per share of Bank stock represents the historical market value per share of Prosperity common stock multiplied by the assumed exchange ratio of 0.2147, assuming no adjustment.

RISK FACTORS

An investment in the Prosperity common stock in connection with the merger involves risks. Prosperity describes below the material risks and uncertainties that it believes affect its business and an investment in the Prosperity common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement. If any of the risks described in this proxy statement/prospectus occur, Prosperity’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Prosperity common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Fluctuations in market prices of Prosperity common stock will affect the value that Bank shareholders receive for their shares of Bank stock.

Under the terms of the reorganization agreement, and subject to certain exceptions as described elsewhere in this document, the number of shares of Prosperity common stock to be issued for the merger consideration is fixed at 138,600 shares. The market price of the Prosperity common stock may vary from its price on the date immediately prior to the public announcement of the merger, the date of this proxy statement/prospectus, the date of the Bank’s special meeting and the date for determining the average closing price. The market price of Prosperity common stock may fluctuate as a result of a variety of factors, including, among other things, changes in Prosperity’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Many of these factors are beyond the control of Prosperity. As a result of the fixed number of shares of Prosperity common stock to be issued in the merger, the market value of the shares of Prosperity common stock that a Bank shareholder receives in the merger will decline correspondingly with any declines in the market price of Prosperity common stock prior to and as of the date the merger consideration is paid, subject to the limitations discussed in the following paragraph.

In the event the average closing price of Prosperity common stock falls below (a) $37.19 and the Prosperity common stock underperforms the KBW Bank Index by more than five percent (5%) during the same measurement period, or (b) $28.86, without regard to the performance of the KBW Bank Index, the Bank may give notice of its intent to terminate the reorganization agreement, at which time Prosperity has the discretion, but not the obligation, to increase the merger consideration by paying an amount of cash so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $5,154,257, in the case of (a) above, or $4,000,000, in the case of (b) above. If Prosperity elects to pay the cash consideration, the Bank will no longer have the right to terminate the reorganization agreement for these reasons. If Prosperity elects not to increase the merger consideration, the Bank may terminate the reorganization agreement. Further, in the event the average closing price of Prosperity common stock is greater than $45.45, the exchange ratio will be reduced so that, as a result of such adjustment, the total merger consideration, based on the average closing price, will not be more than $6,299,647.

Because the price of Prosperity common stock will fluctuate prior to the merger, Prosperity cannot assure the Bank’s shareholders of the market value or number of shares of Prosperity common stock or the amount of cash consideration, if any, that they will receive in the merger. Accordingly, at the time the Bank’s shareholders vote with respect to the reorganization agreement, they will not know the market value or number of shares of Prosperity common stock or the amount of cash consideration, if any, that they will receive in the merger.

If the average closing price of Prosperity common stock falls below (a) $37.19 and the Prosperity common stock underperforms the KBW Bank Index by more than five percent (5%) or (b) $28.86, without regard to the performance of the KBW Bank Index, and if Prosperity does not elect to increase the merger consideration, the Bank has the right to terminate the reorganization agreement and the merger would not occur.

If the average closing price for Prosperity common stock (a) is less than $37.19 per share and the Prosperity common stock underperforms the KBW Bank Index by more than five percent (5%) during the same measurement period, or (b) is less than $28.86, without regard to the performance of the KBW Bank Index, Prosperity has the discretion, but not the obligation, to increase the merger consideration by paying an amount of cash so that, as a result of such adjustment, the merger consideration, based on the average closing price, is no less than $5,154,257, in the case of (a) above, or $4,000,000, in the case of (b) above. If Prosperity elects not to increase the merger consideration, the Bank may terminate the reorganization agreement.

As a result, even if the merger is approved by the shareholders, the merger may ultimately not be completed. Although the Prosperity board of directors has the ability to increase the merger consideration and the Bank’s board of directors has the power to choose not to terminate the reorganization agreement and proceed with the merger if Prosperity does not increase the merger consideration, there is no obligation of either board to exercise such power.

The market price of Prosperity common stock after the merger may be affected by factors different from those affecting Bank stock or Prosperity common stock currently.

The businesses of Prosperity and the Bank differ in some respects and, accordingly, the results of operations of the combined company and the market price of Prosperity’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Prosperity and the Bank. For a discussion of the business of Prosperity and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Federal Deposit Insurance Corporation and Texas Department of Banking must approve the merger. The FDIC and TDB will consider, among other factors, the competitive impact of the merger, the financial and managerial resources of the Bank, Prosperity and Prosperity Bank and the convenience and needs of the communities to be served. As part of that consideration, we expect that the FDIC and TDB will review capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed.

The Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on the Bank and consequently on Prosperity. These uncertainties may impair the Bank’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with the Bank to seek to change existing business relationships with the Bank. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Prosperity. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Prosperity, Prosperity’s business following the merger could be harmed. In addition, the reorganization agreement restricts the Bank from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Prosperity. These restrictions may prevent the Bank from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “Proposal to Approve the Reorganization Agreement—Conduct of Business Pending Effective Time” beginning on page 48 of this proxy statement/prospectus for a description of the restrictive covenants to which the Bank is subject.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Prosperity and the Bank have operated and, until the merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Some of the directors and officers of the Bank may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and officers of the Bank may be different from those of Bank shareholders, and directors and officers of the Bank may be participants in arrangements that are different from, or in addition to, those of Bank shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Financial Interests of Directors and Officers of the Bank in the Merger” beginning on page 54.

Prosperity may fail to realize the cost savings estimated for the merger.

Prosperity estimates that it will realize cost savings from the merger when fully phased in; however, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Prosperity’s business may require Prosperity to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of Prosperity and the Bank in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Prosperity is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The Bank’s shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

The Bank’s shareholders currently have the right to vote in the election of the board of directors of the Bank and on other matters affecting the Bank. The merger will transfer control of the Bank to Prosperity and to the shareholders of Prosperity. When the merger occurs, each Bank shareholder will become a shareholder of Prosperity with a percentage ownership of Prosperity much smaller than such shareholder’s percentage ownership of the Bank. Because of this, the Bank’s shareholders will have less influence on the management and policies of Prosperity than they now have on the management and policies of the Bank.

Risks Associated With Prosperity’s Business

If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

To achieve its past levels of growth, Prosperity has focused on both internal growth and acquisitions. Prosperity may not be able to sustain its historical rate of growth or may not be able to grow at all. In addition, Prosperity may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers. Further, Prosperity may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Prosperity is unable to manage its growth effectively, its operations could be negatively affected.

Companies that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Prosperity must identify, hire and retain additional qualified associates, particularly in the accounting and operational areas of its business.

If Prosperity does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Prosperity may not be able to continue to implement its business strategy and successfully conduct its operations.

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Prosperity is operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its markets. Financial institutions continue to be affected by declines in the real estate market that have negatively impacted the credit performance of 1-4 family residential, construction and land development and commercial real estate loans and resulted in significant write-downs of assets by many financial institutions. Prosperity retains direct exposure to the residential and commercial real estate markets, and it is affected by these events.

Prosperity’s ability to assess the creditworthiness of customers and to estimate the losses inherent in its loan portfolio is made more complex by these difficult market and economic conditions. A prolonged national economic recession or further deterioration of these conditions in Prosperity’s markets could drive losses beyond that which is provided for in its allowance for credit losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in nonperforming assets and foreclosures;

•	decreases in demand for Prosperity’s products and services, which could adversely affect its liquidity position; and

•	decreases in the value of the collateral securing Prosperity’s loans, especially real estate, which could reduce customers’ borrowing power.

While economic conditions in the State of Texas and the U.S. are showing signs of recovery, there can be no assurance that these difficult conditions will continue to improve. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on Prosperity’s borrowers or their customers, which could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Liquidity risk could impair Prosperity’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to Prosperity’s business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on its liquidity. Prosperity’s access to funding sources in amounts adequate to finance its activities or on terms which are acceptable to it could be impaired by factors that affect Prosperity specifically or the financial services industry or economy in general. Factors that could detrimentally impact Prosperity’s access to liquidity sources include a decrease in the level of its business activity as a result of a downturn in the markets in which its loans are concentrated or adverse regulatory action against it. Prosperity’s ability to borrow could also be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

If Prosperity is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

The market for acquisitions remains highly competitive, and Prosperity may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Prosperity is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect Prosperity’s organization. Prosperity may not be able to complete future acquisitions and, if completed, Prosperity may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process could result in the loss of key employees or disruption of the combined entity’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Prosperity’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the transaction. The integration process may also require significant time and attention from Prosperity’s management that they would otherwise direct at servicing existing business and developing new business. Prosperity’s failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Prosperity’s dependence on loans secured by real estate subjects it to risks relating to fluctuations in the real estate market and related interest rates and regulatory guidance that could require additional capital and could adversely affect its financial condition, results of operations and cash flows.

Approximately 84.8% of Prosperity’s total loans as of September 30, 2011 consisted of loans included in the real estate loan portfolio with 13.1% in construction and land development, 30.0% in residential real estate and 41.7% in commercial real estate. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in Prosperity’s primary market areas could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing the loans and the value of real estate owned by Prosperity. If real estate values decline, it is also more likely that Prosperity would be required to increase its allowance for credit losses, which could adversely affect its financial condition, results of operations and cash flows.

As of September 30, 2011, Prosperity had $490.2 million or 13.1% of total loans in construction and land development loans. Construction loans are subject to risks during the construction phase that are not present in standard residential real estate and commercial real estate loans. These risks include:

•	the viability of the contractor;

•	the contractor’s ability to complete the project, to meet deadlines and time schedules and to stay within cost estimates; and

•	concentrations of such loans with a single contractor and its affiliates.

Real estate construction loans also present risks of default in the event of declines in property values or volatility in the real estate market during the construction phase. If Prosperity is forced to foreclose on a project prior to completion, it may not be able to recover the entire unpaid portion of the loan, may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate amount of time. If any of these risks were to occur, it could adversely affect Prosperity’s financial condition, results of operations and cash flows.

The federal banking agencies have issued guidance regarding high concentrations of commercial real estate loans within bank loan portfolios. The guidance requires financial institutions that exceed certain levels of commercial real estate lending compared with their total capital to maintain heightened risk management practices that address the following key elements: including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending. If there is any deterioration in Prosperity’s commercial mortgage or construction and land development portfolios or if its regulators conclude that Prosperity has not implemented appropriate risk management practices, it could adversely affect Prosperity’s business and result in a requirement of increased capital levels, and such capital may not be available at that time.

Prosperity’s commercial mortgage and commercial loans expose it to increased credit risks, and these risks will increase if Prosperity succeeds in increasing these types of loans.

Prosperity, while maintaining its conservative approach to lending, has emphasized both new and existing loan products, focusing on managing its commercial mortgage and commercial loan portfolios, and intends to continue to increase its lending activities and acquire loans in possible future acquisitions. As a result, commercial real estate and commercial loans as a proportion of its portfolio could increase. As of September 30, 2011, commercial real estate and commercial loans totaled $2.54 billion. In general, commercial real estate loans and commercial loans yield higher returns and often generate a deposit relationship, but also pose greater credit risks than do owner-occupied residential real estate loans. As Prosperity’s various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans will also increase.

Prosperity makes both secured and some unsecured commercial loans. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by accounts receivable, inventory, equipment or other assets owned by the borrower and include a personal guaranty of the business owner. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. Further, commercial loans generally will be serviced primarily from the operation of the business, which may not be successful, and commercial mortgage loans generally will be serviced from income on the properties securing the loans.

Prosperity’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its earnings and capital levels.

The majority of Prosperity’s assets are monetary in nature and, as a result, Prosperity is subject to significant risk from changes in interest rates. Changes in interest rates can impact Prosperity’s net interest income as well as the valuation of its assets and liabilities. Prosperity’s earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on Prosperity’s net interest income. Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities.

Prosperity’s profitability depends significantly on local economic conditions.

Prosperity’s success depends primarily on the general economic conditions of the primary markets in Texas in which it operates and where its loans are concentrated. Unlike nationwide banks that are more geographically diversified, Prosperity provides banking and financial services to customers primarily in the greater Houston and

Dallas/Fort Worth metropolitan areas and in the east, central, north central, south central and southeast areas of Texas. The local economic conditions in these areas have a significant impact on Prosperity’s commercial, real estate and construction and land development loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. In addition, if the population or income growth in Prosperity’s market areas is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in a reduction of Prosperity’s expansion, growth and profitability. Although economic conditions in Texas have not deteriorated to the same extent as in other areas of the country, such conditions could decline further. If Prosperity’s market areas experience a downturn or a recession for a prolonged period of time, Prosperity could experience significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreaks of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and could negatively affect Prosperity’s financial condition, results of operations and cash flows.

Prosperity’s allowance for credit losses may not be sufficient to cover actual credit losses, which could adversely affect its earnings.

As a lender, Prosperity is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Prosperity for the outstanding balance of the loan plus the costs to dispose of the collateral. Management makes various assumptions and judgments about the collectability of Prosperity’s loan portfolio, including the diversification by industry of its commercial loan portfolio, the amount of nonperforming assets and related collateral, the volume, growth and composition of its loan portfolio, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers and the evaluation of its loan portfolio through its internal loan review process and other relevant factors.

Prosperity maintains an allowance for credit losses in an attempt to cover estimated losses inherent in its loan portfolio. Additional credit losses will likely occur in the future and may occur at a rate greater than Prosperity has experienced to date. In determining the size of the allowance, Prosperity relies on an analysis of its loan portfolio, its historical loss experience and its evaluation of general economic conditions. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of Prosperity’s control, may require an increase in the allowance for credit losses. If Prosperity’s assumptions prove to be incorrect or if it experiences significant loan losses in future periods, its current allowance may not be sufficient to cover actual loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. A material addition to the allowance could cause net income, and possibly capital, to decrease.

In addition, federal and state regulators periodically review Prosperity’s allowance for credit losses and may require Prosperity to increase its provision for credit losses or recognize further charge-offs, based on judgments different than those of Prosperity’s management. An increase in Prosperity’s allowance for credit losses or charge-offs as required by these regulatory agencies could have a material adverse effect on Prosperity’s operating results and financial condition.

The small to medium-sized businesses that Prosperity lends to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to Prosperity that could materially harm Prosperity’s operating results.

Prosperity targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results.

Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact Prosperity’s market areas could cause Prosperity to incur substantial credit losses that could negatively affect Prosperity’s results of operations and financial condition.

If the goodwill that Prosperity recorded in connection with a business acquisition becomes impaired, it could require charges to earnings, which would have a negative impact on Prosperity’s financial condition and results of operations.

Goodwill represents the amount by which the acquisition cost exceeds the fair value of net assets Prosperity acquired in the purchase of another financial institution. Prosperity reviews goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired.

Prosperity determines impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in Prosperity’s results of operations in the periods in which they become known. At September 30, 2011, Prosperity’s goodwill totaled $924.5 million. While Prosperity has not recorded any such impairment charges since it initially recorded the goodwill, there can be no assurance that Prosperity’s future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on its financial condition and results of operations.

Prosperity may be required to pay higher FDIC deposit insurance assessments in the future.

Recent insured depository institution failures, as well as deterioration in banking and economic conditions generally, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio of the FDIC to historical lows. The FDIC expects a higher rate of insured depository institution failures in the next few years compared to recent years; thus, the reserve ratio may continue to decline. In addition, the deposit insurance limit on FDIC deposit insurance coverage generally has increased to $250,000. These developments have resulted in increased FDIC assessments in 2009 and 2010 and may result in increased assessments in the future.

On February 7, 2011, the FDIC approved a final rule that amends its existing DIF restoration plan and implements certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). Effective April 1, 2011, the assessment base is determined using average consolidated total assets minus average tangible equity rather than the previous assessment base of adjusted domestic deposits. The new assessment rates, calculated on the revised assessment base, generally range from 2.5 to 9 basis points for Risk Category I institutions, 9 to 24 basis points for Risk Category II institutions, 18 to 33 basis points for Risk Category III institutions, and 30 to 45 basis points for Risk Category IV institutions. The new assessment rates were calculated for the quarter beginning April 1, 2011 and reflected in invoices for assessments due September 30, 2011.

The final rule provides the FDIC’s board with the flexibility to adopt actual rates that are higher or lower than the total base assessment rates adopted on February 7, 2011 without notice and comment, if certain conditions are met. An increase in the assessment rates could have an adverse impact on Prosperity’s results of operations. For the nine months ended September 30, 2011 and 2010, Prosperity’s FDIC insurance related costs were $7.4 million and $8.2 million, respectively.

Prosperity may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Prosperity has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose Prosperity to credit risk in the event of a default by a counterparty or client. In addition, Prosperity’s credit risk may be exacerbated when the collateral held by Prosperity cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to Prosperity. Any such losses could have a material adverse effect on Prosperity’s financial condition, results of operations and cash flows.

Prosperity may need to raise additional capital in the future and such capital may not be available when needed or at all.

Prosperity may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs. In addition, Prosperity may elect to raise additional capital to support its business or to finance acquisitions, if any. Prosperity’s ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of its control, and its financial performance. Accordingly, Prosperity cannot assure you that such capital will be available to it on acceptable terms or at all. Any occurrence that may limit its access to the capital markets, such as a decline in the confidence of investors, depositors of Prosperity Bank or counterparties participating in the capital markets, may adversely affect Prosperity’s capital costs and its ability to raise capital and, in turn, its liquidity. An inability to raise additional capital on acceptable terms when needed could subject Prosperity to increased regulatory supervision and the imposition of restrictions on its growth or business, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

An interruption in or breach in security of Prosperity’s information systems may result in a loss of customer business and have an adverse effect on Prosperity’s results of operations, financial condition and cash flows.

Prosperity relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Prosperity’s customer relationship management, general ledger, deposits, servicing or loan origination systems. Although Prosperity has policies and procedures designed to prevent or minimize the effect of a failure, interruption or breach in security of its communications or information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur, or if they do occur, that they will be adequately addressed by Prosperity. The occurrence of any such failures, interruptions or security breaches could result in a loss of customer business and have a negative effect on Prosperity’s results of operations, financial condition and cash flows.

The business of Prosperity is dependent on technology and Prosperity’s inability to invest in technological improvements may adversely affect its results of operations, financial condition and cash flows.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Prosperity’s future success depends in part upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in its operations. Many of Prosperity’s competitors have substantially greater resources to invest in technological improvements. Prosperity may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers, which may negatively affect Prosperity’s results of operations, financial condition and cash flows.

Prosperity operates in a highly regulated environment and, as a result, is subject to extensive regulation and supervision; and changes in federal, state and local laws and regulations could adversely affect its financial performance.

Prosperity and Prosperity Bank are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not Prosperity’s shareholders. These regulations affect Prosperity’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Any change in applicable regulations or federal or state legislation could have a substantial impact on Prosperity, Prosperity Bank and their respective operations.

The Dodd-Frank Act, enacted in July 2010, instituted major changes to the banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect Prosperity’s powers, authority and operations, or the powers, authority and operations of Prosperity Bank in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on Prosperity. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, correspondents or other third parties.

Prosperity relies heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans Prosperity will originate, as well as the terms of those loans. If any of the information upon which Prosperity relies is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or Prosperity may fund a loan that it would not have funded or on terms it would not have extended. Whether a misrepresentation is made by the applicant or another third party, Prosperity generally bears the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the monetary losses Prosperity may suffer.

The recent repeal of federal prohibitions on payment of interest on demand deposits could increase Prosperity’s interest expense.

All federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, beginning on July 21, 2011, financial institutions can now offer interest on demand deposits to compete for clients. Prosperity’s interest expense will increase and its net interest margin will decrease if it begins offering interest on demand deposits to attract additional customers or maintain current customers, which could have an adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to environmental liability risk associated with lending activities.

A significant portion of Prosperity’s loan portfolio is secured by real property. During the ordinary course of business, Prosperity may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Prosperity may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Prosperity to incur substantial expenses and may materially reduce the affected property’s value or limit Prosperity’s ability to use or sell the affected property.

In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Prosperity’s exposure to environmental liability. Although Prosperity has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Prosperity’s financial condition and results of operations.

Risks Associated with Prosperity’s Common Stock

Prosperity’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Prosperity that a shareholder may favor.

Prosperity’s amended and restated articles of incorporation and amended and restated bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Prosperity. These provisions include:

•	a board of directors classified into three classes of directors with the directors of each class having staggered three-year terms;

•

a provision that any special meeting of Prosperity’s shareholders may be called only by the chairman of the board and chief executive officer, the president, a majority of the board of directors or the holders of at least 50% of Prosperity’s shares entitled to vote at the meeting;

•

a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Prosperity’s bylaws.

Prosperity’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Prosperity’s preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Prosperity. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Prosperity.

There are restrictions on Prosperity’s ability to pay dividends.

Holders of Prosperity’s common stock are only entitled to receive such dividends as Prosperity’s board of directors may declare out of funds legally available for such payments. Although Prosperity has historically declared cash dividends on its common stock, it is not required to do so and there can be no assurance that Prosperity will pay dividends in the future. Any declaration and payment of dividends on common stock will depend upon Prosperity’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, Prosperity’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors.

Prosperity’s principal source of funds to pay dividends on the shares of common stock is cash dividends that Prosperity receives from Prosperity Bank. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements. In addition, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance provides that Prosperity inform and consult with the Federal Reserve prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to Prosperity’s capital structure, including interest on the subordinated debentures underlying Prosperity’s trust preferred securities. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock.

The holders of Prosperity’s junior subordinated debentures have rights that are senior to those of Prosperity’s shareholders.

As of September 30, 2011, Prosperity had $85.1 million in junior subordinated debentures outstanding that were issued to Prosperity’s unconsolidated subsidiary trusts. The subsidiary trusts purchased the junior subordinated debentures from Prosperity using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by Prosperity to the extent not paid or made by each trust, provided the trust has funds available for such obligations.

The junior subordinated debentures are senior to Prosperity’s shares of common stock. As a result, Prosperity must make interest payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on its common stock; and, in the event of Prosperity’s bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of the common stock. Additionally, Prosperity has the right to defer periodic distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time Prosperity would be prohibited from paying dividends on its common stock. Prosperity’s ability to pay the future distributions depends upon the earnings of Prosperity Bank and dividends from Prosperity Bank to Prosperity, which may be inadequate to service the obligations.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Prosperity after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•

Prosperity’s actual cost savings resulting from the merger are less than expected, Prosperity is unable to realize those cost savings as soon as expected or Prosperity incurs additional or unexpected costs;

•	Prosperity’s revenues after the merger are less than expected;

•

deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than Prosperity expected;

•	competition among financial services companies may increase;

•	the risk that the businesses of Prosperity and the Bank will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of the Bank’s shareholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the interest rate environment reduce Prosperity’s or the Bank’s interest margins;

•	general business and economic conditions in the markets Prosperity or the Bank serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Prosperity’s or the Bank’s businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, we caution you not to place undue reliance on our forward-looking statements. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

This document constitutes a proxy statement of the Bank and is being furnished to all record holders of Bank stock in connection with the solicitation of proxies by the board of directors of the Bank to be used at a special meeting of shareholders of the Bank to be held on March 22, 2012. The purpose of the Bank special meeting is to consider and vote upon a proposal to approve the reorganization agreement, dated as of January 19, 2012, by and among Prosperity, Prosperity Bank and the Bank, which provides, among other things, for the merger of the Bank with and into Prosperity Bank. This document also constitutes a prospectus relating to the Prosperity common stock to be issued to holders of Bank stock upon completion of the merger.

THE BANK SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of Bank shareholders will be held at 6:00 p.m. local time on Thursday, March 22, 2012 at 4110 S. Bowen Road, Arlington, Texas 76016.

Matters to be Considered

The purpose of the special meeting is to consider and vote upon a proposal to approve the reorganization agreement, dated as of January 19, 2012, by and among Prosperity, Prosperity Bank and the Bank, which provides, among other things, for the merger of the Bank with and into Prosperity Bank.

At this time, the board of directors of the Bank is unaware of any matter, other than the matter set forth above, that may be presented for action at the special meeting.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of Bank stock at the close of business on February 15, 2012 will be entitled to notice of and to vote at the special meeting. At the close of business on that date, there were 645,659 shares of Bank stock issued and outstanding and entitled to vote at the special meeting.

At the special meeting, the shareholders of the Bank will be entitled to one vote for each share of common stock owned of record on February 15, 2012. The holders of a majority of the shares of Bank stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least two-thirds of the issued and outstanding Bank stock is required to approve the reorganization agreement.

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. There are no routine matters to be presented at the special meeting. If a shareholder holds shares in street name and does not provide voting instructions to his or her broker, those shares will be counted as broker non-votes for all non-routine matters, including the proposal to approve the reorganization agreement. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists.

Any abstentions and broker non-votes on the proposal to approve the reorganization agreement will have the same effect as a vote against the matter. Accordingly, the board of directors of the Bank encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Shares Held by Officers and Directors

On the record date, the directors and executive officers of the Bank were entitled to vote, in the aggregate, 131,700 shares of Bank stock, or approximately 20.40% of the outstanding shares of Bank stock entitled to vote at the special meeting. Each of these directors and executive officers has executed an agreement to vote his or her shares of Bank stock in favor of approval of the reorganization agreement.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed by the shareholders and returned to the Bank and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the reorganization agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of the Bank at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of the Bank;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of the Bank at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: The Bank Arlington, 4110 S. Bowen Road, Arlington, Texas 76016, Attention: Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of the Bank. The Bank is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of the Bank intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. The Bank will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

Terms of the Merger

The reorganization agreement provides for, among other things, the merger of the Bank with and into Prosperity Bank. If the shareholders of the Bank approve the reorganization agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the second quarter of 2012, although delays could occur. As a result of the merger, and assuming no adjustment to the merger consideration, holders of Bank stock will be entitled to receive whole shares of Prosperity common stock, with cash paid in lieu of a fractional share, and will no longer be owners of Bank stock. As a result of the merger, certificates for Bank stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, all outstanding shares of Bank stock will be converted into an aggregate of 138,600 shares of Prosperity common stock, subject to adjustment under certain circumstances as set forth in the reorganization agreement as discussed below. Based on 645,659 shares of Bank stock issued and outstanding as of February 15, 2012, holders of Bank stock will receive 0.2147 shares of Prosperity common stock, subject to adjustment, for each share they own.

More specifically, if:

•

(a) the 10 consecutive trading day average closing price of the Prosperity common stock on the fifth trading day immediately prior to the closing date is (1) less than $37.19 and (2) the percentage difference between (A) $41.32 (the average closing price of Prosperity common stock for the 10 consecutive trading days ending on and including January 11, 2012) and (B) the average closing price of the Prosperity common stock is not equal to at least 95% of the percentage difference between (Y) $41.11 (the average closing price of the KBW Bank Index for the 10 consecutive trading days ending on and including January 11, 2012) and (Z) the 10 consecutive trading day average closing price of the KBW Bank Index ending on and including the fifth trading day immediately prior to the closing date, or

•	(b) the average closing price of Prosperity common stock falls below $28.86, without regard to the performance of the KBW Bank Index,

then the Bank may give notice of its intent to terminate the reorganization agreement, at which time Prosperity has the discretion, but not the obligation, to increase the merger consideration by paying an amount of cash so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $5,154,257, in the case of (a) above, or $4,000,000, in the case of (b) above. If Prosperity elects to pay the cash consideration, the Bank will no longer have the right to terminate the reorganization agreement for these reasons. If Prosperity elects not to pay the cash consideration, the Bank may terminate the reorganization agreement.

The merger consideration will also be adjusted if the average closing price is greater than $45.45. If this occurs, the number of shares of Prosperity common stock that Prosperity will issue to the Bank shareholders will be reduced, so that, as a result of such adjustment, the total merger consideration, based on the average closing price, will not be more than $6,299,647.

In addition, the merger consideration will be reduced if the Bank’s equity capital on the closing date is less than $4,000,000. More specifically, as a result of such an event, any cash to be paid to the Bank’s shareholders will be reduced by the amount of such deficiency or, if no cash is to be paid, then the 138,600 shares of Prosperity common stock to be issued to the Bank’s shareholders will be reduced by a number of shares equal to the difference between the Bank’s equity capital on the closing date and $4,000,000 divided by the average closing price of the Prosperity common stock. Pursuant to the terms of the reorganization agreement, equity capital is defined as the sum of the capital stock, capital surplus and retained earnings of the Bank, excluding unrealized securities gains or losses as determined pursuant to generally accepted accounting principles (GAAP). For purposes of calculating equity capital, the Bank must include adjustments made for certain extraordinary items related to the merger as more fully described in the reorganization agreement.

As a result of potential changes to the exchange ratio and the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on whether to approve the reorganization agreement.

As noted above, Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average closing price of Prosperity common stock.

Background of the Merger

As part of the Bank’s ongoing effort to improve its community banking franchise and enhance shareholder value, the Bank’s board of directors and management have periodically reviewed various strategic options available to the Bank, including, among other things, continued independence and a strategic merger with or acquisition by another financial institution. In the course of these periodic reviews, the board and management have considered the pro forma effect of various future strategies on earnings per share, book value per share, return on equity and other pertinent financial ratios, compared quantitative measures of the Bank’s performance with those of other financial institutions and monitored trends in capital raising by community banks and the local, regional and national financial institutions mergers and acquisitions environment. The Bank’s board periodically received information about companies that were possible merger partners for, or that were interested in acquiring, the Bank.

During the normal course of business, the Bank has received inquiries regarding the Bank’s willingness to consider an acquisition by, or affiliation with, other financial institutions. Consistent with the directors’ fiduciary obligations to the Bank’s shareholders, the board considered such inquiries and evaluated them for the level and form of consideration proposed, the seriousness of the proposal, the Bank’s expected future operations and other considerations and factors deemed relevant by the Bank’s board and management. The Bank formulated its business plan with the intent of providing maximum value to its shareholders by enhancing the Bank’s franchise value and expanding the Bank’s business operations. The Bank’s board has continuously evaluated the cost of adding additional financial products, locations and alternative delivery methods in an effort to remain competitive in the marketplace while implementing a growth strategy, continuing to deliver the current array of services to the Bank’s customers and providing competitive returns to the Bank’s shareholders.

In November 2010, management of the Bank and TAB Capital Corporation (“TAB”), a newly formed proposed bank holding company, entered into negotiations for the acquisition of the Bank by TAB. After financial and legal due diligence in anticipation of the transaction, the Bank and TAB entered into an Agreement and Plan of Reorganization on March 17, 2011(the “TAB Agreement”), providing for the acquisition of the Bank by TAB. The TAB Agreement was contingent upon, among other things, TAB’s successful completion of a private offering of common stock necessary to pay the merger consideration under the TAB Agreement. Due to TAB’s lack of success in raising the funds required to obtain all necessary regulatory approvals and complete the proposed transaction, the Bank’s agreement with TAB was allowed to expire on September 13, 2011.

In September 2011, management met with representatives of Commerce Street Capital, LLC (“Commerce Street”) to evaluate the strategic alternatives available to the Bank. The options discussed included the viability of the continued operation of the Bank as an independent banking organization as well as a possible sale or business combination. Discussions also highlighted many of the difficult challenges that the Bank has faced in recent years, including the recent financial crisis and recession affecting the nation. It was noted that while the financial crisis and the recession had not affected the Texas banking market to the same extent as they had affected other parts of the United States, the resulting regulatory reform and the corresponding increases in the regulatory burden on financial institutions make it costly for smaller institutions to continue to operate independently. At the following regular board meeting, management made a report to the board about Commerce Street’s presentation and the accompanying discussions. There was further discussion about the alternatives available to the Bank, and a consensus was reached that further exploration of a potential affiliation transaction would be appropriate. On October 19, 2011, the Bank engaged Commerce Street to render financial advisory and investment banking services in connection with a possible business combination with another banking institution.

In the following months, management compiled the items necessary to prepare a confidential descriptive memorandum presenting data on the Bank and its business. Working with Commerce Street, a process was developed to contact and elicit interest from a group of logical prospective strategic partners who would be provided the memorandum, subject to the prior execution of a confidentiality agreement. In November, Commerce Street began contacting potential strategic partners, including Prosperity, and distributed confidentiality agreements to those who expressed an initial interest.

On December 20, 2011, the Bank’s board of directors met with Tex Gross, C.K. Lee and Brian Johnson of Commerce Street and reviewed the results of the preliminary proposal solicitation process with management and the board of directors. Of the 25 parties that had signed confidentiality agreements, four parties, including Prosperity, provided written, non-binding expressions of interest in an affiliation with the Bank, subject to due diligence and negotiation of a definitive agreement. One additional party did not provide a written response but indicated that the concept of a transaction was still under consideration, later confirming they did not want to proceed further. Commerce Street summarized the perceived advantages and disadvantages of each proposal that was received. The board initially invited Prosperity and one other party (“Company A”) to conduct onsite due diligence to confirm and finalize their non-binding indication of interest. Another one of the four parties (“Company B”) who initially submitted a written, non-binding expression of interest in an affiliation with the Bank verbally increased its offer and requested exclusivity. Management indicated they could not grant exclusivity, but invited Company B in for diligence to perfect their bid. During the weeks of December 26, 2011 and January 2, 2012, Company B and Prosperity conducted onsite due diligence, with both parties confirming their desire to proceed with the proposed transaction. After completing its due diligence, Company B submitted its final offer with a short period of time to respond. At that time, the Bank directed Commerce Street to contact Company A and Prosperity to finalize their offers. Upon further discussions with Commerce Street regarding the potential terms of the proposed transaction, Company A withdrew its bid without conducting due diligence and communicated to Commerce Street that it was no longer interested in pursuing the transaction.

During the week following completion of due diligence, Commerce Street interacted with Company B and Prosperity to confirm the proposed terms of a potential affiliation transaction. By January 10, 2012, Commerce Street had received written, non-binding expressions of interest from Company B and Prosperity for an affiliation with the Bank, subject to negotiation of a definitive agreement. The following day, the board evaluated the merits of the proposed transactions with each party and determined that a transaction with Prosperity presented the best strategic opportunity for the Bank and its shareholders. As part of the decision process, the Bank board considered many factors including, but not limited to, the aggregate value of each proposal, the form of the consideration offered, each organization’s ability to complete the transaction in a timely manner, as well as each party’s general culture.

On January 19, 2012, the Bank board met with representatives of Commerce Street and Fenimore, Kay, Harrison & Ford, LLP, counsel for the Bank. Representatives of Commerce Street provided a financial analysis of the proposed transaction and informed the Bank’s board that the merger consideration set forth in the reorganization agreement is fair to the Bank shareholders from a financial point of view. Representatives of Fenimore, Kay, Harrison & Ford reviewed the terms of the reorganization agreement with the board. At the meeting, the board concluded that the negotiated transaction as set forth in the reorganization agreement is in the best interest of the shareholders of the Bank. Therefore, the board unanimously approved the reorganization agreement and authorized the Chairman of the Board and President to execute the reorganization agreement on behalf of the Bank.

On January 19, 2012, the Bank and Prosperity entered into the reorganization agreement and Prosperity issued a press release announcing the proposed merger.

The Bank’s Reasons for the Merger and Recommendations of the Bank’s Board of Directors

The Bank’s board of directors believes that the merger is in the best interest of the Bank and its shareholders. Accordingly, the Bank’s board of directors has unanimously approved the merger and the reorganization agreement and unanimously recommends that the Bank’s shareholders vote FOR approval of the reorganization agreement.

In approving the reorganization agreement, the Bank’s board of directors consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition and with its legal counsel as to its legal duties and the terms of the reorganization agreement and related agreements. The board believes that combining with Prosperity will create a stronger and more diversified organization that will provide significant benefits to the Bank’s shareholders and customers alike.

The terms of the reorganization agreement, including the consideration to be paid to the Bank’s shareholders, were the result of arm’s length negotiations between representatives of the Bank and representatives of Prosperity. In arriving at its determination to approve the reorganization agreement, the Bank’s board of directors considered a number of factors, including the following:

•	The current financial services industry environment including increased competition and consolidation trends.

•	Information regarding the financial condition and operations of Prosperity and future prospects of Prosperity and its capital stock.

•

The opinion rendered by Commerce Street that the merger consideration to be received in exchange for the Bank’s common stock on the terms and conditions set forth in the reorganization agreement is fair to the shareholders of the Bank from a financial point of view.

•	The tax-free nature of the common stock portion of the merger consideration to the Bank shareholders for federal income tax purposes.

•

The future prospects of the Bank compared with the future prospects of Prosperity considering that by receiving Prosperity common stock in the merger, the Bank shareholders would be investing in a larger, more diversified banking organization.

•	The fact that Prosperity common stock is publicly traded on the New York Stock Exchange, thereby representing a more liquid and flexible investment than does the Bank’s common stock.

•	The ability of Prosperity to pay the cash portion, if any, of the merger consideration.

•	The non-economic terms of the transaction, including the impact on existing customers and employees.

•	The compatibility of Prosperity’s management team with that of the Bank and the general fit of the entities.

•	The ability of Prosperity, as an experienced and successful acquirer of financial institutions, to integrate the operations of the Bank with Prosperity Bank.

•	The potential benefits and opportunities for employees of the Bank as a result of both employment opportunities and benefit plans in a larger organization.

•	The likelihood that the transaction will be approved by regulatory authorities.

The reasons set out above for the merger are not intended to be exhaustive but include the material factors considered by the board of directors of the Bank in approving the merger and the reorganization agreement. In reaching its determination, the board of directors of the Bank did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors. Based on the reasons stated above, the board of directors of the Bank believes that the merger is in the best interest of the Bank and its shareholders and therefore the board of directors of the Bank unanimously approved the reorganization agreement and the merger. Each member of the Bank’s board of directors has agreed to vote the stock of the Bank over which he or she has voting authority in favor of the reorganization agreement and the merger.

THE BANK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE REORGANIZATION AGREEMENT AND THE MERGER.

Prosperity’s Reasons for the Merger

As a part of Prosperity’s growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of the Bank is consistent with Prosperity’s expansion strategy. Prosperity’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for the Bank, the market condition of the market area in which the Bank conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Prosperity believes that the merger will expand Prosperity’s presence in Dallas/Ft. Worth and the surrounding area, provide opportunities for future growth and provide the potential to realize cost savings. Prosperity’s board of directors also considered the financial condition and valuation for both the Bank and Prosperity as well as the financial and other effects the merger would have on Prosperity’s shareholders.

While management of Prosperity believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Prosperity has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Prosperity board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board of directors conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity’s management.

Opinion of the Bank’s Financial Advisor

Commerce Street is regularly engaged to provide investment banking services to financial institutions and in the valuation of financial institutions and their securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for estate, corporate and other purposes. Specifically based on Commerce Street’s reputation and qualifications in evaluating financial institutions, the board of directors of the Bank engaged Commerce Street during October 2011 to provide financial advisory services in connection with the transaction and in January 2012 to provide an opinion with regard to the fairness, from a financial point of view, of the financial terms of the proposed transaction, referred to in this proxy statement/prospectus as the fairness opinion. A copy of the fairness opinion of Commerce Street, dated January 19, 2012, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Commerce Street, is attached as Appendix B to this Proxy Statement/Prospectus. Bank shareholders are urged to read the fairness opinion in its entirety.

No limitations were imposed by the Bank’s board of directors upon Commerce Street with respect to the investigations made or procedures followed in rendering its opinion. Neither Commerce Street, nor the individuals involved in this valuation has any present or contemplated future ownership interest in the Bank.

Commerce Street is acting as financial advisor to the Bank in connection with the proposed merger and will receive fees for its services, a substantial portion of which is contingent upon the closing of the merger. Pursuant to the terms of the engagement letters with the Bank, Commerce Street will receive a $15,000 fee for providing the fairness opinion as well as a success fee from the Bank applied to the total consideration received based on the following formula: 5% of the first $1 million in consideration, 4% of the second $1 million in consideration, 3% of the third $1 million in consideration, 2% of the fourth $1 million in consideration and 1% thereafter. In addition, the Bank has agreed to indemnify Commerce Street against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws. Commerce Street has no responsibility or obligation to update its fairness opinion for events or circumstances occurring subsequent to the date of its fairness opinion.

Summary of Proposal. Commerce Street reviewed the financial terms of the proposed transaction. Subject to adjustment as provided in the reorganization agreement, the Bank’s shareholders will receive, in the aggregate, 138,600 shares of Prosperity common stock. Based on 645,659 shares of Bank stock outstanding and a market value of the Prosperity common stock of $41.97 per share (the closing price on January 18, 2012), the merger consideration would equal $5,817,042 and the per share merger consideration would equal $9.01.

Aggregate Transaction Ratios:
Transaction Value to December 31, 2011 Stated Book Value	1.31	x
Transaction Value to December 31, 2011 Tangible Book Value	1.31	x
Transaction Value to 2011 Earnings	29.53	x
Transaction Value to December 31, 2011 Assets	15.59%
Transaction Value to December 31, 2011 Deposits	17.72%
Tangible Premium on December 31, 2011 Core Deposits	5.14%

Commerce Street’s Analysis. In conducting its valuation, Commerce Street reviewed and analyzed among other things, the following:

•	certain historical financial and operating data of the Bank for the period ended December 31, 2007 through December 31, 2011;

•	certain historical financial and operating data of Prosperity, and its wholly owned subsidiary, Prosperity Bank, for the period ended December 31, 2007 through September 30, 2011;

•	the Regulatory Call Reports of the Bank as of September 30, 2011 and December 31, 2011;

•	the Regulatory Call Reports of Prosperity Bank as of June 30, 2011 and September 30, 2011;

•	the September 30, 2011 Uniform Bank Performance Report (the “UBPR”) for the Bank;

•	publicly available terms of certain transactions involving organizations comparable to the Bank and Prosperity and the consideration received for such organizations;

•

certain publicly available information concerning the business of the Bank, Prosperity and Prosperity Bank, and of certain other companies engaged in businesses comparable to the Bank, Prosperity and Prosperity Bank, and the reported prices for certain other companies’ securities deemed comparable;

•	the results of an analysis of the Bank’s normalized earnings; and

•	other such factors as we have deemed appropriate.

Commerce Street also held discussions with the Bank’s management concerning its past and current operations, financial condition and prospects.

In conducting its valuation and rendering its opinion, Commerce Street relied upon and assumed the accuracy and completeness of the financial and other information provided to it or that was publicly available, and did not attempt to independently verify the same. Commerce Street did not make or obtain any evaluations or appraisals of the Bank’s properties, nor did it examine any individual loan credit files.

As more fully discussed below, Commerce Street considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following:

•

the historical and current financial positions and results of operations of Prosperity and the Bank, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in available financial statements;

•	the assets and liabilities of Prosperity and the Bank, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

•	the nature and terms of certain merger and acquisition transactions involving banks deemed comparable by Commerce Street.

Commerce Street also took into account its assessment of current general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Commerce Street’s fairness opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its report and the information made available to it through that date.

In connection with conducting its valuation of Prosperity and the Bank, Commerce Street performed certain financial analyses, which are summarized below. Commerce Street believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analysis and the processes underlying the valuation and related fairness opinion. The preparation of a valuation and related fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Commerce Street made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Commerce Street’s control. Any estimates contained in Commerce Street’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

In connection with rendering its opinion, Commerce Street relied primarily on two broad methods of valuation: (1) market value, which represents (a) an analysis of the price a willing buyer and a willing seller would agree upon in connection with a sale of a “control” block of stock in comparison with the market price at which “control” of similar banking organizations is sold, as well as (b) an analysis of a universe of publicly-traded bank holding company stock values and related financial traits within an appropriate geography and the development of pricing statistics for the appraised company from the pricing characteristics of the publicly-traded banking organizations, and (2) investment values, which represent evaluations of the Bank, based on the discounted value of projected cash flows on a stand-alone basis.

Market Value Method. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm’s-length transaction. The Market Value Method is frequently used to determine the price of a smaller block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. However, the relative thinness of the specific market for the common stocks being appraised may result in the need to review alternative markets for comparative pricing purposes. The “hypothetical” fair value for the minority shares of a banking company with a thin market for its stock is normally determined by creating a universe of publicly-traded banking company stock values and related financial traits within an appropriate geography, then developing pricing statistics for the appraised banking company from the pricing characteristics of the publicly-

traded banking organizations. In addition, market value can be derived from the observation of what other similar banking organizations have recently sold for in merger and acquisition transactions over a certain time period. Pricing statistics for the subject bank or bank holding company can then be derived from the pricing characteristics of the recently acquired institutions deemed comparable. These pricing characteristics form the statistical basis for developing indications of value based on applying the statistics derived from the sample universe to the relevant financial values of the subject company being valued. The statistical values used in this valuation study were:

•	price to book value,

•	price to tangible book value,

•	price to earnings,

•	price to assets,

•	price to deposits, and

•	tangible premium to core deposits.

Analysis of Selected Bank Merger Transactions. Commerce Street compared the Bank to those banking organizations acquired in merger and acquisition transactions in the U.S. between January 17, 2011 and January 17, 2012 with target assets less than or equal to $500 million, nonperforming assets (“NPAs”) to total assets between 1.00% and 3.00%, tangible equity to tangible assets greater than or equal to 8.0%, last twelve months (“LTM”) ROAA between 0.3% and 0.9% and publicly available pricing information. Below represents the selected bank merger transactions:

Buyer	State	Seller	State
NBT Bancorp Inc.	NY	Hampshire First Bank	NH

City Holding Company	WV	Virginia Savings Bancorp, Inc.	VA

Happy Bancshares, Inc.	TX	Signature Bancshares, Inc.	TX

Goering Management Co.	KS	Home State Bancshares, Inc.	KS

Grandpoint Capital, Inc.	CA	Investor group

First PacTrust Bancorp, Inc.	CA	Beach Business Bank	CA

Rockwall Bancshares, Inc.	TX	Northern Bancshares, Inc.	TX

NHI Fin. Services Partners, LLC	NE	Capitol Bancorp Ltd.	MI

WCM Holdings, Inc.	TX	Investor group

Farmers State Bancshares, Inc.	NE	Farmers State Inv. Co.	NE

Finlayson Bancshares, Inc.	MN	First Natl Bank of the North	MN

Commerce Street reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, mean and median multiples for the comparable transactions. The median multiples were then applied to the Bank’s balance sheet information as of December 31, 2011 and 2011 earnings to derive an imputed range of values of the Bank’s common stock. The following table sets forth the median multiples as well as the imputed values based upon those median multiples:

	Comparable Transaction Median Multiple		Implied Value Per Share
Transaction Value to December 31, 2011 Stated Book Value	1.22	x	$8.37
Transaction Value to December 31, 2011 Tangible Book Value	1.22	x	$8.38
Transaction Value to December 31, 2011 LTM Earnings	37.63	x	$11.48
Transaction Value to September 30, 2011 Assets	14.58%		$8.43
Transaction Value to December 31, 2011 Deposits	18.15%		$9.23
Tangible Premium to December 31, 2011 Core Deposits	3.32%		$8.25

The transaction value of $9.01 per share falls within the range of implied values computed in using the comparable transactions, which supports the fairness of the transaction.

In addition to the comparable transactions described above, Commerce Street analyzed a second group of comparable transactions. Commerce Street compared the Bank to those banking organizations acquired in merger and acquisition transactions in the southwestern region of the U.S. between January 17, 2010 and January 17, 2012 with target assets less than or equal to $500 million, NPAs to total assets between 1.00% and 3.00%, tangible equity to tangible assets greater than or equal to 8.0%, LTM ROAA between 0.3% and 0.9% and publicly available pricing information. Below represents the selected bank merger transactions:

Buyer	State	Seller	State

Happy Bancshares	TX	Signature Bancshares, Inc.	TX

Rockwall Bancshares	TX	Northern Bancshares, Inc.	TX

NHI Fin. Services Partners	NE	Capitol Bancorp Ltd.	MI

WCM Holdings	TX	Investor group

Commercial Bancshares	TX	El Campo Bancshares, Inc.	TX

Austin Bancorp	TX	Frankston Bancorp, Inc.	TX

Commerce Street reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, mean and median multiples for the comparable transactions. The median multiples were then applied to the Bank’s balance sheet information as of December 31, 2011 and 2011 earnings to derive an imputed range of values of the Bank’s common stock. The following table sets forth the median multiples as well as the imputed values based upon those median multiples:

	Comparable Transaction Median Multiple		Implied Value Per Share
Transaction Value to December 31, 2011 Stated Book Value	1.19	x	$8.14
Transaction Value to December 31, 2011 Tangible Book Value	1.19	x	$8.14
Transaction Value to 2011 Earnings	39.19	x	$11.96
Transaction Value to September 30, 2011 Assets	17.45%		$10.08
Transaction Value to December 31, 2011 Deposits	20.56%		$10.45
Tangible Premium to December 31, 2011 Core Deposits	3.32%		$8.25

The transaction value of $9.01 per share falls within the range of implied values computed in using the comparable transactions, which supports the fairness of the transaction.

No company or transaction used as a comparison in the above analysis is identical to Prosperity, the Bank or the merger. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of the Bank and the companies included in the comparable transactions.

Analysis of Publicly-Traded Banking Companies. In addition, Commerce Street conducted an analysis of publicly-traded banking companies in the U.S. The comparison group for the Bank had total assets less than $500 million, NPAs to total assets between 1.00% and 3.00% and tangible equity to tangible assets greater than 8.00% and LTM ROAA between 0.3% and 0.9%. Below represents the selected comparable companies:

Company	Ticker
Emclaire Financial Corp.	EMCF
Jeffersonville Bancorp	JFBC
Bancorp of New Jersey, Inc.	BKJ
Annapolis Bancorp, Inc.	ANNB
United Bancorp, Inc.	UBCP
Citizens First Corporation	CZFC
Glen Burnie Bancorp	GLBZ
Southwest Georgia Financial Corporation	SGB
First West Virginia Bancorp, Inc.	FWV

Commerce Street reviewed the publicly traded banking companies which yielded pricing multiples including price to stated book value, price to tangible book value, price to earnings, price to assets and tangible premium to core deposits. The median multiples were then applied to the Bank’s balance sheet information as of December 31, 2011 and 2011 earnings to derive an imputed range of values of the Bank’s common stock. The following table sets forth the median multiples as well as the imputed values based upon those median multiples:

	Comparable Companies Median Multiple		Implied Value Per Share
Transaction Value to December 31, 2011 Stated Book Value	0.75	x	$5.11
Transaction Value to December 31, 2011 Tangible Book Value	0.78	x	$5.37
Transaction Value to 2011 Earnings	12.03	x	$3.67
Transaction Value to December 31, 2011 Assets	8.59%		$4.96
Transaction Value to December 31, 2011 Deposits	10.65%		$5.41
Tangible Premium to December 31, 2011 Core Deposits	(2.86)%		$5.66

The transaction value of $9.01 per share is above the range of implied values computed in using the comparable companies, which supports the fairness of the transaction.

Since Prosperity’s common stock is publicly traded with sufficient trading volume to support a fair market value conclusion, Commerce Street noted the January 18, 2012 closing price of $41.97 per share.

Commerce Street’s market value analysis, however, reflects the fact that:

•	no company or transaction used in the comparison is identical to the Bank,

•	the stocks of publicly-held banking organizations in the U.S. may be more liquid than the Bank’s common stock,

•	certain nonfinancial characteristics for the publicly-traded U.S. banking organizations vary substantially from Prosperity’s and/or the Bank’s comparable nonfinancial characteristics, and

•	the average financial performance of publicly-held U.S. banking organizations vary, sometimes significantly from Prosperity’s and/or the Bank’s performance.

Investment Value Method. Banks and their holding companies are generally analyzed and purchased on a “normalized earnings” basis. In other words, careful consideration should be given to Prosperity’s and the Bank’s abilities to sustain their earnings going forward based on the stability of their net-interest income plus non-interest income, less non-interest expense, excluding securities gains or losses and extraordinary items, and finally less federal income tax expense. The weighted average of historical economic earnings is most appropriately used for calculating future earnings when there appears to be a general pattern that may be extrapolated into the future, giving the highest weighting to the most recent year, and the lowest weighting to the most distant year. An un-weighted (or simple) average is more appropriate when there is no discernable pattern in earnings. However, given that the Bank’s earnings have been inconsistent over the past few years, Commerce Street determined that this method was of limited usefulness.

Discounted Cash Flow Analysis. Commerce Street also performed a discounted cash flow (“DCF”) analysis using the excess equity method as part of its income approach valuation. Under the excess equity method, the sum of the present value of excess capital (dividends) and the present value of the terminal value equal the fair value of the Bank’s common equity. In conducting its DCF analysis, Commerce Street first analyzed the Bank’s growth rate of total assets and performance over the past two years. Additionally, we studied the growth rate and performance of selected institutions in the Bank’s primary market area (Tarrant County, Texas) over a ten-year period. The Bank experienced a reduction of total assets of 9.30% during 2011. For this analysis, Commerce Street estimated that the Bank’s growth rate will begin to trend toward the Tarrant County ten-year average asset growth rate. Management forecasts the Bank will be profitable in 2012 with a return on average assets of 0.46%. Commerce Street forecasts a stabilized return on assets greater than 0.60% and an asset growth rate greater than 8.0% beginning in 2014 into perpetuity based on Tarrant County’s average historical return on assets and asset growth rates, respectively. Commerce Street assumed the utilization of the Bank’s outstanding net operating loss of $1.8 million as of December 31, 2010 through 2016. Based on this analysis, Commerce Street calculated a net present value based on excess capital of $1.6 million using a discount rate of 13.5% (established by the Capital Asset Pricing Model and Ibbotson Build-up Method). In addition, Commerce Street calculated a terminal value for the Bank by converting the forecasted net income of the Bank in year 2017 into perpetuity. Commerce Street then discounted this terminal value using a 13.5% discount rate and calculated a present value of the terminal value of $2.0 million.

Commerce Street could have used and relied on other available valuation methods, such as the Net Asset Value Method. However, as discussed below, Commerce Street considered this not relevant or unreliable for purposes of its opinion.

Net Asset Value Method. Net asset value is the value of the net equity of a banking company, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which are often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among assets, liabilities, customer relations, market presence, image and reputation and staff expertise and depth, little or no weight is given to the Net Asset Value Method of valuation.

Conclusion. In reaching its conclusion, Commerce Street gave greater consideration to the Market Value Method and Discounted Cash Flow Method, which supports the financial fairness of the merger consideration under the reorganization agreement, in determining the value of the Bank. Specifically, Commerce Street applied the median pricing multiples from the comparable transactions and comparable companies as described above to the Bank as well as the DCF valuation to estimate a value of $4.7 million ($7.28 per share). Commerce Street relied on the January 18, 2012 closing price of Prosperity’s publicly traded common shares of $41.97 per share. Therefore, because Prosperity’s stock price adjusted for the 0.2147 exchange ratio of $9.01 per share ($41.97 x 0.2147 = $9.01) is greater than the Bank’s common stock fair value of $7.28 per share, Commerce Street is of the opinion that the merger consideration is fair, from a financial point of view, to the shareholders of the Bank.

Each shareholder is encouraged to read the fairness opinion in its entirety. The full text of the fairness opinion is included as Appendix B to this proxy statement/prospectus.

Exchange of Bank Stock Certificates

If you are a shareholder of the Bank, as soon as practicable after the effective time of the merger, Prosperity’s transfer and exchange agent, Computershare Investor Services, will mail a letter of transmittal and instructions to you for use in surrendering your Bank stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Computershare will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Prosperity common stock and cash, if any, to which you are entitled under the reorganization agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding Bank stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement. With respect to any Bank stock certificate that has been lost, stolen or destroyed, Prosperity will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Prosperity’s standard policy, and evidence reasonably satisfactory to Prosperity of ownership of the shares in question. After the effective time of the merger, the Bank’s transfer books will be closed and no transfer of the shares of Bank stock outstanding immediately prior to the effective time will be made on Prosperity’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Prosperity’s shareholders the number of whole shares of Prosperity common stock into which your shares of the Bank are converted, regardless of whether you have exchanged your Bank stock certificates for Prosperity stock certificates. Whenever Prosperity declares a dividend or other distribution on the Prosperity common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Prosperity common stock issuable pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Prosperity common stock will be delivered to you until you surrender your Bank stock certificates for exchange as described above. Upon surrender of your Bank stock certificates, the certificate representing the Prosperity common stock into which your shares of Bank stock have been converted, together with your share of the cash portion of the merger consideration (if any), any cash in lieu of any fractional share of Prosperity common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Effective Time of the Merger

The merger will become effective at the date and time specified in the articles of merger to be issued by the Texas Department of Banking. If the shareholders of the Bank approve the merger at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the second quarter of 2012, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Treatment of Outstanding Options and Warrants

Each option and warrant to acquire shares of Bank stock that is outstanding at the effective time of the merger will be cancelled and of no further force or effect. As of December 31, 2011, there were 85,436 options and 55,000 warrants outstanding to acquire shares of Bank stock, each of which has an exercise price that is greater than the estimated per share value of the merger consideration. As such, the Bank does not believe that any options or warrants will be exercised prior to the effective time of the merger. The Bank has agreed that each holder of options or warrants to acquire Bank stock will execute a cancellation and release agreement regarding such options and warrants.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the closing date, the Bank shall:

•

conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

•

use its reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers, directors, key employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

•

promptly give written notice to Prosperity of (a) any material changes in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority, (c) the institution or threat of any litigation against the Bank or (d) the occurrence or failure of any event or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained in the reorganization agreement, (2) any of the representations or warranties of the Bank in the reorganization agreement to be materially untrue or (3) a material adverse effect on the Bank; and

•

except as required by law or regulation or expressly permitted by the reorganization agreement, take no action which would adversely affect or delay the ability of the Bank or Prosperity to obtain any required regulatory or other approvals required for the consummation of the merger or to perform its obligations and agreements under the reorganization agreement.

From the date of the reorganization agreement to and including the time of the completion of the merger, unless otherwise required by law or regulation, permitted by the reorganization agreement, or unless Prosperity otherwise consents in writing, the Bank shall not:

•	adjust, split, combine or reclassify any of the Bank stock;

•

make, acquire, modify or renew or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit to any borrower that (1) would be a material violation of policies and procedures in effect as of the date of the reorganization agreement, (2) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (3) would be in excess of $50,000 (except pursuant to commitments made prior to the date of the reorganization agreement and not covered by items (1) or (2), or loans fully secured by a certificate of deposit at the Bank);

•

issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock;

•	grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•

enter into, amend or terminate certain agreements specified in the reorganization agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•

grant any retention, severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Bank, either individually or as part of a class of similarly situated persons;

•

increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies in effect as of the date of the reorganization agreement, or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•

declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Bank stock, including the declaration or payment of any dividend after September 30, 2011, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of Bank stock;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•

sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including other real estate owned) or interest therein other than real estate owned properties under contract for sale as of the date of the reorganization agreement prior to notice and consultation with Prosperity;

•	foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Bank’s past practices and safe and sound banking practices;

•	charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off;

•	establish any new subsidiary or affiliate or enter into any new line of business;

•

materially deviate from policies and procedures existing as of the date of the reorganization agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as otherwise required by the provisions of the reorganization agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of the articles of association, bylaws or other governing documents of the Bank;

•	make any capital expenditure that would exceed an aggregate of $25,000, except pursuant to commitments made prior to the date of the reorganization agreement and reflected in a disclosure schedule;

•	excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

•	prepay any indebtedness or other similar arrangements so as to cause the Bank to incur any prepayment penalty thereunder;

•

except pursuant to contracts or agreements in force at the date of or permitted by the reorganization agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•	voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

•	amend any employee compensation or benefits plan of the Bank, other than as required to maintain the tax qualified status of the plan;

•	settle any claim, action or proceedings involving payment by it of money damages in excess of $25,000 in the aggregate or impose any material restriction on the operations of the Bank;

•

make any changes to its investment securities portfolio from that as of September 30, 2011, or the manner in which the portfolio is classified or reported; provided, however, that the Bank may sell its investment securities; or

•	agree to do any of the above.

For a complete description of such restrictions on the conduct of the business of the Bank, we refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

No Solicitation

The Bank agreed that neither it, nor any of its directors, officers, agents or representatives shall directly or indirectly take any action to:

•

solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

•	enter into any acquisition agreement relating to any acquisition proposal; or

•	propose or agree to do any of the foregoing.

If the Bank or any of its representatives receives an unsolicited bona fide acquisition proposal prior to the special meeting that the Bank’s board of directors has:

•

determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal;

•	determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and

•	obtained from such person or entity an executed confidentiality agreement,

then the Bank or its representatives may furnish information to and enter into discussions and negotiations with such other party.

The Bank agreed to notify Prosperity orally immediately, and in writing within one (1) business day, after receipt of any unsolicited inquiries or acquisition proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal, request or inquiry.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of Prosperity and the Bank to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the reorganization agreement by the holders of at least two-thirds of the outstanding shares of Bank stock;

•

receipt of all required governmental approvals of the merger in a manner that does not impose any restrictions on the operations of Prosperity Bank before or after the merger, which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transactions contemplated by the reorganization agreement or would, in the reasonable judgment of Prosperity, be so burdensome as to render consummation of the transactions inadvisable;

•

the registration statement of which this proxy statement/prospectus forms a part shall have become effective and no stop order suspending its effectiveness shall be in effect and no proceedings for that purpose shall have been initiated and continuing or threatened by the Securities and Exchange Commission, and all necessary approvals under state securities laws relating to the issuance or trading of the Prosperity common stock to be issued shall have been received;

•	the shares of Prosperity common stock to be issued to the Bank shareholders shall have been authorized for listing on the New York Stock Exchange;

•

the other party’s representations and warranties being true and correct as of the date of the reorganization agreement and being true and correct in all material respects as of the date of the closing and receipt of a certificate signed by an appropriate representative of the other party to that effect;

•

the absence of a material adverse change in the assets, properties, business or financial condition of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

•

the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with prior to or at the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

In addition to the conditions listed above, Prosperity’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•

each of the directors and officers (with a title of Senior Vice President or above) of the Bank must have executed an agreement releasing the Bank and its successors from any and all claims of such directors and officers, subject to certain limited exceptions, which have been received by Prosperity but will not become effective until the effective time of the merger;

•

each of Billy Allen, Cathy Allen and Jim Tipton shall have entered into a one-year employment and non-competition agreement with Prosperity Bank, which have been received by Prosperity but will not become effective until the effective time of the merger;

•

each of the directors of the Bank who does not enter into an employment agreement with Prosperity Bank shall have entered into a non-competition agreement with Prosperity and Prosperity Bank, which have been received by Prosperity but will not become effective until the effective time of the merger;

•	holders of no more than 5% of the issued and outstanding Bank stock shall have demanded or shall be entitled to receive payment of the appraised fair value of their shares as dissenting shareholders;

•

all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any material contract, agreement or instrument to which the Bank is a party or by which any of its properties is bound in order to prevent the consummation of the transactions contemplated by the reorganization agreement from constituting a default under such material contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Bank shall have been obtained, and the Bank shall have received evidence thereof in form and substance satisfactory to it;

•	the Bank’s allowance for loan losses as of the closing date is equal to at least $200,000;

•	delivery of the audited financial statements of the Bank as of and for the year ended December 31, 2011 and an unqualified opinion of the Bank’s independent auditors; and

•	receipt by Prosperity of an executed release from each holder of an unexpired and unexercised option or warrant to acquire Bank stock.

Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party has agreed in the reorganization agreement to take certain other actions, including:

•

we each agreed to take all reasonable actions to aid and assist in the consummation of the merger and use our reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement;

•

the Bank agreed, to the extent permitted by law, to provide Prosperity all information concerning the Bank required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the reorganization agreement;

•

we each agreed to give the other party access to all of our properties, books and records and to provide additional financial and operating data and other information about our business and properties;

•

we each agreed that neither party will, directly or indirectly, before or after the consummation of the merger or termination of the reorganization agreement, disclose any confidential information unless required to pursuant to an order, request or demand of a governmental authority or by judicial or administrative process or by law;

•

we each agreed that neither party will issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the reorganization agreement without the consent of the other party except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

•

the Bank agreed that it will purchase, for a period of at least four years after the effective time of the merger, past acts insurance for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors’ and officers’ insurance policy (or comparable coverage), (2) employment practices liability insurance and (3) bankers blanket bond (or comparable coverage) for each director and officer of the Bank currently covered under comparable policies held by the Bank;

•

the Bank agreed to execute and deliver such instruments and take such actions as Prosperity may reasonably require to cause the amendment or termination of any Bank employee benefit plans or the termination of any contractual arrangement with a third-party professional employer organization and Prosperity agreed that the Bank employees who continue their employment after the closing of the merger will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, such employees will be entitled to credit prior service with the Bank, and Prosperity will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, subject to the provisions set forth in the reorganization agreement;

•

the Bank agreed to allow Prosperity to designate two representatives who will be invited to attend the board of directors and the loan and discount and asset and liability management committee meetings of the Bank held prior to completion of the merger, provided that such representatives will have no voting rights and may be excluded from certain sessions;

•

the Bank agreed to make such accounting entries consistent with GAAP as Prosperity may reasonably request in order to conform the accounting records of the Bank to the accounting policies and practices of Prosperity;

•	the Bank agreed to either cause all outstanding and unexercised options and warrants to be exercised or obtain the consent of the holders of such options and warrants for their cancellation;

•	the Bank agreed to use its reasonable best efforts to ensure that its current data processing contracts will be terminated on a mutually agreeable date after the merger is completed;

•

the Bank agreed to use its reasonable best efforts to maintain its allowance for loan losses at a level equal to at least $200,000 and, if the allowance for loan losses is less than $200,000 on the business day immediately prior to the closing date, the Bank will take all action necessary to increase the allowance for loan losses to an amount equal to $200,000 on that date;

•	Prosperity agreed to prepare and file a registration statement with the SEC and use its reasonable best efforts to cause the registration statement to become effective;

•

Prosperity agreed to file all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with the reorganization agreement and to provide the Bank copies of such filings for which confidential treatment has not been requested; and

•

Prosperity agreed to file all documents required to be filed to have the shares of the Prosperity common stock to be issued pursuant to the reorganization agreement included for listing on the New York Stock Exchange and use its reasonable best efforts to effect said listing.

Representations and Warranties of the Bank and Prosperity

In the reorganization agreement, the Bank has made representations and warranties to Prosperity, and Prosperity has made representations and warranties to the Bank. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and to complete the transactions contemplated by the reorganization agreement;

•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	compliance with environmental laws;

•	actions taken by regulatory authorities and its ability to receive required regulatory approval;

•	compliance with applicable laws and regulatory filings; and

•	the absence of certain changes and events.

The Bank also has made additional representations and warranties to Prosperity with respect to (among other things):

•	its investments;

•	its loan portfolio and allowance for loan losses;

•	the existence of certain loan agreements and related matters;

•	its real property and leases;

•	its personal property;

•	its payment of taxes and filing of tax returns;

•	the existence of certain contracts and commitments;

•	fidelity bonds and insurance coverage;

•	employment relations;

•	its employee compensation and benefit plans;

•	the absence of deferred compensation and salary continuation arrangements;

•	its brokers’, finders’ and financial advisors’ fees;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its compliance with the Community Reinvestment Act;

•	its intellectual property rights;

•	its compliance with the Bank Secrecy Act and USA PATRIOT Act;

•	its shareholders list;

•	its receipt of a fairness opinion; and

•	its performance of its fiduciary responsibilities.

Prosperity has also made additional representations and warranties to the Bank with respect to (among other things) its compliance with its SEC reporting obligations and the accuracy of such reports.

Financial Interests of Directors and Officers of the Bank in the Merger

In considering the recommendation of the board of directors of the Bank to vote for the proposal to approve the reorganization agreement, you should be aware that certain directors and officers of the Bank have interests in the merger that are in addition to, or different from, their interests as shareholders of the Bank. The board of the Bank was aware of these interests and considered them in approving the reorganization agreement. These interests include:

•

Employment Agreements. On January 19, 2012, Prosperity Bank entered into an employment and non-competition agreement with each of Messrs. Allen and Tipton and Ms. Allen for an initial term of one year which entitles each to receive a base annual salary, eligibility for bonuses, plus reimbursement of certain business expenses and participation in certain employee benefit plans and stock-based compensation programs. The agreements with Messrs. Allen and Tipton and Ms. Allen provide for base salaries of $149,000, $115,000 and $116,500, respectively, and entitle the officers to receive payment of their base salary for the remainder of the initial term of the agreement, so long as they execute a release acceptable to Prosperity Bank, upon termination of their employment by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of their death or disability. The agreements also contain non-competition and non-solicitation obligations for a two-year period beginning at the effective time of the merger, unless the officer is terminated without cause. The agreements will not become effective until the effective time of the merger.

•

Insurance. The Bank agreed to purchase for a period of not less than four years after completion of the merger (a) past acts insurance under its current directors and officers insurance policy coverage (or comparable coverage), (b) employment practices liability coverage providing prior acts insurance and (c) past acts coverage under its current bankers blanket bond (or comparable coverage) for each director and officer of the Bank currently covered under the comparable policies maintained by the Bank.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change in the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

The reorganization agreement may be terminated in the following manner:

By Mutual Consent. The reorganization agreement may be terminated and the merger abandoned at any time upon the mutual consent of Prosperity, Prosperity Bank and the Bank and the approval of such action by their respective boards of directors.

By Either Party. The reorganization agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by either Prosperity or the Bank if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued and such order, decree, ruling or other action is final and non-appealable;

•

the merger has not been completed by July 17, 2012 (unless regulatory approval has not been received, in which case this deadline will be extended to September 15, 2012), or as such later date approved in writing by the boards of directors of Prosperity, Prosperity Bank and the Bank, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities;

•	the Bank’s shareholders fail to approve the reorganization agreement; or

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party.

By the Bank. The reorganization agreement may be terminated and the merger abandoned at any time by the Bank, if:

•

the average closing price for the Prosperity common stock is (a) less than $37.19 per share and the Prosperity common stock underperforms the KBW Bank Index by more than five percent (5%) during the same measurement period or (b) less than $28.86, without regard to the performance of the KBW Bank Index; provided, however, that Prosperity has the right, but not the obligation, to nullify any exercise by the Bank of this termination right by increasing the merger consideration by paying an amount of cash so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $5,154,257, in the case of (a) above, or $4,000,000, in the case of (b) above; or

•

the board of directors of the Bank receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that failure to accept such proposal would be inconsistent with its fiduciary duties; provided, that, Prosperity shall have the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

By Prosperity. The reorganization agreement may be terminated and the merger abandoned at any time by Prosperity, if:

•

any required regulatory approval imposes any condition or requirement which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transactions contemplated by the reorganization agreement or would, in the reasonable judgment of Prosperity, be so burdensome as to render consummation of the transactions inadvisable;

•	the Bank breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	the Bank’s board of directors agrees to accept another acquisition proposal (as defined in the reorganization agreement); or

•

the Bank’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to the Bank shareholders acceptance or approval of any alternative acquisition proposal.

Prosperity also has the right to terminate the reorganization agreement on or prior to April 18, 2012 if the results of any environmental inspections or surveys of the Bank properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on the Bank.

Termination Fee

If the reorganization agreement is terminated by:

•	Prosperity because the Bank’s board of directors agrees to accept another acquisition proposal;

•

Prosperity because the Bank’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to the Bank’s shareholders acceptance or approval of any alternative acquisition proposal;

•	Prosperity because the Bank breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity; or

•

the Bank because the Bank’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement, then the Bank will be required to pay Prosperity a termination fee of $250,000.

If either Prosperity or the Bank terminates the reorganization agreement after July 17, 2012 (or September 15, 2012, if regulatory approval has not been obtained by July 17, 2012) and the Bank’s shareholders have not approved the reorganization agreement by such date, or, without regard to timing, if the Bank’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination, the Bank will be required to pay Prosperity up to $100,000 for its expenses related to the proposed transaction.

If Prosperity or the Bank terminates the reorganization agreement because the Bank’s shareholders fail to approve the reorganization agreement and, within twelve (12) months of termination of the reorganization agreement, the Bank enters into an acquisition agreement with a third party, the Bank will be required to pay Prosperity a termination fee of $250,000, in addition to the $100,000 for its expenses related to the proposed transaction previously paid.

Remedies. Except as outlined above, in the event of the termination of the reorganization agreement or abandonment of the merger without breach by any party to the reorganization agreement, the reorganization agreement (other than the environmental, confidentiality and expense provisions) will be void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. A termination of the reorganization agreement will not relieve a party of any liability for breach of the reorganization agreement.

Expenses

Except with respect to expenses and fees related to the termination of the reorganization agreement as described above, the Bank and Prosperity will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are consummated, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of the Bank and Prosperity agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

New York Stock Exchange Listing

Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued pursuant to the reorganization agreement approved for listing on the New York Stock Exchange. Prosperity has agreed to use its reasonable best efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the New York Stock Exchange.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Bank stock that exchange their shares of Bank stock for shares of Prosperity common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to the income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of Bank stock that hold their shares of Bank stock as a “capital asset” within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances or to a holder that is subject to special treatment under the United States federal income tax laws, including, without limitation, a holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of Bank stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Bank stock that received Bank stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of Bank stock that has a functional currency other than the U.S. dollar;

•	a holder of Bank stock that holds Bank stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a United States expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Bank stock that is for United States federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for United States federal income tax purposes or (d) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for United States federal income tax purposes holds Bank stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for United States federal income tax purposes that holds Bank stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Bracewell & Giuliani LLP has rendered its tax opinion to Prosperity and Fenimore, Kay, Harrison & Ford, LLP has rendered its tax opinion to the Bank addressing the U.S. federal income tax consequences of the merger as described below. In rendering their tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Prosperity and the Bank, reasonably satisfactory in form and substance to each such counsel. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. We have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger, and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Prosperity and the Bank of updated opinions from Bracewell & Giuliani LLP and Fenimore, Kay, Harrison & Ford, LLP, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of the updated opinions may be waived by both Prosperity and the Bank. Neither Prosperity nor the Bank currently intends to waive the conditions related to the receipt of the updated opinions. However, if these conditions were waived, the Bank would re-solicit the approval of its shareholders prior to completing the merger. In addition, the obligation of each of Bracewell & Giuliani LLP and Fenimore, Kay, Harrison & Ford, LLP to deliver such updated opinions is conditioned on the merger’s satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if Prosperity common stock constitutes at least 40% of the value of the merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

U.S. Holders that Receive Solely Prosperity Common Stock

A U.S. holder generally will not recognize gain or loss upon exchanging its Bank stock for Prosperity common stock, except with respect to cash received in lieu of a fractional share of Prosperity common stock (as described below). The aggregate tax basis in the shares of Prosperity common stock that the U.S. holder receives in the merger, including the fractional share deemed received and redeemed (as described below), will equal the U.S. holder’s aggregate adjusted tax basis in the Bank stock that it surrenders in the merger. The U.S. holder’s holding period for the shares of Prosperity common stock that the U.S. holder receives in the merger, including the fractional share deemed received and redeemed, will include the U.S. holder’s holding period for the shares of Bank stock that it surrenders in the merger.

U.S. Holders that Receive a Combination of Prosperity Common Stock and Cash

If a U.S. holder’s adjusted tax basis in the Bank stock surrendered is less than the sum of the fair market value of the shares of Prosperity common stock and the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) received by the U.S. holder, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, minus the adjusted tax basis of the Bank shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder. However, if a U.S. holder’s adjusted tax basis in the Bank shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of Bank shares acquired different blocks of Bank shares at different times or different prices, the U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the Bank shares surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns Prosperity common stock other than Prosperity common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code. The aggregate tax basis of the Prosperity common stock received (including any fractional share deemed received and redeemed) by a U.S. holder that exchanges its Bank shares for a combination of Prosperity common stock and cash will be equal to the aggregate adjusted tax basis of the Bank shares surrendered, reduced by the amount of cash received by the U.S. holder (excluding any cash received in lieu of a fractional share of Prosperity common stock) and increased by the amount of gain, if any, recognized by the U.S. holder (excluding any gain recognized with respect to cash received in lieu of a fractional share of Prosperity common stock) on the exchange. The holding period of the Prosperity common stock received (including any fractional share deemed received and redeemed) will include the holding period of the Bank shares surrendered. A U.S. holder receiving a combination of Prosperity common stock and cash should consult its own tax advisor regarding the manner in which cash and Prosperity common stock should be allocated among the U.S. holder’s Bank shares and the manner in which the above rules would apply in the holder’s particular circumstance.

U.S. Holders that Receive Solely Cash due to Exercise of Dissenters’ Rights

Upon the proper exercise of dissenters’ rights, the exchange of Bank shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Bank shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the Bank shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Prosperity common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in

Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of Prosperity common stock, the U.S. holder will be treated as having received a fractional share of Prosperity common stock pursuant to the merger and then as having exchanged the fractional share of Prosperity common stock for cash in a redemption by Prosperity. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s basis in the fractional share of Prosperity common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the Bank stock surrendered therefor) exceeds one year.

Material United States Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Bank stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Prosperity common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of Bank stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of Bank stock exchanged in the merger.

Backup Withholding

If a U.S. holder is a non-corporate holder of Bank stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability, provided that the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives Prosperity common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Bank stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Bank shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Bank or (z) owned Bank securities with a tax basis of $1 million or more.

This discussion of certain material United States federal income tax consequences is for general information only and is not tax advice. Holders of Bank stock are urged to consult their tax advisors with respect to the application of United States federal income tax laws to their particular situations as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, the Bank’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for the Bank and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prosperity in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Prosperity issued after the merger will reflect the results attributable to the acquired operations of the Bank beginning on the date of completion of the merger.

Restrictions on Resales of Prosperity Common Stock Received in the Merger

The shares of Prosperity common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Prosperity common stock issued to any Bank shareholder who may be deemed to be an “affiliate” of Prosperity after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with Prosperity at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Prosperity. Former Bank shareholders who are not affiliates of Prosperity after the completion of the merger may sell their shares of Prosperity common stock received in the merger at any time. Former Bank shareholders who become affiliates of Prosperity after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Prosperity. This proxy statement/prospectus does not cover resales of Prosperity common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

The merger of the Bank with and into Prosperity Bank requires the approval of the FDIC and TDB. On January 20, 2012, Prosperity filed an application with the FDIC and TDB to obtain approval of the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While the Bank and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The merger cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

Prosperity and the Bank are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this document. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Dissenters’ Rights of the Bank’s Shareholders

General. If you hold one or more shares of Bank stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of Bank stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash, if any, being paid in the merger. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code, which are attached to this proxy statement/prospectus as Appendix C, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•

you must, prior to the Bank’s special meeting, provide the Bank with a written objection to the merger that states that you intend to exercise your right to dissent if the reorganization agreement is approved and the merger is completed and that provides an address to which Prosperity may send a notice if the merger is completed;

•	you must vote your shares of Bank stock against the reorganization agreement; and

•

you must, not later than the 20th day after Prosperity sends you notice that the merger was completed, provide Prosperity with (1) a written demand for payment that states the number and class of shares of Bank capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent and (2) your certificates representing Bank stock.

If you intend to dissent from the merger, you should send the notice to:

The Bank Arlington

4110 S. Bowen Road

Arlington, Texas 76016

Attention: President and Secretary

If you fail to vote your shares of Bank stock at the special meeting against the approval of the reorganization agreement, you will lose your right to dissent from the merger. You will instead receive shares of Prosperity common stock and possibly cash as described in the reorganization agreement. If you comply with the first two items above and the merger is completed, Prosperity will send you a written notice advising you that the merger has been completed. Prosperity must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If you wish to receive the fair value of your shares of Bank stock in cash, you must, within 20 days of the date the notice was delivered or mailed to you by Prosperity, send a written demand to Prosperity for payment of the fair value of your shares of Bank stock. The fair value of your shares of Bank stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Prosperity must be sent to:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: President and Secretary

Your written demand must state how many shares of Bank stock you own and your estimate of the fair value of your shares of Bank stock. If you fail to send this written demand to Prosperity within 20 days of Prosperity’s delivery or mailing of your notice, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Bank stock. Instead, you will receive shares of Prosperity common stock and possibly cash as described in the reorganization agreement.

Prosperity’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Prosperity receives your demand for payment and your estimate of the fair value of your shares of Bank stock, Prosperity must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Prosperity accepts your estimate, Prosperity will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Prosperity will make this payment to you only if you have surrendered the share certificates representing your shares of Bank stock, duly endorsed for transfer, to Prosperity.

If Prosperity does not accept your estimate, Prosperity will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days of the merger being completed, which you may accept within 90 days or decline.

Payment of the Fair Value of Your Shares of Bank stock Upon Agreement of an Estimate. If you and Prosperity have reached an agreement on the fair value of your shares of Bank stock within 90 days after the merger is completed, Prosperity must pay you the agreed amount within 120 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of Bank stock, duly endorsed for transfer, to Prosperity.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Prosperity have not reached an agreement as to the fair market value of your shares of Bank stock within 90 days after the merger is completed, you or Prosperity may, within 60 days after the expiration of the 90 day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of Bank stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of Bank stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Prosperity may address the court about the report. The court will determine the fair value of your shares and direct Prosperity to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder. If you have made a written demand on Prosperity for payment of the fair value of your shares of Bank stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Prosperity for payment of the fair value of your Bank stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences. See “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger” on page 57 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE BANK AND PROSPERITY

The rights of shareholders of the Bank under the articles of association and bylaws of the Bank will differ in some respects from the rights that shareholders of the Bank will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity’s articles of incorporation and bylaws have been previously filed by Prosperity with the Securities and Exchange Commission. Copies of the Bank’s articles of association and bylaws are available upon written request from the Bank.

Certain differences between the provisions contained in the articles of association and bylaws of the Bank, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law and the articles of association and bylaws of the Bank, and Texas law and the articles of incorporation and bylaws of Prosperity.

Summary of Material Differences Between Current Rights of

Shareholders of the Bank and Rights Those Persons

Will Have as Shareholders of Prosperity Following the Merger

	The Bank Arlington	Prosperity
Capitalization:	The articles of association of the Bank authorize the issuance of up to 3,000,000 shares of common stock, par value $1.00 per share.	The articles of incorporation of Prosperity authorize the issuance of up to 200,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

Corporate Governance:	The rights of the Bank’s shareholders are currently governed by Texas law and the articles of association and bylaws of the Bank. Following the completion of the merger, the rights of the Bank shareholders who become Prosperity shareholders will be governed by Texas law and the articles of incorporation and bylaws of Prosperity.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

Convertibility of Stock:	The Bank’s common stock is not convertible into any other securities of the Bank.	Prosperity common stock is not convertible into any other securities of Prosperity.

Preemptive Rights:	The articles of association and bylaws of the Bank do not provide for preemptive rights.	The articles of incorporation and bylaws of Prosperity do not provide for preemptive rights.

	The Bank Arlington	Prosperity
Election of Directors:

Directors of the Bank are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at the meeting.

Shareholders of the Bank are not permitted to cumulate their votes in the election of directors. Each shareholder of the Bank stock has the right to vote the number of voting shares owned by him or her.

Directors of the Bank are elected at each annual meeting and hold office until the next annual meeting of shareholders, and until their successor has been elected and qualified or until their death, resignation or removal.

Directors of Prosperity are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Prosperity shareholders are not permitted to cumulate their votes in the election of directors. Each share of Prosperity stock has one vote for each nominee for director.

Prosperity’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders.

The classification makes it more difficult to change the composition of Prosperity’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

Removal of Directors and Board Vacancies:

Unless otherwise provided in the articles of association or articles of incorporation or the bylaws of a bank or corporation, Texas law provides that any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

The Bank’s bylaws provide that at any meeting of the Bank’s shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors. The Bank’s bylaws further provide that in case the entire board or any one or more of the directors are so removed, new directors may be elected at the same meeting for the unexpired term of the director or directors so removed.

Prosperity’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

Any vacancies occurring on the Prosperity board of directors may also be filled by the remaining Prosperity directors; and any directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

	The Bank Arlington	Prosperity
Any vacancies existing in the board of directors of the Bank may be filled by the vote of a majority of the remaining directors, even if there is less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office.

Vote Required for Certain Shareholder Actions:

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the articles of incorporation, articles of association or the bylaws. Under Texas law, a corporation’s or bank’s articles of incorporation or articles of association or bylaws may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Bank entitled to vote is required to approve a fundamental business transaction.

The Bank’s articles of association provide that except to the extent any provision of Texas law requires the vote or concurrence of the holders of more than a majority of the shares of the Bank entitled to vote to take an action, the vote or concurrence of the holders of a majority of the shares of the Bank entitled to vote shall be sufficient to take such action.

Prosperity’s articles of incorporation provide that the vote or concurrence of the holders of a majority of the shares of Prosperity stock entitled to vote at a meeting at which a quorum is present shall be the act of the shareholders. With respect to any matter for which the affirmative vote of a portion of the Prosperity stock entitled to vote greater than a majority of such shares is required by the Texas Business Organizations Code, the affirmative vote of the holders of a majority of the Prosperity stock entitled to vote on the matter shall be the act of the shareholders.

	The Bank Arlington	Prosperity
Amendment of Articles of Association or Incorporation and Bylaws:

Under Texas law, a bank’s articles of association or a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the bank’s articles of association.

The Bank’s articles of association do not provide for a different number of outstanding shares required to amend the articles of association.

Prosperity’s articles of incorporation may be amended upon the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon.

	Under Texas law, unless a bank’s articles of association or corporation’s or articles of incorporation or a bylaw adopted by the shareholders of the bank or corporation provides otherwise, a bank’s or corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors. The Bank’s bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of directors present at a meeting at which a quorum is present.	Prosperity’s bylaws provide that the bylaws may be amended only by Prosperity’s board of directors and Prosperity’s shareholders do not have power to adopt, amend or repeal the bylaws.

Shareholder Actions Without a Meeting:	Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the bank’s articles of association or corporation’s articles of incorporation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).	Prosperity’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

	The Bank Arlington	Prosperity
The articles of association of the Bank do not provide for less than unanimous written consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all the Bank shareholders agree to such action.

Special Meetings of Shareholders:

Under Texas law, special meetings of the shareholders of a bank or corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the articles of association or articles of incorporation, as the case may be, or the bylaws of a bank or corporation. A special meeting may also be called by the percentage of shares specified in the articles of association or articles of incorporation, not to exceed 50% of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

The Bank’s bylaws provide that special meetings of the shareholders for any purpose may be called by a majority of the full board of directors, the Chairman of the Board, the Chief Executive Officer, or the President.

Because the Bank’s articles of association do not specify the percentage of shares necessary to call a special meeting, under Texas law, a special meeting of the Bank may be called by the holders of at least 10% of all of the shares of the Bank entitled to vote at the proposed special meeting.

Prosperity’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, by the Chief Executive Officer, by the President, by a majority of the board of directors or by the holders of not less than 50% of the outstanding shares entitled to vote at the proposed special meeting.

	The Bank Arlington	Prosperity
Nomination of Directors:	Neither the Bank’s articles of association nor its bylaws contain express provisions regarding the nomination of directors.	Nominations for election to the Prosperity board of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. Prosperity’s chairman of the board will determine whether a nomination is made in accordance with these procedures.

Shareholder Proposal of Business:	Neither the Bank’s articles of association nor its bylaws contain express provisions regarding shareholder proposals of business.	Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting.

	The Bank Arlington	Prosperity
Indemnification; Limitation of Director Liability:

Under Texas law, a bank or corporation must indemnify a director for his service at the bank or corporation and for service as a representative of the bank or corporation at another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

The Bank’s articles of association and bylaws provide that the Bank must indemnify all current and former directors and all other persons who are or were serving at the request of the Bank as a director, officer, partner, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietor, trust, employee benefit plan or other enterprise, against a judgment, and expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding, if the person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that their conduct was in the best interest of the Bank, or in any other case, that their conduct was not opposed to the Bank’s best interest, or in the case of a criminal proceeding, did not have reasonable cause to believe that their conduct was unlawful. However, indemnification may not be made in relation to a proceeding where negligence or misconduct in performance of duty have been adjudged.

Prosperity’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Prosperity as a director, officer, partner or trustee of another entity.

The Bank Arlington	Prosperity

The Bank’s articles of association and bylaws further provide that the Bank must pay expenses that may become subject to indemnification in advance, as long as the Bank receives written affirmation by the recipient of the recipient’s good faith belief that they met the standard of conduct necessary for indemnification under Texas law and the recipient promises to repay such expenses if not ultimately entitled to indemnification.

The Bank’s articles of association and bylaws provide that the Bank may purchase and maintain insurance on behalf of directors, officers, employees and agents against liability incurred by him in such capacity, whether or not the corporation would have the power to indemnify him against such liability under the bylaws or Texas law, except that no such insurance may provide for a payment or reimbursement of a civil money penalty or cost of judgment assessed in an administrative proceeding or civil action brought by a federal regulatory agency.

Prosperity’s articles of incorporation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

The Bank’s articles of association provide for the limitation of director liability to the fullest extent permitted by Texas law.

Prosperity’s articles of incorporation and bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law.

TEXAS ANTI-TAKEOVER STATUTES

Prosperity is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the Texas Business Organizations Code (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the Texas Business Organizations Code are not applicable to:

•	the business combination of a corporation:

(a)	where the corporation’s original articles of incorporation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code;

(b)	that adopted an amendment to its articles of incorporation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code; or

(c)	that adopts an amendment to its articles of incorporation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•

a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•

a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•

a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Prosperity’s articles of incorporation nor its bylaws contain any provision expressly providing that Prosperity will not be subject to the affiliated business combinations provisions of the Texas Business Organizations Code. The affiliated business combinations provisions of the Texas Business Organizations Code may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity, even if such event(s) would be beneficial to the shareholders of Prosperity.

BUSINESS OF THE BANK

General

The Bank is a Texas banking association located in Arlington, Texas. The Bank was chartered in 2006 and provides commercial and retail banking services from its one location in Arlington, Texas.

Bank Activities

The Bank operates with a community banking philosophy emphasizing long-term customer relationships based on service and convenience. The Bank offers a variety of traditional loan and deposit products to its customers, which are mainly small and medium-size businesses and individual consumers. For businesses, the Bank provides term loans, lines of credit and loans for working capital, business expansion and the purchase of equipment and machinery, interim construction loans for builders and owner occupied commercial real estate loans. The Bank offers consumers a variety of products and services, including automobile loans and debit cards. The Bank offers all of its customers a full array of cash management and traditional deposit services.

Competition

The banking business is highly competitive, and the Bank’s profitability is dependent on the ability to compete in its market areas. The Bank competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based nonbank lenders and certain other non-financial entities, including retail stores that offer credit programs, and certain governmental organizations which may offer more favorable financing than the Bank offers. The Bank expects competition from both financial and non-financial institutions to continue.

The Bank’s competitive edge is built upon developing strong customer relationships through timely and effective service, and on being more responsive to the needs and wants of the customer than other institutions. This service includes loan and deposit pricing within the Bank’s profitability models and providing the banking services most important to its customers.

Facilities

The Bank operates from one location which it owns at 4110 S. Bowen Road, Arlington, Texas.

Employees

As of December 31, 2011, the Bank had seven full-time and two part-time employees. Management of the Bank considers its relations with its employees to be good. The Bank is not a party to any collective bargaining agreement.

Legal Proceedings

The Bank is from time to time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to the Bank’s business, the Bank is not a party to, nor is any of its property the subject of, any material legal proceedings. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of the Bank’s management, any such liability will not have a material adverse effect upon the Bank’s financial condition, results of operations or cash flows.

BENEFICIAL OWNERSHIP OF BANK STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF THE BANK

The following table sets forth certain information regarding the beneficial ownership of the Bank’s common stock as of December 31, 2011, by (1) each person who is known by the Bank to own beneficially 5% or more of the common stock, (2) each director and executive officer of the Bank and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of the Bank believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Bank.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders
First DeNovo LP	63,900	(2)	9.88%

Directors and Executive Officers
Billy W. Allen	114,266	(3)(4)	16.03(3)%
Cathy S. Allen	114,266	(3)(4)	16.03(3)
John O’Brien Culver, Jr.	58,500	(5)	8.92
Terri Franklin	8,000	(6)	1.23
Douglas Gilliland	15,000	(7)	2.31
Rusty LaForge	3,000	(8)	*
Ralph Mulkey	2,500		*
Robin Nicks	12,500	(9)	1.93
Jim L. Tipton	24,370	(10)	3.66
Directors and Executive Officers as a group (9 persons)	238,136	(11)	31.66%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 645,659 shares of Bank stock issued and outstanding as of December 31, 2011. The percentage assumes the exercise by the shareholder or group named in each row of all options and warrants for the purchase of Bank stock held by such shareholder or group and exercisable within 60 days. However, because the exercise price for all outstanding options and warrants is greater than the estimated per share merger consideration, the Bank expects that all options and warrants will be terminated prior to the effective time of the merger. If all options and warrants are terminated, the directors and executive officers as a group would beneficially own 131,700 shares or 20.40% of the outstanding shares of Bank stock as of December 31, 2011.
(2)	The address for the shareholder is 437 Madison Avenue, New York, New York 10022.
(3)	Mr. Allen and Ms. Allen are married. Mr. Allen and Ms. Allen together beneficially own 114,266 shares or 16.03% of the outstanding shares of Bank stock.
(4)	Comprised of 500 shares held by Mr. Allen, 2,500 shares held jointly by Mr. Allen and Ms. Allen, 32,500 shares held in Mr. Allen’s IRA, 11,700 shares held in Ms. Allen’s IRA, 32,283 stock options that are currently exercisable by Mr. Allen, 32,283 stock options that are currently exercisable by Ms. Allen and 2,500 warrants which are currently exercisable jointly by Mr. Allen and Ms. Allen.
(5)	Comprised of 38,500 shares held by Mr. Culver, 10,000 shares held by Culver Sales Associates, Inc., a related interest of Mr. Culver, and 10,000 warrants which are currently exercisable by Culver Sales Associates, Inc.
(6)	Comprised of 3,000 shares held in Ms. Franklin’s IRA, 2,500 shares held by Conway-Muir Investments, Inc., an entity owned by Ms. Franklin, and 2,500 warrants which are currently exercisable by Conway-Muir Investments, Inc.
(7)	Comprised of 10,000 shares held by Mr. Gilliland and 5,000 warrants which are currently exercisable.
(8)	Comprised of 3,000 shares held in Mr. LaForge’s IRA.
(9)	Comprised of 2,500 shares held jointly by Ms. Nicks and her husband, Colby O. Nicks, 7,500 shares held in the IRA of Colby O. Nicks and 2,500 warrants which are currently exercisable jointly by Ms. Nicks and Colby O. Nicks.
(10)	Comprised of 5,000 shares held by Mr. Tipton’s IRA and 19,370 stock options which are currently exercisable.
(11)	Includes 106,436 shares which may be acquired within 60 days pursuant to the exercise of stock options and warrants.

BENEFICIAL OWNERSHIP OF PROSPERITY COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PROSPERITY

The following table sets forth certain information regarding the beneficial ownership of Prosperity common stock as of December 31, 2011, by (1) directors and named executive officers of Prosperity, (2) each person who is known by Prosperity to own beneficially 5% or more of the Prosperity common stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Prosperity believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Prosperity.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders
BlackRock, Inc.	3,438,241	(2)	7.37%

Directors and Executive Officers
James A. Bouligny	320,412		*
William H. Fagan, M.D.	912,422	(3)	1.95
Peter Fisher	31,556	(4)	*
Leah Henderson	17,007	(5)	*
David Hollaway	134,693	(6)	*
Ned S. Holmes	419,932	(7)	*
Perry Mueller, Jr., D.D.S.	310,776	(8)	*
James D. Rollins III	180,676	(9)	*
Harrison Stafford II	295,506	(10)	*
Robert Steelhammer	257,220	(11)	*
H. E. Timanus, Jr.	324,117	(12)	*
David Zalman	673,032	(13)	1.43
Ervan E. Zouzalik	106,494		*
Directors and Executive Officers as a Group (13 persons)	3,983,843	(14)	8.47%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 46,910,327 shares of Prosperity common stock outstanding as of December 31, 2011. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Prosperity common stock held by such shareholder or group and exercisable within 60 days.
(2)

The address for the shareholder is 40 East 52nd Street, New York, NY 10022. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 8, 2011 by BlackRock, Inc. Includes shares held by each of BlackRock Asset Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Prosperity common stock. No one person’s interest in the Prosperity common stock is more than 5% of Prosperity’s total outstanding common shares.

(3)	Includes 81,957 shares held of record by Dr. Fagan’s spouse and 7,951 shares held by limited partnership with which Dr. Fagan is associated.
(4)	Includes 8,792 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Fisher, 2,972 shares held of record by an IRA account and 4,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(5)	Includes 10,038 shares held of record in the Leah Boomer Huffmeister Henderson Trust, over which Ms. Henderson has voting power, and 5,369 shares held by the Kellie Huffmeister Trust, of which Ms. Henderson is the trustee.
(6)	Includes 2,069 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hollaway’s spouse, 3,473 shares of stock held of record by Mr. Hollaway’s spouse, 10,000 shares which may be acquired within 60 days pursuant to the exercise of stock options and 5,000 shares which may be acquired within 60 days pursuant to the exercise of stock options by Mr. Hollaway’s spouse.
(7)	Includes 70,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 102,577 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 48,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 8,820 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.
(8)	Includes 232,518 shares held of record by an IRA account, 61,289 shares held of record in a special trust, of which Dr. Mueller is the trustee, and 3,203 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,203 shares held of record by his spouse.
(9)	Includes 30,963 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Rollins, 30,000 shares held of record by an IRA account, 4,000 shares held of record by his spouse’s IRA account, 45,928 shares held of record by a limited partnership, of which Mr. Rollins is the manager, and 40,000 shares which may be acquired within 60 days pursuant to the exercise of stock options. Of the shares beneficially owned by Mr. Rollins, 45,928 shares are pledged as collateral.
(10)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner, and 3,200 shares held of record by Mr. Stafford’s wife. Of the shares beneficially owned by Mr. Stafford, 56,800 shares are pledged as collateral.
(11)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer. Of the shares beneficially owned by Mr. Steelhammer, 50,000 shares are pledged as collateral.
(12)	Includes 249,760 shares held of record by Dooley Investments, Ltd., of which Mr. Timanus and his wife are the general partners and 10,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(13)	Includes 15,290 shares held of record by Mr. Zalman as custodian for his minor children and 56,000 shares which may be acquired within 60 days pursuant to the exercise of stock options. Of the shares beneficially owned by Mr. Zalman, 30,050 shares are pledged as collateral.
(14)	Includes 125,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Prosperity

Prosperity common stock is listed on the New York Stock Exchange under the symbol “PB.” Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily in the New York Stock Exchange’s listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the Prosperity common stock as reported by the NASDAQ Global Select Market (through December 27, 2011) and by the New York Stock Exchange (beginning December 28, 2011) and the cash dividends declared per share:

		High	Low	Cash Dividends Per Share
2010	First Quarter	$42.55	$37.93	$0.1550
	Second Quarter	43.66	34.31	0.1550
	Third Quarter	36.05	28.27	0.1550
	Fourth Quarter	39.96	30.37	0.1750

2011	First Quarter	$42.92	$38.23	$0.1750
	Second Quarter	46.75	40.83	0.1750
	Third Quarter	46.87	30.91	0.1750
	Fourth Quarter	41.74	31.31	0.1950

2012	First Quarter (through February 14, 2012)	$43.08	$39.66	—

Bank shareholders are advised to obtain the current stock quotation for Prosperity common stock. The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger, and these fluctuations could result in a decrease of the exchange ratio or the possible addition of cash consideration. Because of the possibility of a decrease to the exchange ratio and the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on the reorganization agreement.

After the merger, Prosperity currently expects to pay (when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends. While Prosperity currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

As a holding company, Prosperity is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements.

The Bank

The shares of Bank stock are not publicly traded and management is not aware of any recent trades in the common stock of the Bank. There is no active market for Bank stock and management does not expect one to develop.

DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

Prosperity has authorized two classes of stock: (a) 200,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, 46,910,327 shares of which were outstanding as of December 31, 2011; and (b) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Prosperity Preferred Stock

The Prosperity preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting rights.

The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•

restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Prosperity’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the merger will be passed upon by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the merger will be passed upon for the Bank by Fenimore, Kay, Harrison & Ford, LLP, Austin, Texas.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of the Bank knows of no matters that will be presented for consideration at the special meeting of shareholders other than as described in this proxy statement/prospectus. However, if any other matters are properly brought before the special meeting or any adjournment or postponement thereof, it is intended that the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Prosperity to “incorporate by reference” information in this proxy statement/prospectus. This means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Prosperity files with the SEC will automatically update and supersede the information Prosperity included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Prosperity has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

Prosperity SEC Filings (File Numbers: 001-35388 and 000-25051)

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Proxy Statement for Annual Meeting filed on March 18, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Current Reports on Form 8-K filed on April 25, 2011 (two filings);

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;

•	Amendment to Current Report on Form 8-K/A originally filed on April 25, 2011, filed on August 19, 2011;

•	Current Report on Form 8-K filed on September 14, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2011;

•	Current Report on Form 8-K filed on December 9, 2011;

•	Current Report on Form 8-K filed on December 14, 2011;

•	Current Report on Form 8-K filed on January 3, 2012;

•	Current Report on Form 8-K filed on January 20, 2012 (second filing); and

•	The description of Prosperity’s common stock, par value $1.00 per share, contained in Prosperity’s Registration Statement on Form 8-A dated December 22, 2011.

Prosperity also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Prosperity without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Prosperity at the following address:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III

Telephone: (713) 693-9300

To obtain timely delivery, you must make a written or oral request for a copy of such information by March 15, 2012.

Prosperity has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Prosperity common stock to be issued to shareholders of the Bank in the merger. This proxy statement/prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this proxy statement/prospectus. Neither Prosperity nor the Bank has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. The Bank has supplied all of the information about the Bank contained in this proxy statement/prospectus and Prosperity has supplied all of the information contained in this proxy statement/prospectus about Prosperity and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

by and among

PROSPERITY BANCSHARES, INC.,

PROSPERITY BANK

and

THE BANK ARLINGTON

Dated as of January 19, 2012

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-ii-

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EXHIBITS

Exhibit A	Form of Voting Agreement and Irrevocable Proxy
Exhibit B	Form of Director Non-competition Agreement
Exhibit C	Form of Release by Directors and Officers

SCHEDULES

Schedule 3.2(b)	Proxies
Schedule 3.2(c)	Options and Warrants
Schedule 3.4	Investments
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.8(a)	Real Estate
Schedule 3.11	Litigation
Schedule 3.12(b)	Extension to File Tax Returns
Schedule 3.12(d)	Income Tax Returns
Schedule 3.12(f)	Income Sharing Agreements
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Fidelity Bonds and Insurance
Schedule 3.15	No Conflict
Schedule 3.20(a)	Employee Benefit Plans
Schedule 3.20(g)	Compensatory Equity Awards
Schedule 3.21	Deferred Compensation and Salary Continuation Arrangements
Schedule 3.22	Brokers and Finders
Schedule 3.25	Deposits
Schedule 3.27	Intellectual Property Rights
Schedule 3.29	Shareholder List
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(xviii)	Capital Expenditures
Schedule 5.2(b)(xxv)	Changes to Investment Securities Portfolio
Schedule 5.6(b)	Employment Agreements
Schedule 10.5	Termination of Employment and Change in Control Agreements

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of January 19, 2012 is by and among Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), Prosperity Bank (“Prosperity Bank”), a Texas banking association and wholly owned subsidiary of Prosperity, and The Bank Arlington (the “Bank”), a Texas banking association located in Arlington, Texas.

WHEREAS, the Bank desires to affiliate with Prosperity and Prosperity Bank, and Prosperity and Prosperity Bank desire to affiliate with the Bank by merging the Bank into Prosperity Bank, with Prosperity Bank as the surviving entity (the “Merger”); and

WHEREAS, the respective Boards of Directors of Prosperity, Prosperity Bank and the Bank believe that the acquisition of the Bank by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the respective Boards of Directors of Prosperity, Prosperity Bank and the Bank have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, each of the members of the Board of Directors and certain officers of the Bank has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she agrees to vote the shares of Bank Stock beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

INTRODUCTION

This Agreement provides for the Merger of the Bank with and into Prosperity Bank, with Prosperity Bank as the surviving entity, all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of capital stock of the Bank (“Bank Stock”) shall be exchanged for such consideration as set forth in this Agreement.

I. THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), the Bank shall be merged with and into Prosperity Bank (which, as the surviving bank, is hereinafter referred to as “Surviving Bank” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Section 32.301 of the Texas Finance Code and Chapter 10 of the Texas Business Organizations Code (“TBOC”).

Section 1.2. Articles of Association, Bylaws and Facilities of Surviving Bank. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Association of Surviving Bank shall be the Articles of Association of Prosperity Bank as in effect at the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Association of Surviving Bank, the Bylaws of Surviving Bank shall be the Bylaws of Prosperity Bank as in effect at the Effective Time. Unless and until changed by the Board of Directors of Surviving Bank, the main office of Surviving Bank shall be the main office of Prosperity Bank as of the Effective Time. The established offices and facilities of the Bank immediately prior to the Merger shall become established offices and facilities of Surviving Bank. Until thereafter changed in accordance with law or the Articles of Association or Bylaws of Surviving Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of the Bank and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Surviving Bank and shall be as effective and binding thereon as the same were with respect to the Bank and Prosperity Bank, respectively, as of the Effective Time.

Section 1.3. Board of Directors and Officers of Surviving Bank. At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Association or Bylaws of Surviving Bank, the members of the Board of Directors of Prosperity Bank at the Effective Time shall be the Board of Directors of Surviving Bank. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Association or Bylaws of Surviving Bank, the officers of Prosperity Bank immediately prior to the Effective Time shall be the officers of Surviving Bank.

Section 1.4. Effect of Merger. At the Effective Time, the corporate existence of the Bank and Prosperity Bank shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Surviving Bank, and Surviving Bank shall be deemed to be a continuation in entity and identity of the Bank and Prosperity Bank. All rights, franchises and interests of the Bank and Prosperity Bank, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Bank by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC.

Section 1.5. Liabilities of Surviving Bank. At the Effective Time, Surviving Bank shall be liable for all liabilities of the Bank and Prosperity Bank. All debts, liabilities, obligations and contracts of the Bank and of Prosperity Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Bank or Prosperity Bank, as the case may be, shall be those of Surviving Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Bank or Prosperity Bank shall be preserved unimpaired subsequent to the Merger.

Section 1.6. Approvals and Notices. This Agreement shall be submitted to the shareholders of the Bank and the sole shareholder of Prosperity Bank in accordance with the terms of this Agreement, the applicable provisions of law and the respective Articles of Association and Bylaws of the Bank and Prosperity Bank. The Bank and Prosperity Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”) and the Texas Department of Banking (“TDB”).

Section 1.7. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this

Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8. Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of the Bank as a result of such modification, (ii) the consideration to be paid to holders of Bank Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

II. CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1. Merger Consideration.

(a) Unless otherwise adjusted as provided in Sections 2.2(b), 2.2(c), 2.2(d) or 2.3 hereof, each share of Bank Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.4 hereof)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive a number of shares of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”) equal to the quotient rounded to the nearest ten thousandth (the “Exchange Ratio”) obtained by dividing 138,600 (the “Stock Consideration”) by the number of shares of Bank Stock outstanding immediately prior to the Effective Time (“Bank Closing Shares”), plus cash in lieu of any fractional share (calculated in accordance with Section 2.1(c) below) of Prosperity Common Stock (together with any cash consideration to be paid pursuant to Section 2.2(b) or 2.2(c) hereof (the “Cash Consideration”), the “Merger Consideration”). At the Effective Time, all such shares of Bank Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) Each share of Bank Stock held in the treasury of the Bank immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Bank Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price (as defined in Section 2.2(e) hereof) by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

(d) Each outstanding and unexercised option and warrant to acquire a share of Bank Stock immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto. Prosperity shall not assume any outstanding option or warrant to acquire Bank Stock; and none of the outstanding options or warrants shall be converted to, or represent the right to acquire, Prosperity Common Stock.

Section 2.2. Adjustment to Exchange Ratio.

(a) The aggregate number of shares of Prosperity Common Stock to be exchanged for each share of Bank Stock shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

(b) In the event the Average Closing Price shall be:

(i) less than $37.19; and

(ii) the percentage difference between:

(A) $41.32 (the average of the Closing price of Prosperity Common Stock for the ten (10) consecutive trading days ending on and including January 11, 2012) and (B) the Average Closing Price

is not equal to at least 95% of the percentage difference between:

(Y) $41.11 (the average of the closing price of the KBW Bank Index for the ten (10) consecutive trading days ending on and including January 11, 2012 and (z) the average of the closing price of the KBW Bank Index (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the ten (10) consecutive trading days ending on and including the fifth trading day preceding the Closing Date, then the Bank may give notice of its intent to terminate this Agreement as provided in Section 9.1(e) hereof; subject to Prosperity’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an amount of Cash Consideration so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than $5,154,257. If Prosperity elects to make the Walkaway Counter Offer (as defined in Section 9.1(e)), it shall give prompt written notice to the Bank of such election (the “Walkaway Counter Offer Notice”). The Walkaway Counter Offer Notice, if given, shall set forth the amount of the Cash Consideration and shall include a calculation of the adjusted Merger Consideration. Any references in this Agreement to “Merger Consideration” shall thereafter be deemed to refer to the Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Officer Notice.

(c) Notwithstanding Section 2.2(b), in the event the Average Closing Price shall be less than $28.86, without regard to the performance of the KBW Bank Index, then the Bank may give notice of its intent to terminate this Agreement following the procedure outlined in Section 9.1(e) hereof, subject to Prosperity’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an amount of Cash Consideration so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than $4,000,000, following the procedures outlined in Section 2.2(b) and Section 9.1(e) hereof.

Notwithstanding the adjustments provided for in Sections 2.2(b) and 2.2(c), in no event shall Prosperity pay Cash Consideration in an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a)of the Code.

(d) In the event the Average Closing Price of Prosperity Common Stock shall be greater than $45.45, Prosperity shall decrease the Exchange Ratio so that as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no more than $6,299,647. Upon the occurrence of any adjustment pursuant to this Section 2.2(d), any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to such adjustment.

(e) “Average Closing Price” of Prosperity Common Stock shall be the average of the closing price per share of Prosperity Common Stock on the New York Stock Exchange (“NYSE”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the ten (10) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

Section 2.3. Adjustment to Merger Consideration for Equity Capital.

(a) In the event that the Bank’s Equity Capital (as defined below) on the Closing Date shall be less than $4,000,000, the Merger Consideration, as may have been adjusted pursuant to Sections 2.2(b), 2.2(c) or 2.2(d) hereof, will be reduced by an amount equal to the difference between $4,000,000 and the Bank’s Equity Capital on the Closing Date. Any reduction will first be made to the Cash Consideration, if any, and then to the value of the Stock Consideration by subtracting (i) the quotient of such deficiency divided by the Average Closing Price (rounded to the nearest whole number) from (ii) the 138,600 shares of Prosperity Common Stock that comprise the Stock Consideration.

(b) For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Bank, excluding unrealized securities gains or losses, as determined pursuant to generally accepted accounting principles (“GAAP”). For purposes of calculating Equity Capital, the Bank shall include adjustments made for certain extraordinary items related to the Merger, this Agreement and the transactions contemplated hereby, including, but not limited to deductions for (i) the after-tax amount of any fees and commissions payable to any broker, finder or investment banking firm in connection with this Agreement and the transactions contemplated hereby, (ii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement and the transactions contemplated hereby, (iii) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Bank’s insurance policies pursuant to Section 5.9 hereof, (iv) the estimated after-tax amount of any penalty or liquidated damages associated with the termination of the Bank’s contracts with any provider of electronic banking and data processing services prior to or following the Closing Date, (v) the after-tax amount of any payments to be made by the Bank pursuant to any existing employment agreements, change in control agreements, salary continuation agreements or other similar agreements or severance, retention or bonus arrangements between the Bank and any other person, including but not limited to those pursuant to Section 10.5 hereof, (vi) the after-tax amount of any cost to fully fund and liquidate all employee benefit and retirement plans, and (vii) any amount required to be added to the Bank’s allowance for loan losses pursuant to Section 5.10 hereof.

Section 2.4. Dissenting Shares. Each share of Bank Stock issued and outstanding immediately prior to the Effective Time, the holder of which has voted against the approval of this Agreement and the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.5. Exchange of Shares.

(a) Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the “Exchange Agent”) (i) certificates representing shares of Prosperity Common Stock and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Cash Consideration, if any, as may be adjusted pursuant to Sections 2.2(b), 2.2(c) and 2.3 hereof, (B) to holders of Dissenting Shares pursuant to Section 2.4 hereof, if any, and (C) to holders of a fraction of a share of Prosperity Common Stock pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, with the intent to be within eight (8) business days thereafter, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of Bank Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Prosperity Common Stock provided in Section 2.1 hereof, as may be adjusted pursuant to Sections 2.2 and 2.3 hereof, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1, as may be adjusted. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and a duly executed letter of transmittal to the Exchange Agent in accordance with this Section 2.5. After the surrender of a Certificate and a duly executed letter of transmittal in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of the Bank shall be closed and there shall be no transfers on the stock transfer books of the Bank of the shares of Bank Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.5.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Bank for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.5 shall be returned to Prosperity upon demand, and any shareholders of the Bank who have not theretofore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(g) None of Prosperity, Prosperity Bank, the Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Bank Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank represents and warrants to Prosperity as set forth below. On or prior to the date hereof, the Bank has delivered to Prosperity disclosure schedules (“Disclosure Schedules”) referred to in this Article III. The Bank agrees that two (2) business days prior to the Closing it shall provide Prosperity with supplemental Disclosure

Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to two (2) business days prior to the date of Closing.

Section 3.1. Organization.

(a) The Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and TDB. The Bank does not have “trust powers” and does not conduct trust activities.

(b) The Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it.

(c) True and complete copies of the Articles of Association and Bylaws of the Bank, each as amended to date, have been delivered or made available to Prosperity.

(d) The Bank (i) does not have any Subsidiaries or Affiliates (each as defined in Section 13.1 hereof), (ii) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Bank.

(e) The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2. Capitalization.

(a) The authorized capital stock of the Bank consists of 3,000,000 shares of common stock, $1.00 par value, 645,659 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) Except as set forth on Schedule 3.2(b), there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person.

(c) Except as set forth on Schedule 3.2(c), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Bank to issue any authorized and unissued Bank Stock.

(d) The Bank does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than the Voting Agreement and Irrevocable Proxy attached hereto as Exhibit A, to the knowledge of the Bank, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Bank Stock.

Section 3.3. Approvals; Authority.

(a) The Bank has full corporate power and authority to execute and deliver this Agreement (and any related documents), and the Bank has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of the Bank. The Board of

Directors of the Bank has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Bank and its shareholders, and has directed that the Agreement be submitted to the Bank’s shareholders for approval and adoption. Except for the approval of the shareholders of the Bank, no further actions or corporate proceedings on the part of the Bank are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Bank and is a duly authorized, valid, legally binding agreement of the Bank enforceable against the Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4. Investments. The Bank has furnished to Prosperity a complete list, as of December 31, 2011, of all securities, including municipal bonds, owned by the Bank (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by the Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of the Bank equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5. Financial Statements.

(a) The Bank has furnished or made available to Prosperity true, correct and complete copies of its (i) audited balance sheets as of December 31, 2010 and 2009, and the related statements of income and statements of changes in shareholders’ equity and cash flows for the years ended December 31, 2010, 2009 and 2008, accompanied by the report thereon of the Bank’s independent auditors (the “Annual Financial Statements”) and (ii) unaudited balance sheets and related statements of income and statements of changes in shareholders’ equity and cash flows as of and for the nine months ended September 30, 2011 (the “Interim Financial Statements”). The Bank has also delivered to Prosperity a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank with the appropriate regulatory authorities for each of the periods during the three years ended December 31, 2010 and for the nine months ended September 30, 2011. The Annual Financial Statements, Interim Financial Statements and Call Reports referred to in this Section 3.5(a) are collectively referred to in this Agreement as the “Bank Financial Statements.”

(b) The Annual Financial Statements and Interim Financial Statements fairly present the financial position of the Bank and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis, except that the Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end adjustments. The Call Reports, as the same may have been amended, fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities. The 2011 Financial Statements (as defined in Section 5.15 hereof), when delivered, will fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Bank Financial Statements, the 2011 Financial Statements and as of the date of this Agreement, the Bank did not have any material liabilities, fixed or contingent, except as fully set forth or provided for in such Bank Financial Statements, the 2011 Financial Statements or otherwise disclosed in this Agreement.

Section 3.6. Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Bank (together, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. The Bank has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of the Bank (including loans that will be outstanding if it advances funds it is obligated to advance).

(c) The allowance for loan losses shown on the Bank Financial Statements as of September 30, 2011 was, and the allowance for loan losses to be shown on any financial statements of the Bank or Call Reports of the Bank as of any date subsequent to the dates of the Bank Financial Statements will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.7. Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), the Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Bank, or any 10% or more shareholder of the Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Bank including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Bank and which violation could have a Material Adverse Effect on the Bank.

(b) Schedule 3.7(b) contains the “watch list of loans” of the Bank (“Watch List”) as of December 31, 2011. To the knowledge of the Bank, there is no other loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Bank’s ordinary course of business and consistent with safe and sound banking principles.

Section 3.8. Real Property Owned or Leased.

(a) Schedule 3.8(a) contains a true, correct and complete list of all real property owned or leased by the Bank, including non-residential other real estate (the “Bank Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.8(a), title insurance policies for the owned real property referred to in Schedule 3.8(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

(b) No lease or deed with respect to any Bank Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Bank Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of the Bank is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Bank or, to the knowledge of the Bank, the other party thereunder and there are no allegations or assertions of such by any party under such agreement or, to the knowledge of the Bank, any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) None of the buildings and structures located on any Bank Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Bank Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Bank. No condemnation proceeding is pending or, to the Bank’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Bank Real Property in the manner in which it is currently being used.

(d) The Bank has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Bank Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of the Bank are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.9. Personal Property. The Bank has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Bank Personalty”), free and clear of all liens, charges or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Bank Personalty. Subject to ordinary wear and tear, the Bank Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.10. Environmental Laws. The Bank and any properties or business owned or operated by the Bank, whether or not held in a fiduciary or representative capacity, are in material compliance with all Environmental Laws (as defined below) and permits thereunder. The Bank has not received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and it is not subject to any claim or lien under any Environmental Laws. No Bank Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Bank, or owned, operated or leased by the Bank within the ten years preceding the date of this Agreement has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or, to the knowledge of the Bank, has been the site of any release of any Hazardous Materials. To the knowledge of the Bank, (A) no asbestos was used in the construction of any portion of any Bank Real Property and (B) no real property currently owned by it is, or has been, a heavy industrial site or landfill. There are no underground storage tanks at any properties owned or operated by the Bank and no underground storage tanks have been closed or removed from any properties owned or operated by the Bank.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the

Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Bank in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.11. Litigation and Other Proceedings. Except as set forth in Schedule 3.11, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of the Bank, threatened before any court or administrative body in any manner against the Bank, or any of their respective properties or capital stock. The Bank will notify Prosperity promptly in writing of any such proceedings threatened or instigated against the Bank, or any officer or director thereof subsequent to the date of this Agreement. To the Bank’s knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on the Bank or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. The Bank is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.12. Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Bank is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b) The Bank has filed all Tax Returns that it was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which the Bank is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Bank and any affiliated, consolidated, combined or unitary group of which the Bank is or was a member (whether or not shown on any Tax Return) have been paid. Except as set forth in Schedule 3.12(b), the Bank is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Bank does not file Tax Returns that the Bank is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Bank to pay any Tax.

(c) The Bank has collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Bank either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of the Bank has knowledge based upon personal contact with any agent of such authority. Schedule 3.12(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Bank for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Bank has made available to Prosperity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Bank with respect to all taxable periods that are still open under the applicable statute of limitations.

(e) The Bank has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Bank has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Bank has not participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6011, 6111 and 6112 of the Code. If the Bank has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations. Except as set forth in Schedule 3.12(f), the Bank (i) is not a party to any Tax allocation or sharing agreement, (ii) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (iii) has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The Bank has not been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h) Neither the Bank nor Prosperity will be required to include any item of income in, nor will the Bank or Prosperity be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any of the following as they may relate to the Bank: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) The Bank has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) The Bank is not required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

(k) The unpaid Taxes of the Bank (i) did not, as of September 30, 2011, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Bank Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Bank in filing its Tax Returns.

Section 3.13. Contracts and Commitments.

(a) Except as set forth in Schedule 3.13, the Bank is not a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.21 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.20(a);

(iii) except as set forth in Schedule 3.8(a), any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Bank;

(viii) note, debenture, agreement, contract or indenture related to the borrowing by the Bank of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Bank or holder of ten percent (10%) or more of the issued and outstanding Bank Stock, or any affiliate of such person;

(xi) agreement with any executive officer or director of the Bank or holder of ten percent (10%) or more of the issued and outstanding Bank Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xii) contracts, other than the foregoing, with payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xiii) any agreement containing covenants that limit the ability of the Bank to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Bank (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency);

(xiv) any data processing services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less; or

(xv) any agreement pursuant to which the Bank may become obligated to invest in or contribute capital to any entity.

(b) Each contract or commitment set forth in Schedule 3.13 is valid and binding on the Bank and enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. The Bank has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any indenture, mortgage, contract, lease or other agreement to which the Bank is a party or by which the Bank is bound or under any provision of its Articles of Association or Bylaws. A true and complete copy of each contract or commitment set forth in Schedule 3.13 has been delivered or made available to Prosperity.

Section 3.14. Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including BOLI) owned or held by or on behalf of either the Bank (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductibles, type of insurance, effective and termination dates and any pending claims thereunder is set forth in Schedule 3.14(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Bank (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Bank is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Bank in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Bank an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. The Bank is not in default under any such policy or bond, and all material claims thereunder have been filed. The Bank has not been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.15. No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the Articles of Association or Bylaws of the Bank, (b) assuming all required shareholder and regulatory approvals and consents are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Bank or any of its properties or assets or (c) assuming all consents of the third parties set forth in Schedule 3.15 are duly obtained, violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Bank to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Bank is a party, or by which any of its properties or assets may be bound or affected, except with respect to clauses (b) and (c) only, for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on the Bank.

Section 3.16. Compliance with Laws and Regulatory Filings.

(a) The Bank is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to it. Except for approvals by regulatory authorities having supervisory jurisdiction over the Bank and the consents of the third parties set forth in Schedule 3.15, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of the Bank in connection with the execution, delivery and performance by the Bank of this Agreement and the transactions contemplated hereby or the resulting change of control of the Bank except for certain instruments necessary to consummate the Merger contemplated hereby.

(b) The Bank has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over the Bank, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the knowledge of the Bank, investigation into the business or operations of the Bank. There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank.

Section 3.17. Regulatory Actions and Approvals. There are no actions or proceedings pending or, to the knowledge of the Bank, threatened, against the Bank by or before any regulatory authority having jurisdiction over the Bank. The Bank is not subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. The Bank does not know of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, nor does the Bank have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 3.18. Absence of Certain Changes. Since September 30, 2011 (a) the Bank has conducted its business in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Bank.

Section 3.19. Employment Relations. The relations of the Bank with its employees is satisfactory. The Bank has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. The Bank has complied with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to the Bank that the Bank is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.20. Compensation and Benefit Plans.

(a) Schedule 3.20(a) lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of the Bank or any of its ERISA Affiliates (as defined below) (including service providers provided to the Bank through a contractual arrangement with a third-party professional employer organization (“Bank PEO”)) including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Bank Plan”). Schedule 3.20(a) identifies the Bank Plans for which the Bank is the plan sponsor (“Bank Employee Plans”) and the Bank Plans for which a Bank PEO is the plan sponsor (“Bank PEO Plans”). “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Bank, or that is a member of the same “controlled group” as the Bank pursuant to Section 4001(a)(14) of ERISA. The Bank has no liability or contingent liability with respect to any Bank PEO Plan.

(b) The Bank has delivered to Prosperity: (i) correct and complete copies of all documents setting forth the terms of each Bank Employee Plan, including all amendments thereto and all related trust documents and insurance policies; (ii) the three most recent actuarial reports and annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Bank Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Bank Employee Plan; (iv) all employee handbooks and other policies delivered or made available to employees and other service providers; and (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Bank Employee Plan intended to be qualified under Section 401(a) of the Code. The Bank has delivered to Prosperity summaries and descriptions of all Bank PEO Plans.

(c) There is no pending or, to the knowledge of the Bank, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Bank Employee Plan. All of the Bank Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and all Bank Employee Plans have been operated in compliance with their terms. There has occurred no “prohibited transaction” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) with respect to the Bank Employee Plans which is likely to result in the imposition of any penalties or taxes upon the Bank or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. Neither the Bank, any ERISA Affiliate, nor any of their current or former directors, officers, employees or any other “fiduciary” within the meaning of ERISA Section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, or has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Bank Employee Plan. All contributions, premiums or other payments required by law or by any Bank Employee Plan (i) that are due on or before the Closing have been paid or will be paid prior to the Closing, and (ii) that have accrued on or before the Closing have been or will be paid or properly accrued at the Closing. Neither the Bank nor any ERISA Affiliate has ever incurred any penalty or tax with respect to any Bank Employee Plan under Section 502(i) or 502(l) of ERISA or Section 4971 or 4975 through 4980 of the Code.

(d) The Bank has no obligations for post-retirement or post-employment benefits under any Bank Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws (“COBRA”), the cost of which is borne by the insured individuals. Each Bank Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been operated in compliance with COBRA. Each Bank Employee Plan can be terminated upon 60 days’ notice or less without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits, except as required by law. Each Bank Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and is the subject of a favorable determination or opinion letter from the IRS with respect to its qualified status, and no event or circumstance has occurred or exists that would disqualify any such Bank Employee Plan.

(e) Neither the Bank nor any ERISA Affiliate has ever had any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither the Bank nor any ERISA Affiliate has ever sponsored, maintained or contributed to any employee benefit plan that is subject to Title IV of ERISA. Neither the Bank nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA, and no condition or set of circumstances exists that presents a risk to the Bank or any ERISA Affiliate of incurring liability under Title IV of ERISA.

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Bank Employee Plan, that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or a trust with respect to any employee or other person. No payment made as a result of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Except as set forth on Schedule 3.20(g), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of the Bank or any ERISA Affiliate.

Section 3.21. Deferred Compensation and Salary Continuation Arrangements. Schedule 3.21 contains a list of all non-qualified deferred compensation and salary continuation arrangements of the Bank, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Closing Date, will be, fully accrued for on the Bank Financial Statements. Each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.22. Brokers, Finders and Financial Advisors. Other than as set forth in Schedule 3.22, neither the Bank nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.23. Accounting Controls. The Bank has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Bank; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as the Bank or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of the material properties and assets of the Bank is permitted only in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Bank; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.24. Derivative Contracts. The Bank is not a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Bank Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.25. Deposits. Except as set forth on Schedule 3.25, no deposit of the Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.26. Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC, the TDB, or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.27. Intellectual Property Rights.

(a) Schedule 3.27 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Bank or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Bank owns or has the right to use and continue to use the Intellectual Property in the operation of its business. The Bank is, to its knowledge, not infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Bank used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) The Bank is not engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of the Bank or the Surviving Bank to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.28. Fraud; Bank Secrecy Act; USA PATRIOT Act. The Bank has neither had nor suspected any incidents of fraud or defalcation during the last two years. The Bank is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, the Bank is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws.

Section 3.29. Shareholders’ List. Schedule 3.29 contains a true, correct and complete list of the holders of shares of Bank Stock as of a date within ten (10) business days prior to the date hereof, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing.

Section 3.30. SEC Status; Securities Issuances. The Bank is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by The Bank and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws or were exempt from any such registration requirements.

Section 3.31. Fiduciary Responsibilities. The Bank has performed all of its duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.32. Dissenting Shareholders. The Bank and its directors and officers have no knowledge of any plan or intention on the part of any shareholder of the Bank to make written demand for payment of the fair value of such holder’s shares of Bank Stock in the manner provided in Chapter 10, Subchapter H of the TBOC.

Section 3.33. Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Bank.

Section 3.34. Fairness Opinion. Prior to the execution of this Agreement, the Bank has received a written opinion from Commerce Street Capital, LLC dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of the Bank pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

IV. REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Bank as set forth below.

Section 4.1. Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the membership interest (“Delaware Interests”) of Prosperity Holdings of Delaware, LLC (“Delaware Company”). Delaware Company, a Delaware limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank (“Prosperity Bank Stock”). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity, Delaware Company and Prosperity Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity, Delaware Company and Prosperity Bank is in good standing under the laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Prosperity Bank does not conduct trust activities.

Section 4.2. Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 shares of Prosperity Common Stock, 47,262,368 shares of which are issued and 47,225,280 shares of which are outstanding as of the date of this Agreement, and 20,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The Delaware Company has issued and outstanding 1,000 Delaware Interests as of the date of this Agreement. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, 130,000 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Prosperity Common Stock, Delaware Interests and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Interests or the Prosperity Bank Stock, or to Prosperity’s knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3. Approvals; Authority.

(a) Each of Prosperity and Prosperity Bank has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and Prosperity Bank have full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Prosperity. The Board of Directors of Prosperity has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Prosperity and its shareholders. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Prosperity Bank. The Board of Directors of Prosperity Bank has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Prosperity and its shareholder. Except for the approval of the sole shareholder of Prosperity Bank, no further actions or corporate proceedings on the part of Prosperity Bank are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Prosperity Bank and is a duly authorized, valid, legally binding agreement of Prosperity Bank enforceable against Prosperity Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4. No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (b) assuming all required shareholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (2) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Prosperity.

Section 4.5. Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Prosperity, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions proposed by this Agreement. To Prosperity’s knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.6. Financial Statements.

(a) Prosperity has furnished or made available to the Bank true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2010 and 2009, and the related statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2010, 2009 and 2008 and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 2011, as filed with the SEC, which contain Prosperity’s unaudited consolidated balance sheets and related statements of income, statements of changes in shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, June 30 and September 30, 2011 and 2010. Prosperity has also furnished to the Bank a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Prosperity Call Reports”) filed by Prosperity Bank as of and for each period during the three years ended December 31, 2010, and for the nine months ended September 30, 2011. The financial statements referred to above included in the Annual Report on Form 10-K, the unaudited financial statements included in the Quarterly Reports on Form 10-Q and the Prosperity Call Reports are collectively referred to herein as the “Prosperity Financial Statements.”

(b) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement.

Section 4.7. Securities and Exchange Commission Reporting Obligations. Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8. Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for (a) approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, (b) the filing of the Registration Statement with the SEC, (c) the listing of the

Prosperity Common Stock to be issued to the Bank shareholders in connection with the transactions contemplated by this Agreement on the NYSE and (d) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Prosperity Common Stock to the Bank shareholders in connection with the transactions contemplated by this Agreement, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Prosperity and its Subsidiaries, true and correct in all material respects.

Section 4.9. Absence of Certain Changes. Since September 30, 2011, (a) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

Section 4.10. Regulatory Actions and Approvals. There are no actions or proceedings pending or, to the knowledge of Prosperity, threatened, against Prosperity or any Subsidiary by or before any regulatory authority having jurisdiction over Prosperity or any Subsidiary. Neither Prosperity nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. Neither Prosperity nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, nor does Prosperity or any Subsidiary have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 4.11. Environmental Laws. Prosperity and its Subsidiaries are in material compliance with all Environmental Laws and permits thereunder. Neither Prosperity nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and they are not subject to any claim or lien under any Environmental Laws.

V. COVENANTS OF THE BANK

The Bank covenants and agrees with Prosperity as follows:

Section 5.1. Approval of Shareholders of the Bank.

(a) The Bank will, as soon as practicable, take all steps under applicable law and its Articles of Association and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the Bank’s shareholders (the “Bank Shareholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Bank shall, through its Board of Directors, recommend to the holders of Bank Stock the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby, and shall not withdraw, amend or modify in a manner adverse to Prosperity the recommendation of the Board of Directors of the Bank. The Bank will use reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by such shareholders, the Bank will take all reasonable actions to aid and assist in the consummation of the Merger, and will use reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Prosperity reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2. Activities of the Bank Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Bank shall:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use reasonable best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over the Bank, (C) the institution or threat of any litigation against the Bank or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Bank contained in this Agreement to be untrue in any material respect or (3) a Material Adverse Effect on the Bank; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Bank or Prosperity to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Effective Time, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by law or regulation or (iii) to the extent Prosperity consents in writing, the Bank shall not:

(i) adjust, split, combine or reclassify any of the Bank Stock;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $50,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Bank; provided, that in the event that the Bank desires to make or renew any such loan which would exceed $50,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Bank via e-mail transmission within two (2) business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Bank with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, shareholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(iv) grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) grant any retention, severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Bank, either individually or as part of a class of similarly situated persons;

(viii) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(ix) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Bank Stock, including the declaration or payment of any dividend after September 30, 2011, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Bank Stock;

(x) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xi) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement prior to notice to and consultation with Prosperity;

(xii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiii) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Bank’s past practices and safe and sound banking practices;

(xiv) charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off;

(xv) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvi) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xvii) amend or change any provision of the Articles of Association, Bylaws or other governing documents of the Bank;

(xviii) make any capital expenditure which would exceed an aggregate of $25,000, except pursuant to commitments made prior to the date of this Agreement and set forth in Schedule 5.2(b)(xviii);

(xix) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xx) prepay any indebtedness or other similar arrangements so as to cause the Bank to incur any prepayment penalty thereunder;

(xxi) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiii) amend any Bank Employee Plan, other than as required to maintain the tax qualified status of such plan;

(xxiv) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 in the aggregate or impose any material restriction on the operations of the Bank;

(xxv) make any changes to its investment securities portfolio from that as of September 30, 2011, or the manner in which the portfolio is classified or reported; provided, however, that the Bank may sell its investment securities; or

(xxvi) agree to do any of the foregoing.

Section 5.3. Access to Properties and Records.

(a) To the extent permitted by applicable law, the Bank shall upon reasonable notice from Prosperity to the Bank to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access to the properties, books and records of the Bank during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Bank, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Bank as Prosperity shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Bank will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of the Bank and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to the Bank all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4. Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law, the Bank will furnish Prosperity with all information concerning the Bank required for inclusion in any application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and any filings with the SEC and any applicable state securities authorities. The Bank will fully cooperate with Prosperity in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. The Bank agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Bank contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Bank contained in such document or draft was furnished by the Bank expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Bank expressly for use therein.

(b) None of the information relating to the Bank that is provided by the Bank for inclusion in (i) the Proxy Statement (as defined in Section 6.2 hereof) to be prepared in accordance with the Bank’s Articles of Association, Bylaws and applicable law and mailed to the Bank’s shareholders in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Bank Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Bank’s shareholders, at the time of the Bank Shareholder Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined in Section 6.2) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5. Standstill Provision.

(a) Neither the Bank nor any its directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 9.3(d)); (ii) approve, endorse or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement (as defined in Section 9.3(c)) relating to any Acquisition Proposal; or (iv) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Bank or any of its representatives receives an unsolicited bona fide Acquisition Proposal prior to the Bank Shareholder Meeting that the Board of Directors of the Bank has (i) determined in its good faith judgment (after consultation with the Bank’s financial advisors set forth on Schedule 3.22 or a nationally recognized investment firm (the “Financial Advisor”), and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in Section 9.3(f)); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (iii) obtained from such person or entity an executed confidentiality agreement, then the Bank or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c) The Bank agrees to notify Prosperity orally immediately, and in writing within one (1) business day, after receipt of any unsolicited inquiries or Acquisition Proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such Acquisition Proposal, request or inquiry. The Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any proposals for any of the foregoing transactions. The Bank will take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6. Additional Agreements.

(a) The Bank will deliver to Prosperity, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit A executed as of the date hereof by each director and certain officers of the Bank.

(b) The Bank will deliver to Prosperity, contemporaneously with the execution of this Agreement, employment agreements executed by each of the persons listed on Schedule 5.6(b), which employment agreements shall not become effective until the Effective Time.

(c) The Bank will deliver to Prosperity, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit B, executed by each of the directors of the Bank who does not deliver an employment agreement pursuant to Section 5.6(b), which non-competition agreements shall not become effective until the Effective Time.

Section 5.7. Termination of Data Processing Contracts. The Bank will use reasonable best efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and the Bank. Such notice and actions by the Bank will be in accordance with the terms of such data processing contracts.

Section 5.8. Conforming Accounting Adjustments. The Bank shall, if requested by Prosperity, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Bank to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Bank (a) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, or (b) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 hereof or (c) that such adjustment has any bearing on the Merger Consideration. No adjustment required by Prosperity shall (y) require any prior filing with any governmental agency or regulatory authority or (z) violate any law, rule or regulation applicable to the Bank.

Section 5.9. Directors’ and Officers’ Liability Insurance. The Bank shall purchase for a period of not less than four (4) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance policy (or comparable coverage), (b) employment practices liability insurance and (c) current bankers blanket bond (or comparable coverage) for each of the directors and officers of the Bank currently covered under comparable policies held by the Bank.

Section 5.10. Allowance for Loan Losses. The Bank shall use reasonable best efforts to maintain its allowance for loan losses at a level equal to at least $200,000 (the “Minimum Allowance Amount”); provided, however, that if the allowance for loan losses is less than the Minimum Allowance Amount on the business day immediately prior to the Closing Date, the Bank shall take all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.11. Options and Warrants. The Bank shall either (a) cause all outstanding and unexercised stock options and warrants to be exercised, or (b) obtain the consent of all holders of outstanding and unexercised stock options and warrants for the cancellation of such option or warrant, in either case prior to the Effective Time.

Section 5.12. Attendance at Certain Bank Meetings. In order to facilitate the continuing interaction of Prosperity with the Bank, and in order to keep Prosperity fully advised of all ongoing activities of the Bank, subject to the limitation in this Section 5.12, the Bank agrees to allow Prosperity to designate two representatives (who shall be officers of Prosperity or Prosperity Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset liability management committees of the Bank. The Bank shall promptly give Prosperity prior notice by telephone of all called meetings. Such representatives shall be bound by Prosperity’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (a) matters involving this Agreement, (b) information or material which the Bank is required or obligated to maintain as confidential under applicable laws or regulations or (c) pending or threatened litigation or investigations if, in the opinion of counsel to the Bank, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of Prosperity at the Bank’s board or committee meetings under this Section 5.12 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the Bank. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Prosperity’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.13. Releases. Each of the directors and officers (with a title of Senior Vice President or above as of the date hereof) of the Bank will deliver to Prosperity, contemporaneously with the execution of this Agreement, a release in substantially the form of Exhibit C attached hereto (“Director/Officer Release”) effective as of the Effective Time releasing the Bank from any and all claims by such directors and officers (except as described in such instrument).

Section 5.14. Environmental Investigation; Rights to Terminate Agreement.

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Bank has such right (at Prosperity’s cost and expense), but not the obligation or responsibility, to inspect any Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Bank of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to the Bank for such secondary investigation, for which Prosperity agrees to afford the Bank the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate in good faith any such comments) and (iii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to the Bank of such secondary investigations, and the Bank may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) The Bank agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Bank or its agents, representatives or contractors. Prosperity agrees to indemnify and hold harmless the Bank for any claims for damage to property, or injury or death to persons, to the extent attributable to the gross negligence or willful misconduct of Prosperity or its agents, representatives or contractors in performing any Environmental Inspection or secondary investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Bank in the exercise of its sole discretion and not by Prosperity. Prosperity shall make no such report prior to Closing unless required to do so by law, and in such case will give the Bank reasonable prior notice of Prosperity’s intentions so as to enable the Bank to review and comment on such proposed report.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could have a Material Adverse Effect on the Bank; (ii) any past or present events, conditions or circumstances would require further investigation or remedial or cleanup action under Environmental Laws involving an expenditure in excess of $25,000 or that could reasonably be expected to have a Material Adverse Effect on the Bank; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Bank Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been cleaned up in accordance with applicable Environmental Law, the effect of which could reasonably be expected to have a Material Adverse Effect on the Bank; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Bank Real Property, the removal or abatement of which would have a Material Adverse Effect on the Bank. In the event Prosperity terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.14(c), Prosperity promptly shall deliver to the Bank copies of any environmental report, engineering report, or property condition report prepared by Prosperity or any third party with respect to any Bank Real Property.

(d) The Bank agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Bank Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Bank. The Bank also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity’s cost and expense, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

Section 5.15. Audited Bank Financial Statements. The Bank agrees to engage Jones Baggett LLP, independent public accountants, to conduct an audit of the Bank and to prepare statements of financial condition and related statements of income, changes in shareholders’ equity and cash flows, together with notes thereto required by GAAP, accompanied by the report (which shall contain no qualification as to scope, going concern or any other substantive matter) of Jones Baggett LLP, as of and for the year ended December 31, 2011 (the “2011 Financial Statements”). The Bank will cooperate with Jones Baggett LLP in the preparation of the audit as necessary to complete the audit, and will approve such accruals and other adjustments as may be necessary to permit the issuance of the 2011 Financial Statements. The Bank shall deliver the 2011 Financial Statements to Prosperity as soon as available, but in no event later than March  1, 2012, or such later date as the parties may agree.

VI. COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Bank as follows:

Section 6.1. Best Efforts. Within thirty (30) days following the date of this Agreement, Prosperity will prepare and file all necessary applications with the Federal Reserve, the FDIC, the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement. Prosperity will take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger. Prosperity will provide the Bank with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested.

Section 6.2. Registration Statement.

(a) Within forty-five (45) days following the date of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Bank constituting a part thereof (the “Proxy Statement”), relating to the shares of Prosperity Common Stock to be delivered to the shareholders of the Bank pursuant to this Agreement, and will use its reasonable best efforts to cause the Registration Statement to become effective. The Bank and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Bank and the meeting of the Bank’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Bank’s shareholders, at the time of the Bank Shareholder Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will not, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3. NYSE Listing. Prosperity shall file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to the Agreement included for listing on the NYSE and use its reasonable best efforts to effect said listing.

Section 6.4. Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the shareholders of the Bank pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Prosperity Common Stock to be delivered to the shareholders of the Bank pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity.

Section 6.5. Access to Properties and Records. To the extent permitted by applicable law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Bank to Prosperity to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Bank full access to the properties, books and records of Prosperity and its Subsidiaries during normal business hours in order that the Bank may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (b) furnish the Bank with such additional financial and operating data and other information as to the business and properties of Prosperity as the Bank shall, from time to time, reasonably request.

VII. MUTUAL COVENANTS OF PROSPERITY AND THE BANK

Section 7.1. Notification; Updated Disclosure Schedules. The Bank shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Bank, of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (a) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Bank and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2. Confidentiality.

(a) Prosperity and the Bank agree that terms of the Confidentiality Agreement dated November 23, 2011 between Prosperity and the Bank (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Prosperity and the Bank and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

(b) After the Effective Time, the Bank and its affiliates, officers, directors, employees and representatives shall hold in confidence all documents and information concerning Prosperity, this Agreement and the transactions contemplated hereby, unless required to disclose such information pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law.

Section 7.3. Publicity.

Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Bank shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4. Employee Benefit Plans.

(a) To the extent requested by Prosperity, the Bank shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Bank Employee Plan, or the termination of any contractual arrangement with a Bank PEO, on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date. Prosperity agrees that the employees of the Bank, including any service provider provided to the Bank through a contractual agreement with a Bank PEO, who continue their employment after the Closing Date (the “Bank Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the Bank Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Bank Employee will be entitled to credit for prior service with the Bank for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding stock incentive plans and plans described in paragraph (c) of this Section 7.4), sponsored by Prosperity or Prosperity Bank to the extent the Bank sponsored a similar type of plan in which the Bank Employees participated immediately prior to the Closing Date. To the extent permitted by such plans, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Bank Employee and their eligible dependents, unless such waiting periods or exclusions would not have been waived under the similar plans of the Bank in which such Bank Employee participated immediately prior to the Closing Date. For purposes of determining Bank Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Bank Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Bank Employee for such calendar year. Prosperity further agrees to credit each Bank Employee and his eligible dependents for the year during which coverage under Prosperity’s group health plan begins, with any deductibles already incurred by such Bank Employee during such year under the Bank’s group health plan.

(c) Each Bank Employee shall be entitled to credit for past service with the Bank for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity’s 401(k) Profit Sharing Plan) to the extent permitted by such Prosperity plans and applicable law.

(d) Notwithstanding anything herein to the contrary, for any period after the Closing Date during which a Bank Employee is covered under a Bank PEO Plan, such Bank Employee will not be eligible to participate in a similar plan sponsored by Prosperity Bank.

VIII. CLOSING

Section 8.1. Closing. Subject to the other provisions of this Article VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the later of the following dates:

(a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; and

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or the Bank, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Bank, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and the Bank shall elect whether or not such proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2. Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of the Bank and the regulatory approvals of the Federal Reserve Board, FDIC, TDB and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the TDB (“Effective Time”).

IX. TERMINATION

Section 9.1. Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of Prosperity or the Bank at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

(iii) the Effective Time shall not have occurred on or before the one hundred and eightieth (180th) day following the date of this Agreement, unless regulatory approval has not been received within the time required to consummate the Merger on or before the 180th day, in which case the Merger shall not have become effective on or before the two hundred fortieth (240th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Prosperity, Prosperity Bank and the Bank; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date; or

(iv) the approval of the shareholders of the Bank contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Bank Shareholder Meeting at which they consider the Agreement.

(b) This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of the Bank if Prosperity shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect. In the event the Board of Directors of the Bank desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the Board of Directors must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Prosperity if (i) the Bank shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Bank contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency imposes any condition or requirement which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of Prosperity, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, or (iii) any of the conditions set forth in Section 5.14(c) hereof shall have occurred. In the event the Board of Directors of Prosperity desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i) above, the Board of Directors must notify the Bank in writing of its intent to terminate stating the cause therefor. The Bank shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity, Prosperity Bank and the Bank and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated any time prior to Closing by the Board of Directors of the Bank at any time during the five-day period following the fifth trading day immediately preceding the Closing Date (the “Determination Date”), if the Average Closing Price of the Prosperity Common Stock shall be (i) less than $37.19 and the Prosperity Common Stock shall have underperformed the KBW Bank Index by more than 5% calculated in accordance with Section 2.2(b) hereof or (ii) less than $28.86 without regard to the performance of the KBW Bank Index, subject to the following. If the Bank elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Prosperity; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Prosperity shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.2(b) or 2.2(c) hereof (“Walkaway Counter Offer”). If Prosperity elects to make the Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice (as defined in Section 2.2(b) hereof) to the Bank during the five-day period following receipt of the termination notice previously sent by the Bank, whereupon such notice of termination shall be null and void and of no effect, the Bank shall no longer have the right to terminate the Agreement pursuant to this Section 9.1(e) and this Agreement shall remain in effect in accordance with its terms (except for the payment of the Cash Consideration). Any references in this Agreement to the “Merger Consideration” shall thereafter be deemed to refer to the Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice. If Prosperity declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction prior to the Determination Date, the prices for the Prosperity Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.1(e).

(f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of the Bank if prior to the Effective Time, the Bank shall have received an unsolicited, bona fide Acquisition Proposal (as defined in Section 9.3(d)) and the Bank’s Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and the Financial Advisor, that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee) is a Superior Proposal (as defined in Section 9.3(f)) and (ii) the failure to terminate this

Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that the Bank may not terminate this Agreement under this Section 9.1(f) unless:

(i) the Bank shall have provided prior written notice to Prosperity at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice shall advise Prosperity that the Board of Directors of the Bank has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Bank shall, and shall cause the Financial Advisor and outside counsel to, negotiate with Prosperity in good faith (to the extent Prosperity desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the Board of Directors of the Bank shall have considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and shall have concluded in good faith based upon consultations with the Financial Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Prosperity.

If during the Notice Period any revisions are made to the Superior Proposal and the Board of Directors of the Bank in its good faith judgment determines such revisions are material, the Bank shall deliver a new written notice to Prosperity and shall comply with the requirements of this Section 9.1(f) with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this clause (f) shall not be deemed effective until payment of the Termination Fee and/or Prosperity Expenses as required by Section 9.3.

(g) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Prosperity if (i) the Bank has breached the covenant contained in Section 5.5 in a manner adverse to Prosperity; (ii) the Board of Directors of the Bank shall have resolved to accept an Acquisition Proposal; or (iii) the Board of Directors of the Bank shall have withdrawn or modified, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Bank shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

Section 9.2. Effect of Termination. Except as provided in Section 9.3, in the event of termination of this Agreement by either Prosperity or the Bank as provided in Section 9.1 and the abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Sections 5.14, 7.2, 9.2 and 13.4 shall survive any such termination and abandonment. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3. Termination Fee and Expenses. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Bank and Prosperity agree as follows:

(a) Provided that Prosperity shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Bank specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Bank under the provisions of Section 9.1(f), then the Bank shall pay to Prosperity the sum of $250,000 (the “Termination Fee”);

(ii) Prosperity under the provisions of Section 9.1(g), then the Bank shall pay to Prosperity the Termination Fee;

(iii) either Prosperity or the Bank under the provisions of (A) Section 9.1(a)(iii), if at such time the shareholders of the Bank have not approved and adopted the Agreement and the Merger, or

(B) Section 9.1(a)(iv), if, at the time of termination, there shall exist an Acquisition Proposal with respect to the Bank, then the Bank shall pay to Prosperity all expenses incurred by Prosperity in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $100,000 (“Prosperity Expenses”); or

(iv) either Prosperity or the Bank under the provisions of (A) Section 9.1(a)(iii), if at such time the shareholders of the Bank have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, at the time of termination, there shall exist an Acquisition Proposal with respect to the Bank and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Bank enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then the Bank shall pay to Prosperity the Termination Fee, which shall be in addition to the Prosperity Expenses to be paid pursuant to Section 9.3(a)(iii).

The payment of the Termination Fee and/or Prosperity Expenses shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a). For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b) Any payment required by Section 9.3(a) shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or prior to the date of execution by the Bank of an Acquisition Agreement.

(c) For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d) For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to the Bank or publicly announced to the Bank’s shareholders) by any person (other than Prosperity or any of its Affiliates) for an Acquisition Transaction involving the Bank, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of the Bank as reflected on the Bank’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e) For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Bank by any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Prosperity or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of the Bank, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Prosperity or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Bank, or any merger, consolidation, business combination or similar transaction involving the Bank pursuant to which the shareholders of the Bank immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Bank; or (iii) any liquidation or dissolution of the Bank.

(f) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of the Bank reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Bank’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

X. CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1. Compli ance with Representations and Warranties. The representations and warranties made by the Bank in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. Prosperity shall have been furnished with a certificate, executed by an appropriate representative of the Bank and dated as of the Closing Date, to the foregoing effect.

Section 10.2. Performance of Obligations. The Bank shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate signed by an appropriate representative of the Bank to that effect.

Section 10.3. Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of the Bank which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Bank or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on the Bank.

Section 10.4. Releases. Each director and officer (with a title of Senior Vice President or above) of the Bank shall have delivered to Prosperity a Director/Officer Release.

Section 10.5. Term ination of Employment and Change in Control Agreements. Each of the employment and change in control agreements between the Bank and an officer thereof as set forth in Schedule 10.5 shall be terminated, the Bank shall pay to each such person the amount set forth in Schedule 10.5 and each such person shall have executed a termination and release agreement with respect to the termination of their respective employment or change in control agreement.

Section 10.6. Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Schedule 5.6(b) shall have entered into an employment agreement with Prosperity and/or Prosperity Bank.

(b) Each of the directors of the Bank who does not deliver an employment agreement pursuant to Section 5.6(b) shall have entered into a Director Non-competition Agreement.

Section 10.7. Shareholder Vote; Dissenters’ Rights. Each of the directors and certain officers of the Bank shall have executed and delivered a Voting Agreement, and such agreement shall be in full force and effect on and as of the Closing Date. The holders of Bank Stock shall have approved this Agreement and the transactions contemplated hereby as contemplated by Section 5.1 and no action purporting or attempting to rescind that vote shall have been taken by the Bank or its shareholders. Holders of shares representing no more than five percent (5%) of the issued and outstanding Bank Stock shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.8. Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any material contract, agreement or instrument to which the Bank is a party or by which any of its properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such material contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Bank shall have been obtained, and the Bank shall have received evidence thereof in form and substance satisfactory to it.

Section 10.9. Allowance for Loan Losses. As of the Closing Date, the Bank’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.10. Del ivery of Audited Bank Financial Statements. The 2011 Financial Statements shall have been delivered to Prosperity as required by this Agreement and the audit shall not (a) have revealed any material weaknesses in accounting controls which are mentioned in the management advisory letter from Jones Baggett LLP; (b) have required any material changes in accounting policies or estimates, including accruals with respect to loan loss reserves, from those being utilized as of December 31, 2010; or (c)  have required any material year-end adjustments.

Section 10.11. Option and Warrant Releases. The Bank shall have delivered an executed release from each holder of outstanding and unexercised stock options and warrants to acquire shares of Bank Stock in a form mutually agreed to be the Bank and Prosperity.

XI. CONDITIONS TO OBLIGATIONS OF THE BANK

The obligation of the Bank under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Bank in its sole discretion:

Section 11.1. Complian ce with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. The Bank shall be furnished with a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2. Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Bank shall have received a certificate signed by the by an appropriate representative of Prosperity to that effect.

Section 11.3. Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on Prosperity.

XII. CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY AND THE BANK

The respective obligations of Prosperity and the Bank under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and the Bank, respectively, in their sole discretion:

Section 12.1. Government A pprovals. Prosperity shall (a) have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the TDB and any other regulatory agency whose approval (or waiver thereof) must be received in order to consummate the Merger and the transactions contemplated hereby, which approvals shall not impose any restrictions on the operations of Prosperity Bank or the Surviving Bank which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of Prosperity, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, and (b) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Bank may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2. Shareholder Approval. The shareholders of the Bank shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3. Tax Opinion. The Bank shall have received an opinion of Fenimore, Kay, Harrison & Ford, LLP, and Prosperity shall have received an opinion of Bracewell & Giuliani LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Bank, Prosperity and others.

Section 12.4. Registration of Prosperity Common Stock. The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5. Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the shareholders of the Bank pursuant to this Agreement shall have been authorized for listing on the NYSE.

XIII. MISCELLANEOUS

Section 13.1. Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) “Material Adverse Effect” with respect to any party means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States and the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.

(c) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2. Nonsurvival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Bank contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 7.2, 7.4, 9.2, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3. Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Bank at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of the Bank pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4. Expenses. Except as otherwise provided in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5. Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity or Prosperity Bank:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Attention: Mr. David Zalman

With a copy to:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Fax No.: (281) 269-7222

Attention: Mr. Peter Fisher

and

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.: (713) 221-1212

Attention: Ms. Charlotte M. Rasche

If to the Bank:

The Bank Arlington

4110 S. Bowen Road

Arlington, Texas 76016

Fax No.: (817) 635-2939

Attention: Mr. Billy Allen

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP

111 Congress Avenue, Suite 820

Austin, Texas 78701

Fax No.: (512) 583-5940

Attention: Mr. Chet Fenimore

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6. Co ntrolling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7. Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10. Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.12. Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13. Gender; Plurals. Any pronoun used herein shall refer to any gender, whether masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 13.14. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.15. Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ James D. Rollins III
James D. Rollins III
President and Chief Operating Officer

PROSPERITY BANK

By:	/s/ James D. Rollins III
James D. Rollins III
President

THE BANK ARLINGTON

By:	/s/ Billy Allen
Billy Allen
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

VOTING AGREEMENT

AND IRREVOCABLE PROXY

This Voting Agreement and Irrevocable Proxy (the “Voting Agreement”), dated as of January 19, 2012, is executed by and among Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), The Bank Arlington, a Texas banking association (the “Bank”) and the persons who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

WHEREAS, concurrently herewith, Prosperity, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity, and the Bank are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Agreement”), pursuant to which the Bank will merge with and into Prosperity Bank, with Prosperity Bank as the surviving entity (the “Merger”); and

WHEREAS, the Agreement provides that all of the issued and outstanding shares of capital stock of the Bank (“Bank Stock”) (other than any Dissenting Shares, as defined in the Agreement) will be exchanged for such consideration as set forth in the Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into the Agreement, each of the directors and certain officers of the Bank and shareholders who own 10% or more of the Bank Stock, have agreed to vote his or her shares of Bank Stock in favor of approval of the Agreement and the transactions contemplated thereby; and

WHEREAS, Prosperity and the Bank are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Bank’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger;

NOW, THEREFORE, in consideration of the substantial expenses that Prosperity will incur in connection with the transactions contemplated by the Agreement and to induce Prosperity to execute the Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:

1. Each of the Shareholders hereby severally represents and warrants to Prosperity and the Bank that such Shareholder is the registered owner or beneficial owner of or has full voting power with respect to the number of the shares of Bank Stock set forth below its name on the signature page of this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Bank’s special meeting of shareholders referred to in Section 5.1 of the Agreement (the “Meeting”) any or all of his or her Shares or (b) deposit any shares of Bank Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Bank Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of the Bank for the purpose of voting to approve the Agreement and the transactions contemplated thereby.

2. Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Bank Stock acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Agreement and the transactions contemplated thereby at the Meeting and (b) against approval of any proposal made in opposition to or competition with such proposals (an “Opposing Proposal”) presented at the Meeting or any other meeting of shareholders held prior or subsequent to the Meeting. If there has been a modification or amendment to the Agreement that reduces the Merger Consideration (as defined in the Agreement), other than any adjustment to the Merger Consideration provided for in the Agreement, then this Section 2 shall be inapplicable.

3. Each Shareholder shall not invite or seek any Opposing Proposal, support (or suggest that anyone else should support) any Opposing Proposal that may be made, or ask the Bank’s Board to consider, support or seek any Opposing Proposal, or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any person that makes or is considering making an Opposing Proposal or any representative of such person after becoming aware that the person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise the Bank of each contact the Shareholder or any of the Shareholder’s representatives may receive from any person relating to any Opposing Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Opposing Proposal and will provide the Bank with all information Prosperity requests that is available to the Shareholder regarding any Opposing Proposal or possible Opposing Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Bank’s Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Prosperity’s ability to exercise any of the rights granted by the Agreement. Notwithstanding the foregoing, the Board of Directors of the Bank may comply with the provisions of Section 5.5(b), Section 5.5(c) and Article IX of the Agreement that relate to an Acquisition Proposal (as well as a Superior Proposal, as defined therein) and the provisions of this Section 3 shall not apply to such actions or inactions by the Board of Directors, as applicable.

4. In order to better effect the provisions of Section 2 hereof, each Shareholder individually and the Shareholders collectively hereby revoke any previously executed proxies and hereby constitute and appoint James D. Rollins III and Peter Fisher (individually, a “Proxy Holder”), and each of them, with or without the other, with full power of substitution, his, her and their true and lawful proxy and attorney-in-fact to vote at the Meeting all of the Shares in favor of the approval and adoption of the Agreement and the transactions contemplated thereby with such modifications to the Agreement and the transactions contemplated thereby as the parties thereto may make; provided, however, that this Section 4 shall be inapplicable if there has been a modification or amendment to the Agreement which reduces the Merger Consideration, other than any adjustment to the Merger Consideration provided for in the Agreement.

5. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner and for the purpose set forth in Section 2 hereof and shall not extend to any other matters.

6. Each Shareholder acknowledges that Prosperity and the Bank are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Bank’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section 21.369 of the Texas Business Organizations Code (“TBOC”). Each Shareholder and the Bank acknowledge that the performance of this Voting Agreement is intended to benefit Prosperity.

7. This Voting Agreement and the irrevocable proxies granted pursuant hereto shall continue in effect until the earlier to occur of (a) the termination of the Agreement in accordance with its terms or (b) the consummation of the Merger.

8. Subject to the limitations set forth herein, the vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares, and the Bank agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the authorization and approval of the Agreement as set forth in Section 2 hereof.

9. Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer of the Bank that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable). Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of the Bank.

10. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the

Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms.

11. Each Shareholder hereby (a) confirms his knowledge of the availability of the rights of dissenting shareholders under the TBOC with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Bank that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.

12. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Bank, Prosperity and each of the Shareholders.

13. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14. This Voting Agreement, together with the Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

15. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

16. Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Voting Agreement will cause Prosperity to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Prosperity shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

17. From time to time, at Prosperity’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Prosperity as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

18. This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

PROSPERITY:

PROSPERITY BANCSHARES, INC.

By:
Name:	James D. Rollins III
Title:	President and Chief Operating Officer

Address:

Prosperity Bank Plaza 4295 San Felipe Houston, Texas 77027 Attention: James D. Rollins III

BANK:

THE BANK ARLINGTON

By:
Name:	Billy Allen
Title:	President and Chief Executive Officer

Address:

4110 S. Bowen Road Arlington, Texas 76016 Attention: Billy Allen

SHAREHOLDERS:

Address for Shareholders:

4110 S. Bowen Road

Arlington, Texas 76016

Billy Allen
Number of Shares:

Cathy Allen
Number of Shares:

John O’Brien Culver, Jr.
Number of Shares:

Terri Franklin
Number of Shares:

Douglas Gilliland
Number of Shares:

Rusty LaForge
Number of Shares:

Ralph Mulkey
Number of Shares:

Robin Nicks
Number of Shares:

Jim Tipton
Number of Shares:

[Shareholder Signature Page to Voting Agreement]

Appendix B

January 19, 2012

Board of Directors

The Bank Arlington

4110 South Bowen Road

Arlington, TX 76016

Members of the Board:

Commerce Street Capital, LLC (“CSC”) has been engaged by the Board of Directors of The Bank Arlington of Arlington, Texas (the “Bank”) to issue an opinion as to the fairness, from a financial point of view, to the shareholders of The Bank Arlington with regard to a proposed Agreement and Plan of Reorganization dated January 19, 2012 (the “Agreement”).

The Agreement is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company and bank holding company registered under the Bank Holding Company Act of 1956 and the Bank, a Texas banking association located in Arlington, Texas. The Agreement provides for the merger of the Bank with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to the Agreement. In connection with the Merger, all of the issued and outstanding shares of capital stock of the Bank (“Bank Stock”) shall be exchanged for such consideration as set forth in the Agreement.

CSC reviewed the financial terms of the proposed transaction. Pursuant to the Agreement, the Bank’s shareholders will receive, in the aggregate, 138,600 shares of Prosperity common stock. Based on 645,659 shares of Bank common stock issued and outstanding holders of Bank stock will receive 0.2147 shares of Prosperity common stock, subject to adjustment, for each share they own. Using the closing price of Prosperity’s common stock of $41.97 per share on January 18, 2012, the merger consideration would equal $5,817,042 and the per share merger consideration would equal $9.01.

CSC’s Opinion is based on information furnished by the management of The Bank Arlington or obtained by CSC from published sources CSC considers relevant and reliable. CSC relied upon and assumed the accuracy and completeness of all information submitted to it or that was publicly available and has made no independent verification of this information. CSC has not conducted any valuation or appraisal of any individual assets or liabilities, nor have any such valuations or appraisals been provided to CSC. CSC relied as to all legal matters relevant to rendering our Opinion upon the advice of counsel. The management of The Bank Arlington has informed CSC that they know of no additional information that would have a material effect upon CSC’s Opinion.

In arriving at the Opinion, CSC has followed generally accepted industry practices for the valuation of commercial banks and their holding companies and has used such valuation methodologies as CSC has deemed necessary or appropriate for the purposes of this Opinion. In giving the Opinion, CSC has given consideration to

B-1

all available financial data and other relevant factors affecting the value of The Bank Arlington and Prosperity including, but not limited to, the following: (i) certain historical financial and operating data of The Bank Arlington for the period ended December 31, 2007 through December 31, 2011, (ii) certain historical financial and operating data of Prosperity for the period ended December 31, 2007 through September 30, 2011 (iii) the Regulatory Call Reports of the Bank as of September 30, 2011 and December 31, 2011 (iv) the Regulatory Call Reports of Prosperity as of June 30, 2011 and September 30, 2011 (v) the September 30, 2011 Uniform Bank Performance Report (the “UBPR”) for the Bank (vi) publicly available terms of certain transactions involving organizations comparable to the Bank and Prosperity and the consideration received for such organizations, (vii) certain publicly available information concerning the business of the Bank, Prosperity and Prosperity Bank, and of certain other companies engaged in businesses comparable to the Bank, Prosperity and Prosperity Bank, and the reported prices for certain other companies’ securities deemed comparable, (viii) the results of an analysis of the Bank’s normalized earnings (ix) other such factors as we have deemed appropriate.

Neither, Commerce Street Capital, LLC, nor the individuals involved in this Valuation have any present or contemplated future ownership interest in the Bank. CSC is acting as financial advisor to the Bank in connection with the proposed Merger and will receive fees for our services, a substantial portion of which is contingent upon the closing of the Merger. We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

Based on the foregoing and in consideration of all relevant factors, it is our Opinion, as of the date of this letter, that the Merger Consideration to be received by the shareholders of The Bank Arlington pursuant to the Merger Agreement is fair, from a financial point of view. Our Opinion is necessarily based upon the business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address The Bank Arlington shareholders’ underlying business decisions to enter into the sale.

CSC appreciates the opportunity to be of service to you in this matter.

Very truly yours,

Commerce Street Capital, LLC

By:

        Dory Wiley CPA CFA CVA RIA

        President & CEO

B-2

Appendix C

TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS,

AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Sec. 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored , as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Prosperity

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Prosperity Bancshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	List of Exhibits

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of January 19, 2012, by and among the Registrant, Prosperity Bank and The Bank Arlington (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

Exhibit(1)	Description

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Fenimore, Kay, Harrison & Ford, LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4*	Consent of Fenimore, Kay, Harrison & Ford, LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Commerce Street Capital, LLC

99.2	Form of Proxy for Special Meeting of Shareholders of The Bank Arlington

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
*	Previously filed.

(b)	Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c)	Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on February 16, 2012.

PROSPERITY BANCSHARES, INC.
(Registrant)

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Zalman David Zalman	Chairman of the Board and Chief Executive Officer (principal executive officer)	February 16, 2012

/s/ David Hollaway, CPA David Hollaway, CPA	Chief Financial Officer (principal financial officer and principal accounting officer)	February 16, 2012

* James A. Bouligny	Director	February 16, 2012

* William H. Fagan, M.D.	Director	February 16, 2012

* Leah Henderson	Director	February 16, 2012

* Ned S. Holmes	Director	February 16, 2012

Signature	Title	Date

* Perry Mueller, Jr., D.D.S.	Director	February 16, 2012

* James D. Rollins III	Director	February 16, 2012

* Harrison Stafford II	Director	February 16, 2012

* Robert H. Steelhammer	Director	February 16, 2012

* H. E. Timanus, Jr.	Director	February 16, 2012

* Ervan E. Zouzalik	Director	February 16, 2012

*	By David Zalman pursuant to the Power of Attorney executed by the directors above, which Power of Attorney has previously been filed with the Securities and Exchange Commission.

By:	/s/ David Zalman
David Zalman
Attorney-in-fact

EXHIBIT LIST

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of January 19, 2012, by and among the Registrant, Prosperity Bank and The Bank Arlington (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Fenimore, Kay, Harrison & Ford, LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4*	Consent of Fenimore, Kay, Harrison & Ford, LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Commerce Street Capital, LLC

99.2	Form of Proxy for Special Meeting of Shareholders of The Bank Arlington

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
*	Previously filed.